EXECUTION VERSION

Exhibit 10.5

UST TRANCHE B TERM LOAN CREDIT AGREEMENT

dated as of

July 7, 2020

among

YRC WORLDWIDE INC.,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME
THE LENDERS PARTY HERETO

and

THE BANK OF NEW YORK MELLON

as Administrative Agent and Collateral Agent

______________________________________________________

41112.00012

TABLE OF CONTENTS

Page

ARTICLE 1
Definitions

Section 1.01. Defined Terms	1
Section 1.02. Other Interpretive Provisions	57
Section 1.03. Certifications	59
Section 1.04. Accounting Terms	59
Section 1.05. Rounding	59
Section 1.06. References to Agreements, Laws, Etc	59
Section 1.07. Times of Day	59
Section 1.08. Timing of Payment or Performance	59
Section 1.09. Cumulative Credit Transactions	60
Section 1.10. Pro Forma Calculations	60
Section 1.11. Certain Accounting Matters	61
Section 1.12. Classification of Loans and Borrowings	61
Section 1.13. Currency Equivalents Generally	61

ARTICLE 2
The Credits

Section 2.01. UST Tranche B Term Loan Commitments	62
Section 2.02. Loans	62
Section 2.03. Borrowing and Disbursement Procedure	63
Section 2.04. Evidence of Debt; Repayment of Loans	64
Section 2.05. Fees	64
Section 2.06. Interest on Loans	65
Section 2.07. Default Interest	65
Section 2.08. [Reserved]	65
Section 2.09. Termination and Reduction of Commitments	65
Section 2.10. Conversion and Continuation of Borrowings	66
Section 2.11. Repayment of Term Borrowings	67
Section 2.12. Voluntary Prepayment	68
Section 2.13. Mandatory Prepayments	68
Section 2.14. Pro Rata Treatment	71
Section 2.15. Sharing of Setoffs	72
Section 2.16. Payments	72
Section 2.17. [Reserved]	73
Section 2.18. Refinancing Amendments	73
Section 2.19. Extensions of Term Loans	74

ARTICLE 3
Taxes, Increased Costs Protection and Illegality

Section 3.01. Taxes	76
Section 3.02. Illegality	80
Section 3.03. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans	81

i

Section 3.04. Funding Losses	82
Section 3.05. Matters Applicable to all Requests for Compensation	82
Section 3.06. Replacement of Lenders under Certain Circumstances	84
Section 3.07. Survival	85

ARTICLE 4
Conditions Precedent to Credit Extensions

Section 4.01. Effective Date	85
Section 4.02. Initial Funding Date	86
Section 4.03. Conditions to each Funding Date after the Initial Funding Date and each Disbursement made on or after the Initial Funding Date	89

ARTICLE 5
Representations and Warranties

Section 5.01. Existence, Qualification and Power; Compliance with Laws	90
Section 5.02. Authorization; No Contravention	90
Section 5.03. Governmental Authorization; Other Consents	91
Section 5.04. Binding Effect	91
Section 5.05. Financial Statements; No Material Adverse Effect	91
Section 5.06. Compliance With Laws	92
Section 5.07. Ownership of Property; Liens	92
Section 5.08. Environmental Matters	93
Section 5.09. Taxes	93
Section 5.10. ERISA Compliance	94
Section 5.11. Subsidiaries	94
Section 5.12. Margin Regulations; Investment Company Act	94
Section 5.13. Disclosure	94
Section 5.14. Labor Matters	95
Section 5.15. Insurance	95
Section 5.16. Solvency	95
Section 5.17. No Other Borrowed Money Indebtedness	96
Section 5.18. Collateral Documents	96
Section 5.19. Compliance with Anti-Terrorism and Corruption Laws	98
Section 5.20. Real Property Permits	98
Section 5.21. Treasury Equity	98
Section 5.22. No Transaction Benefits	99
Section 5.23. Statutory Conflicts	99

ARTICLE 6

Affirmative Covenants

Section 6.01. Financial Statements, Reports, Etc	99
Section 6.02. Certificates; Other Information	101
Section 6.03. Notices	104
Section 6.04. Payment of Taxes	105
Section 6.05. Preservation of Existence, Etc	105
Section 6.06. Maintenance of Properties	105

Section 6.07. Maintenance of Insurance	105
Section 6.08. Compliance with Laws	106
Section 6.09. Books and Records	107
Section 6.10. Inspection Rights	107
Section 6.11. Additional Collateral; Additional Guarantors	107
Section 6.12. Compliance with Environmental Laws	109
Section 6.13. Further Assurances and Post-Closing Conditions	109
Section 6.14. [Reserved]	109
Section 6.15. Maintenance of Ratings	110
Section 6.16. Use of Proceeds	110
Section 6.17. Compliance with Regulations	110
Section 6.18. Equity Issuance	110
Section 6.19. Treasury Access	110
Section 6.20. Reconciliation Top-Up	110

ARTICLE 7
Negative Covenants

Section 7.01. Liens	111
Section 7.02. Investments	115
Section 7.03. Indebtedness	119
Section 7.04. Fundamental Changes	122
Section 7.05. Dispositions	124
Section 7.06. Restricted Payments	127
Section 7.07. Change in Nature of Business; Organization Documents	129
Section 7.08. Transactions with Affiliates	129
Section 7.09. Burdensome Agreements	129
Section 7.10. Financial Covenant	131
Section 7.11. Minimum Liquidity	131
Section 7.12. Fiscal Year	131
Section 7.13. Prepayments, Etc. of Indebtedness	131

ARTICLE 8
Events of Default and Remedies

Section 8.01. Events of Default	132
Section 8.02. Remedies Upon Event of Default	136
Section 8.03. Exclusion of Immaterial Subsidiaries	136
Section 8.04. Application of Funds	136

ARTICLE 9
The Administrative Agent and the Collateral Agent

ARTICLE 10
Miscellaneous

Section 10.01. Notices; Electronic Communications	142
Section 10.02. Survival of Agreement	145
Section 10.03. Binding Effect	146
Section 10.04. Successors and Assigns	146

Section 10.05. Expenses; Indemnity	150
Section 10.06. Right of Setoff	153
Section 10.07. Applicable Law	154
Section 10.08. Waivers; Amendment	154
Section 10.09. Interest Rate Limitation	156
Section 10.10. Entire Agreement	157
Section 10.11. WAIVER OF JURY TRIAL	157
Section 10.12. Severability	157
Section 10.13. Counterparts; Electronic Signatures	157
Section 10.14. Headings	158
Section 10.15. Jurisdiction; Consent to Service of Process	158
Section 10.16. Confidentiality	158
Section 10.17. Lender Action	159
Section 10.18. USA PATRIOT Act Notice	159
Section 10.19. Collateral And Guaranty Matters	159
Section 10.20. Limitation on Liability	160
Section 10.21. Payments Set Aside	161
Section 10.22. No Advisory or Fiduciary Responsibility	161
Section 10.23. Intercreditor Agreements	162
Section 10.24. Alternative Interest Rates	163
Section 10.25. Investment Purpose	165

ARTICLE 11
Guarantee

Section 11.01. The Guarantee	165
Section 11.02. Obligations Unconditional	165
Section 11.03. Certain Waivers	166
Section 11.04. Reinstatement	167
Section 11.05. Subrogation; Subordination	167
Section 11.06. Remedies	167
Section 11.07. Instrument for the Payment of Money	167
Section 11.08. Continuing Guarantee	168
Section 11.09. General Limitation on Guarantee Obligations	168
Section 11.10. Release of Guarantors	168
Section 11.11. Right of Contribution	169
Section 11.12. Additional Guarantor Waivers and Agreements	169
Section 11.13. Parallel Debt	170

ARTICLE 12
cares act requirements

Section 12.01. CARES Act Compliance	170
Section 12.02. Dividends and Buybacks	170
Section 12.03. Maintenance of Employment Levels	171
Section 12.04. United States Business	171
Section 12.05. Limitations on Certain Compensation	171
Section 12.06. Additional Defined Terms	172

SCHEDULES

1.01(a) Excluded Real Property

1.01(b) Guarantors

1.01(c)Mortgaged Properties

1.01(d)Pension Fund Entities

2.01Lenders and Commitments

4.02(b)Local Counsel Opinions

5.10(b)Multiemployer Plans

5.11Subsidiaries and Other Equity Interests

5.14Labor Matters

6.13(a) Post Closing Schedule

7.01(b)Existing Liens

7.02(e)Existing Investments

7.03(b)Existing Indebtedness

7.05(l)(i)Dispositions of Real Property

7.05(l)(ii)Dispositions of Pension Real Property

7.08Transactions with Affiliates

7.09Certain Contractual Obligations

EXHIBITS

Exhibit AForm of Administrative Questionnaire

Exhibit BForm of Assignment and Acceptance

Exhibit CForm of Request for Credit Extension

Exhibit DForm of Request for Disbursement

Exhibit EForm of Intercompany Note

Exhibit FForm of Compliance Certificate

Exhibit G-1	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships)
Exhibit G-2	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships)
Exhibit G-3	Form of United States Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships)
Exhibit G-4	Form of United States Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships)

Exhibit HForm of Solvency Certificate

Exhibit I[Reserved]

Exhibit JForm of Term Note

ANNEXES

Annex AVoting Trust Agreement

Annex BRegistration Rights Agreement

v

UST TRANCHE B TERM LOAN CREDIT AGREEMENT, dated as of July 7, 2020 (this “Agreement”), among YRC WORLDWIDE INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto from time to time, the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1), and THE BANK OF NEW YORK MELLON, as administrative agent (in such capacity, including any permitted successor or assign thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any permitted successor or assign thereto, the “Collateral Agent”) for the Lenders.

WHEREAS, the Borrower has requested that the Lenders extend credit as is permissible under the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended from time to time (the “CARES Act”) to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.

WHEREAS, pursuant to Section 4003(h)(1) of the CARES Act, for purposes of the Code, the Loans shall be treated for U.S. federal income tax purposes as indebtedness and as having been issued for their stated principal amount, and the interest payable pursuant to Section 2.06 shall be treated as qualified stated interest for U.S. federal income tax purposes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Defined Terms

.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Agent” shall mean, as the context may require, Citizens Business Capital (a division of Citizens Asset Finance, Inc., a subsidiary of Citizens, N.A.), in its capacity as administrative agent under the ABL Facility Documentation, Citizens Business Capital (a division of Citizens Asset Finance, Inc., a subsidiary of Citizens, N.A.), in its capacity as collateral agent under the ABL Facility Documentation, such agents collectively or any permitted successor or assignee administrative agent or collateral agent under the ABL Facility Documentation.

“ABL Credit Agreement” shall mean that certain asset-based revolving credit agreement dated as of February 13, 2014, among the Borrower, YRC Inc., a Delaware corporation, USF Reddaway Inc., an Oregon corporation, USF Holland LLC, a Delaware limited liability company (as successor to USF Holland, Inc., a Michigan corporation) and New Penn Motor Express, LLC, a Delaware limited liability company (as successor to New Penn Motor Express, Inc., a Pennsylvania corporation), the other subsidiaries of the Borrower party thereto, the lenders party thereto and the ABL Agent, as amended by that certain Amendment No. 1, dated September 23, 2015, Amendment No. 2, dated June 28, 2016, Amendment No. 3 and Limited Consent, dated January 30, 2018, Amendment No. 4, dated February 12, 2019, Amendment No. 5, dated September 11, 2019 and Amendment No. 6, dated July 7, 2020, and as the same may be further amended, restated, modified, supplemented, extended, renewed, restructured, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents and resulting in a financing that constitutes (or that would constitute if incurred as a new financing) a Permitted Refinancing of the ABL Facility Indebtedness), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof), in each case as and to the extent permitted by this Agreement and, if applicable, the ABL Intercreditor Agreement; provided that any such amendment, restatement, modification supplement, extension, renewal, restructuring, refunding, replacement or refinancing shall be permitted hereunder only if not less than a majority of its aggregate commitments are provided by lenders who are third party commercial banks or other financial institutions that customarily provide asset based lending credit facilities and other financial institutions consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“ABL Facility” shall mean the asset-based revolving credit facility made available to the Borrower and certain of its Subsidiaries pursuant to the ABL Credit Agreement.

“ABL Facility Documentation” shall mean the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith and including all “Loan Documents” (as defined in the ABL Credit Agreement) or similar term.

“ABL Facility Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary outstanding under the ABL Facility Documentation, including Bank Product Debt (as defined in the ABL Credit Agreement).

“ABL Intercreditor Agreement” shall mean the Amended and Restated ABL Intercreditor Agreement dated as of July 7, 2020 among the Administrative Agent and/or Collateral Agent, the ABL Agent, the Tranche B-2 Term Agent, the UST Tranche A Term Agent and the Loan Parties, and as the same may be further amended, restated, modified, supplemented, extended, renewed, restructured, waived or replaced from time to time.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Secured Parties” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” shall mean, with respect to any Refinancing Amendment or in respect of any bank, financial institution or investor not theretofor a Lender that agrees to provide an Other Term Loan pursuant thereto, provided that the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such bank, financial institution or investor as would be required under Section 10.04(b) for an assignment of Loans to such bank, financial institution or investor.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Account” means the account opened with the Administrative Agent in the name of the United States Department of the Treasury with account number 4314148400, or such other account as the Administrative Agent shall advise the Borrower and each Lender from time to time.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement, together with its successors and any replacement designated pursuant to Article 9 of this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter dated on or around the date hereof, by and between Borrower, the Collateral Agent and the Administrative Agent, as amended, amended and restated, supplemented, waived, replaced or otherwise modified from time to time.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent and approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed).

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, with respect to the Borrower and its Subsidiaries, in no case shall any Governmental Authority constitute an “Affiliate”.  “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Indemnitees” shall have the meaning assigned to such term in Section 10.05(b).

“Agent Responsible Officer” means, when used with respect to an Agent, any vice president, assistant vice president, assistant treasurer or trust officer in the corporate trust and agency administration of the Agent or any other officer of the Agent customarily performing functions similar to those performed by any of the above-designated officers, and, in each case, who shall have direct responsibility for the administration of this Agreement and also means, with respect to a particular agency matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Agents” shall have the meaning assigned to such term in Article 9.

“Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that (i) for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate published on the Bloomberg “LIBOR01” screen page (or any successor or replacement screen on such service) on such day at approximately 11 a.m. (London time) for deposits in Dollars and (ii) in no event shall the Alternate Base Rate be less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Alternative Interest Rate Election Event” shall have the meaning assigned to such term in Section 10.24.

“Applicable Margin” shall mean, with respect to any Loan, a percentage per annum equal to (a) 3.50% per annum for Eurodollar Term Loans and (b) 2.50% per annum for ABR Term Loans.

“Approved CapEx Plan” shall have the meaning assigned to such term in Section 6.02(l).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and the Borrower (such approval of the Borrower shall not be unreasonably withheld, conditioned or delayed).

“Attorney Costs” shall mean and shall include all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” shall mean the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries for the fiscal years ending December 31, 2019 and December 31, 2018 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of the Borrower and its consolidated subsidiaries.

“Availability Period” means the period following the execution and delivery of this Agreement by the parties hereto until the Maturity Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 10.24(f).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 10.24(c).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Required Lenders for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Required Lenders and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Lenders in their reasonable discretion and is available to the Administrative Agent. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Required Lenders:
(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the

Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Required Lenders in their reasonable discretion and is available to the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Required Lenders decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Required Lenders decide (or are notified by the Administrative Agent) that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Required Lenders decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark, as determined by the Required Lenders and notified to the Administrative Agent and the Borrower:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders by the Administrative Agent (acting at the direction of the Required Lenders).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark, as determined by the Required Lenders and notified to the Administrative Agent and the Borrower:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Agreement and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Agreement.

“Blocked Person” shall mean any Person that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.01.

“Borrowing” shall mean Loans of the same Class and Type made or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Subsidiary” shall mean any Subsidiary that is organized under the Laws of Canada or any state or province thereof.

“Capital Expenditures” shall mean, for any period, the aggregate of (a) all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP and (b) the value of all assets under Capitalized Leases incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that, subject to Section 1.11, for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral Account” shall mean a blocked account at a commercial bank reasonably satisfactory to the Required Lenders and the Administrative Agent, in the name of the Borrower and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)	Dollars and, to the extent consistent with past practice, Canadian Dollars;
(b)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(c)	investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, rated at least A-2 or P-2 by S&P or Moody’s;
(d)

investments in demand deposits, certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, the ABL Agent, the Tranche B-2 Term Agent, the UST Tranche A Term Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(e)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f)

investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g)

other short-term investments entered into in accordance with normal investment policies and practices of any Foreign Subsidiary consistent with past practices for cash management and constituting investments in governmental obligations and investment funds analogous to and having a credit risk not greater than investments of the type described in clauses (a) through (f) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than set forth in clause (a) above; provided that such amounts are converted into currencies listed in clause (a) within ten Business Days following the receipt of such amounts.

“Casualty Event” shall mean any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.

“CDA First Lien Obligations” shall have the meaning assigned to such term in the definition of “Net Proceeds”.

“Change of Control” shall mean:

(a)

the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), in each case other than the United States federal government or any other Governmental Authority on behalf thereof (or, in each case, any agent, trustee or other Person on behalf thereof, including, for the avoidance of doubt, any voting trust and the trustee thereof created to hold the Equity Interests for the benefit of the United States federal government or any other Governmental Authority), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(b)

occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved; or

(c)

a “change of control” (or similar event) shall occur under (i) the ABL Facility Documentation or any Permitted Refinancing thereof, (ii) the Tranche B-2 Term Loan Facility Documentation or any Permitted Refinancing thereof, (iii) the UST Tranche A Term Loan Facility Documentation or any Permitted Refinancing thereof or (iv) any other Indebtedness for borrowed money, with an aggregate principal amount (in the case of this clause (iv)) in excess of the Threshold Amount;

provided, that, notwithstanding anything in this definition to the contrary, in no event shall the Transactions constitute a Change of Control.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are UST Tranche B Term Loans, Other Term Loans or Extended Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment, Other Term Loan Commitment (and, in the case of an Other Term Loan Commitment, the Class of Term Loans to which such commitment relates), or a commitment in respect of Term Loans to be made pursuant to an Extension Offer and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Loan Commitments, Other Term Loans and Extended Term Loans that have different terms and conditions, and each tranche of Extended Term Loans, shall be construed to be in different Classes.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Collateral Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a)

on the Effective Date the Administrative Agent and the Collateral Agent shall have received each Collateral Document to the extent required to be delivered on the Effective Date pursuant to Section 4.02(d), subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party that is a party thereto;

(b)	in each case subject to the limitations and exceptions set forth in this Agreement and the Collateral Documents, the Obligations shall have been secured by:
(i)

a perfected third priority security interest (subject to Liens permitted by Section 7.01) in all personal property of the Borrower and each Guarantor consisting of all accounts receivable, cash and Cash Equivalents, deposit accounts (other than the UST Tranche B Priority Accounts (as defined in the ABL Intercreditor Agreement), the UST Tranche B Joint Accounts (as defined in the ABL Intercreditor Agreement) and the UST Tranche B Controlled Account) and supporting obligations and books and records related to the foregoing and, in each case, proceeds thereof;

(ii)	a perfected third priority pledge (subject to Liens permitted by Section 7.01) of all Equity Interests directly held by the Borrower or any Guarantor;
(iii)

with respect to each Material Real Property, (1) either (x) an amendment to the Existing Mortgage encumbering such Material Real Property (each, a “Mortgage Amendment”) amending the obligations secured thereby to include the Obligations or (y) a separate third priority mortgage, deed of trust or deed to secure debt (as applicable) (in each case, subject to Liens permitted by Section 7.01) on such Material Real Property pursuant to Mortgages that satisfy the requirements of clause (c)(i) below and (2) a perfected third priority security interest (subject to Liens permitted by Section 7.01) in all personal property relating to such Material Real Property and all fixtures thereon, provided, that, to the extent the opinion delivered to the Mortgage Collateral Agent confirms that the filing of the applicable Mortgage itself perfects the Mortgage Collateral Agent’s third priority security interest in such fixtures, no separate fixture filing shall be required; and

(iv)

within one hundred twenty (120) days following the repayment in full of the CDA First Lien Obligations (or, if the proviso to this clause (iv) applies, the date the Requisite CDA Consent is obtained, as applicable), a third priority mortgage, deed of trust or deed to secure debt (as applicable) on each Pension Real Property (such mortgage, deed of trust or deed, a “Pension Property Mortgage”) pursuant to Mortgages that satisfy the requirements of clause (c)(i) below (subject to Liens permitted by Section 7.01) and a perfected third priority security interest (subject to Liens permitted by Section 7.01) in all personal property relating to such Pension

Real Property and all fixtures thereon; provided that to the extent such Pension Property Mortgage is prohibited under the terms of the Contribution Deferral Agreement (as in effect as of the date hereof), the Loan Parties shall use commercially reasonable efforts to obtain the necessary consents under the Contribution Deferral Agreement to permit such Pension Property Mortgage (the “Requisite CDA Consent”) and if after using such commercially reasonable efforts, such consent is not obtained, the Loan Parties shall not be required to deliver such Pension Property Mortgage until all obligations under the Contribution Deferral Agreement to the extent permitted under Section 7.03(u) shall have been paid in full; and

(v)

a perfected third priority security interest (subject to Liens permitted by Section 7.01) in substantially all other personal property of the Borrower and each Guarantor (other than the UST Tranche B Only Collateral, the UST Tranche B Priority Collateral (including the UST Tranche B Priority Accounts (as defined in the ABL Intercreditor Agreement)) and UST Tranche B Joint Collateral (including the UST Tranche B Joint Accounts (as defined in the ABL Intercreditor Agreement))), including investment property, contracts, patents, copyrights, trademarks and other general intangibles (subject to a license in favor of the ABL Agent and/or the UST Tranche A Term Agent and/or the Tranche B-2 Term Agent, as applicable, to use intellectual property, subject to the ABL Intercreditor Agreement), commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing; and

(vi)

a perfected first priority security interest in the UST Tranche B Priority Collateral (including the UST Tranche B Priority Accounts (as defined in the ABL Intercreditor Agreement)) and the UST Tranche B Joint Collateral (including the UST Tranche B Joint Accounts (as defined in the ABL Intercreditor Agreement));

(vii)	a perfected first priority security interest in the UST Tranche B Only Collateral (including the UST Tranche B Controlled Account);
(c)

subject to the limitations and exceptions set forth in this Agreement and the Collateral Documents, to the extent a security interest in and mortgage lien on any Material Real Property (or, solely with respect to clause (b)(iv) above, any Pension Real Property) is required under Section 4.02, 6.11 or 6.13 (together with any Material Real Property that is subject to an Existing Mortgage, as amended by a Mortgage Amendment or by a Mortgage on the Effective Date pursuant to clause (b)(iii) above, each, a “Mortgaged Property”), the Administrative Agent and the Collateral Agent shall have received:

(i)

counterparts of either a Mortgage Amendment or a Mortgage with respect to such Real Property duly executed and delivered by the record owner of such property as filed or recorded in all filing or recording offices reasonably necessary or desirable in order to continue or create (as applicable) a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Mortgage Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Required Lenders (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Existing Mortgage as amended by a Mortgage Amendment or the Mortgage (as applicable) shall be limited to 120% (or, in the case of Real Property located in the state of New York, 100%) of the fair market value of the property at the time the Mortgage Amendment or Mortgage (as applicable) is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value);

(ii)

if a Mortgage Amendment is delivered with respect to such Real Property, a fully paid bringdown and modification endorsement to the existing lender’s title insurance policy insuring the Lien of the Existing Mortgage, and if a Mortgage is delivered with respect to such Real Property, a fully paid policy of title insurance (or marked-up title insurance commitments having the effect of a policy of title insurance) issued by the Title Company or another nationally recognized title insurance company reasonably acceptable to the Required Lenders in form and in an amount reasonably acceptable to the Required Lenders (not to exceed 100% of the fair market value of such Material Real Property (or interest therein, as applicable) covered thereby), in each case, insuring the Existing Mortgage, as amended by the Mortgage Amendment, or the Mortgage (as applicable) to be a valid, subsisting Lien on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 (such existing policies, as endorsed, or such policies (as applicable), “Mortgage Policies”), each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Required Lenders, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, customary opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent and the Required Lenders) as shall be reasonably requested by the Collateral Agent or the Required Lenders (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit (if available after the applicable Loan Party uses commercially reasonable efforts), doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions);

(iii)

either (1) an American Land Title Association/National Society for Professional Surveyors (ALTA/NSPS) form of survey for which all charges have been paid, dated a date, containing a certification and otherwise being in form and substance reasonably satisfactory to the Collateral Agent (a “Survey”) or (2) such documentation (“Other Survey Documentation”) as may be required by the Title Company to omit the standard survey exception to coverage under the Mortgage Policy with respect to such Material Real Property and issue affirmative endorsements reasonably requested by the Collateral Agent at the direction of the Required Lenders, including “same as” survey and comprehensive endorsements;
(iv)

a customary legal opinion, addressed to the Mortgage Collateral Agent, the Collateral Agent and the Secured Parties with respect to the Existing Mortgage, as amended by the Mortgage Amendment, or the Mortgage (as applicable) on such Material Real Property; provided, however, with respect to any Material Real Property as of the Effective Date, Borrower shall only be required to deliver a legal opinion if such Material Real Property is located in a Required Opinion State; and

(v)

in order to comply with the Flood Laws, the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”); (B) if any of the material improvement(s) to the improved Material Real Property is located in a special flood hazard area, a notification thereof to the Borrower (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP; (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., a countersigned Borrower Notice or return receipt of certified U.S. Mail or overnight delivery); and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which such Material Real Property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued or such other evidence of flood insurance reasonably satisfactory to the Required Lenders (any of the foregoing being “Evidence of Flood Insurance”);

(d)

after the Effective Date, each Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or 6.13; provided that, notwithstanding the foregoing provisions, any Subsidiary of the Borrower that would otherwise constitute an Excluded Subsidiary that Guarantees any ABL Facility Indebtedness, any Tranche B-2 Term Loan Facility Indebtedness, any UST Tranche A Term Loan Facility Indebtedness, any Junior Financing, Permitted Additional Debt, or any Permitted Refinancing of any Indebtedness thereof, or that is a borrower under the ABL Facility (or any Permitted Refinancing thereof), the Tranche B-2 Term Loan Facility (or any Permitted Refinancing thereof) or the UST Tranche A Term Loan Facility (or any Permitted Refinancing thereof) shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness (or is a borrower with respect thereto).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)

the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, the obtaining of title insurance with respect to or the taking of any other actions with respect to: (i) any fee owned Real Property that is not Material Real Property (other than Pension Property Mortgages solely to the extent required to be delivered pursuant to clause (b)(iv) of this definition) and any Leasehold

Property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles (other than tractors, trucks, trailers and other rolling stock) consisting of an employee or light vehicle and other assets subject to certificates of title with an individual fair market value of less than $40,000, provided that the aggregate fair market value of all assets excluded from the Collateral and Guarantee Requirement pursuant to this sub-clause (ii) of this clause (A), together with the aggregate book value of all assets excluded from the Collateral and Guarantee Requirement pursuant to sub-clause (xiv) of this clause (A), shall not exceed $5,000,000 in the aggregate at any time outstanding, (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement) of an amount less than $5,000,000 and commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $5,000,000, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable law), (v) Collateral in which pledges or security interests are prohibited or restricted by applicable law or require the consent of any governmental authority or third party, which consent has not been obtained, (vi) Margin Stock, (vii) Equity Interests in a bona fide joint venture formed after the Effective Date with any Person that is not an Affiliate of any Loan Party (but only to the extent that the organizational documents of such Subsidiaries or agreements with other equity holders prohibit or restrict the pledge thereof without the consent of the other equity holders under restrictions that are enforceable under the UCC or other applicable law and such consent has not been obtained), (viii) Equity Interests of (or held as assets by) Immaterial Subsidiaries, or captive insurance Subsidiaries, (ix) any lease, license or agreement or any property to the extent a grant of a security interest therein would violate or invalidate such lease, license or agreement or similar arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is deemed effective under the UCC or other applicable law, notwithstanding such prohibition, (x) any assets or rights subject to a purchase money security interest, Capitalized Lease or similar arrangement, other than in each case, the UST Tranche B Priority Collateral and UST Tranche B Joint Collateral, (xi) the UST Tranche A Only Collateral, (xii) any assets to the extent a security interest in such assets could result in adverse Tax consequences as reasonably determined by the Borrower, in consultation with the Required Lenders, (xiii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Federal law, (xiv) any equipment or other collateral with a net book value in an aggregate amount not to exceed $5,000,000 for all such equipment or other collateral (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement); provided that the aggregate fair market value of all assets excluded from the Collateral and Guarantee Requirement pursuant to this sub-clause (xiv), together with the aggregate net book value of all assets excluded from the Collateral and Guarantee Requirement pursuant to sub-clause (ii) of this clause (A), shall not exceed $5,000,000 in the aggregate at any time outstanding, and (xv) other assets not specifically included in the Collateral in circumstances where the cost of obtaining a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Required Lenders in consultation with the Borrower.
(B)

(i) the foregoing definition shall not require perfection by “control” except with respect to (1) Equity Interests or Indebtedness represented or evidenced by certificates or instruments and (2) deposit accounts and security accounts (which are required to be subject to Control Agreements pursuant to Section 3.04 of the Security Agreement, including the UST Tranche B Controlled Account), other than Excluded Accounts; (ii) perfection by possession or control shall not be required with respect to (x) any intercompany notes in an aggregate principal amount not to exceed $5,000,000 and (y) any other notes or other evidence of Indebtedness in an aggregate principal amount not to exceed $5,000,000; (iii) except in the case of (A) Canadian Subsidiaries, (B) Dutch Subsidiaries and (C) other Foreign Subsidiaries that are not Excluded Foreign Subsidiaries, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the United States (including the Equity Interests of any Foreign Subsidiary) or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (iv) except to the extent that perfection and priority may be achieved (w) by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, (x) with respect to Real Property and the recordation of Mortgages in respect thereof, as contemplated by clauses (b)(iii) and (c) above, (y) with respect to Equity Interests or Indebtedness, by the delivery of certificates or instruments representing or evidencing such Equity Interests or Indebtedness along with appropriate undated instruments of transfer executed in blank or (z) by notation of liens on certificate of title, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clause (A) above and this clause (B);

(C)

the Collateral Agent, acting at the direction of the Required Lenders, may grant extensions of time for the creation or perfection of security interests in, and Mortgages (or Mortgage Amendments, if applicable) on, or obtaining of title insurance policies (or title endorsements, if applicable) or taking of other actions with respect to, particular assets (including extensions beyond the Effective Date) or any other compliance with the requirements of this definition (or any similar requirements set forth herein or in any other Loan Documents) where the Required Lenders reasonably determines, in consultation with the Borrower, that such creation or perfection of security interests or Mortgages, or such obtaining of title insurance policies (or endorsements) or taking of other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which such act would otherwise be required by this Agreement or any Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Effective Date (or within the time period described in Schedule 6.13, if applicable), (i) UCC financing statements as filed under the UCC in the jurisdiction of incorporation or organization of each Loan Party, (ii) any certificates or instruments representing or evidencing Equity Interests of each direct wholly owned Subsidiary of the Borrower or any Guarantor, in each case accompanied by undated instruments of transfer and stock powers endorsed in blank and (iii) Mortgages (or Mortgage Amendments) and Mortgage Policies (or endorsements to existing title insurance policies) for each Material Real Property; and

(D)

Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to the exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” shall mean, collectively, the Security Agreement, the Mortgage Collateral Agency Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements, Control Agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.02, Section 6.11 or Section 6.13, each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, the ABL Intercreditor Agreement and any Junior Lien Intercreditor Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment (including pursuant to any Refinancing Amendment or Extension Amendment).

“Common stock” means the common stock, par value $0.01 per share, of Borrower.

“Communications” shall have the meaning assigned to such term in Section 10.01.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit F.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a)

without duplication and to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income (other than clauses (viii) or (xi)), the sum of the following amounts for such period with respect to Borrower and its Restricted Subsidiaries:

(i)total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any expenses or losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative obligations, letter of credit fees, costs of surety bonds in connection with financing activities and any bank fees and financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance or incurrence of Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts entered into for the purpose of hedging interest or commodity rate risk) and annual agency, unused line, facility or similar fees paid under definitive documentation related to Indebtedness (whether amortized or immediately expensed),

(ii)provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii)depreciation and amortization,

(iv)extraordinary, unusual or non-recurring charges, expenses or losses, provided that the aggregate amount added to “Consolidated EBITDA” pursuant to this clause (a)(iv) in any period, together with the aggregate amount added to Consolidated EBITDA pursuant to clause (a)(vi) of the definition of “Consolidated EBITDA”, shall not exceed in the aggregate 10.0% of Consolidated EBITDA for such period (as calculated prior to giving effect to any such adjustments),

(v)non-cash expenses, charges and losses (including reserves, impairment charges or asset write-offs, write-offs of deferred financing fees, losses from investments recorded using the equity method, purchase accounting adjustments and stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any of the non-cash charges referred to in this clause (v) represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid,

(vi)restructuring costs and charges, integration costs, retention, recruiting, relocation and signing bonuses and expenses, and severance costs (including, for the avoidance of doubt, any bonuses payable in connection with the IBT Transactions); provided that the aggregate amount added to “Consolidated EBITDA” pursuant to this clause (a)(vi) in any period, together with the aggregate amount added to Consolidated EBITDA pursuant to clause (a)(iv) of the definition of “Consolidated EBITDA”, shall not exceed in the aggregate 10.0% of Consolidated EBITDA for such period (as calculated prior to giving effect to any such adjustments),

(vii)Transaction Expenses, and any fees, costs and expenses in connection with any amendment, negotiation, modification, restatement, waiver, forbearance or other transaction in connection with the Transactions provided that the aggregate amount added to “Consolidated EBITDA” pursuant to this clause (a)(vii) with respect to the Transactions shall not exceed $20,000,000,

(viii)pro forma cost savings for acquisitions (including the commencement of activities constituting such business), material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition and operational changes and operational initiatives (collectively, “Cost Savings”), scheduled to be executed and realized (in the good faith determination of a Senior Financial Officer of the Borrower) in connection with any such transaction permitted hereunder, net of the amount of actual Cost Savings realized from such actions during such period; provided that (A) such Cost Savings are factually supportable and specifically identified, (B) such Cost Savings are scheduled to be executed and realized within twelve (12) months after the consummation of such transaction, (C) the Administrative Agent and the Required Lenders shall have received a certificate of a Senior Financial Officer of the Borrower, certifying the foregoing requirements and accompanied by a reasonably detailed statement or schedule of such Cost Savings; (D) the actions responsible for any expected Cost Savings are actually taken within twelve (12) months of the consummation of the relevant transaction, (E) any projected Cost Savings in respect of actions which are not actually taken within such twelve (12)-month period or have not been realized within such (12)-month period may no longer be added back in calculating Consolidated EBITDA pursuant to this clause (viii) for the applicable periods, (F) such Cost Savings are not duplicative of any other adjustments to Consolidated EBITDA pursuant to this definition and (G) the aggregate amount added to Consolidated EBITDA pursuant to this clause (a)(viii) in any period, together with the aggregate amount of all adjustments pursuant to Section 1.10(c), shall not exceed in the aggregate 5.0% of Consolidated EBITDA for such period (as calculated prior to giving effect to any such adjustments),

(ix)[reserved],

(x)other transaction specific accruals, costs, charges, fees and expenses (including legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, restricted payments, dispositions or issuances, amendments, waivers or modifications of debt or equity (whether or not consummated) reasonably expected to be permitted under this Agreement or the consummation of which would result in the repayment in full of the Obligations (other than unasserted contingent indemnity and reimbursement obligations) (it being understood and agreed that this clause (a)(x) shall not permit adjustments of the type specified in clauses (a)(iv), (vi) or (viii)),

(xi)to the extent not already included in Consolidated Net Income, proceeds of business interruption insurance (other than business interruption insurance relating to COVID 19 (or any related virus) or any related events) received or reasonably expected to be received within 365 days after the end of such period; provided that any such expected proceeds that are not actually received in such 365 day period shall be deducted from Consolidated EBITDA in the fiscal quarter immediately following such 365 day period,

(xii)charges, losses or expenses to the extent indemnified or insured or reimbursed or reasonably expected to be indemnified, insured or reimbursed by a third party within 365 days after the end of such period; provided that any such expected amounts that are not actually received in such 365 day period shall be deducted from Consolidated EBITDA in the fiscal quarter immediately following such 365 day period,

(xiii)the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Restricted Subsidiary,

(xiv)any net loss from disposed, abandoned or discontinued operations,

(xv)the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing,

(xvi)net realized losses under any Swap Contract or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements,

(xvii)the cumulative effect of a change in accounting principles,

(xviii)realized non-cash foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries,

(xix)any losses attributable to Dispositions of Real Property,

less (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) and all other non-cash items of income for such period, (ii) any gains and income from investments recorded using the equity method, (iii) extraordinary, unusual or non-recurring gains, (iv) non-cash gains representing adjustments to pension assets, (v) any gains attributable to Dispositions of Real Property and (vi) any gains arising out of transactions of the types described in clauses (a)(xii), (xiii), (xiv), (xv) and (xvi) above; provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(v)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received).

Notwithstanding the foregoing, Consolidated Net Income and Consolidated EBITDA shall be calculated to exclude any amounts otherwise increasing or included in Consolidated Net Income and/or Consolidated EBITDA relating to (x) business interruption insurance relating to COVID 19 (or any related virus) or any related events or (y) any assistance programs provided by Governmental Agencies (or the equivalent).

“Consolidated Net Income” shall mean, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP on a consolidated basis (without duplication) for such period (without deduction for minority interests); provided that in determining Consolidated Net Income, (a) the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Guarantor that could be made during such period; provided, however, that for purposes of calculating the Cumulative Credit for purposes of Section 7.06(e)(y), such income shall only be included (directly or indirectly) to the extent such cash dividends or other cash distributions are actually received from such other Person by the Borrower or a Guarantor, (b) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Loan Documents, the ABL Facility Documentation, the

Tranche B-2 Term Loan Facility Documentation or the UST Tranche A Term Loan Facility Documentation or the Treasury Equity Documents and (iii) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower in good faith)), and (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary shall be excluded.

“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

“Consolidated Total Debt” shall mean, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP as long as such amount is no less than the aggregate face amount of such Indebtedness on such date, consisting of Indebtedness for borrowed money, Attributable Indebtedness or purchase money Indebtedness, debt obligations evidenced by bonds, debentures, promissory notes, loan agreements or similar instruments, and all Guarantees of any of the foregoing; provided that (i) Consolidated Total Debt shall not include Indebtedness in respect of letters of credit, bankers’ acceptances and other similar contingent obligations, except to the extent of unreimbursed amounts thereunder, and (ii) Consolidated Total Debt shall not include obligations under Swap Contracts permitted hereunder.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Deferral Agreement” means that certain Second Amended and Restated Contribution Deferral Agreement, dated as of January 31, 2014, by and between YRC Inc., USF Holland LLC (f/k/a USF Holland Inc.), New Penn Motor Express LLC (f/k/a New Penn Motor Express, Inc.), USF Reddaway Inc., certain other of the Subsidiaries of the Borrower, the Trustees for the Central States, Southeast and Southwest Areas Pension Fund, the Pension Fund Entities and each other pension fund from time to time party thereto and Wilmington Trust Company, all as the same may be amended, amended and restated, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Control” shall have the meaning specified in the definition of “Affiliate”.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Required Lenders, which provides for the Collateral Agent to have “control” (for purposes of this definition, as defined in Section 9 104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Cash Collateral Accounts, Deposit Accounts or Securities Accounts, as applicable.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement Refinancing Indebtedness” shall mean Permitted Additional Debt or Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, restructure or refinance, in whole or part, existing Term Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing, replacing, restructuring or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt, except by an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such exchange, modification, refinancing, refunding, renewal, restructuring, replacement or extension, (ii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged with 100% of the Net Proceeds of the applicable Credit Agreement Refinancing Indebtedness and all accrued, due and payable interest, fees and premiums (if any) in connection therewith shall be paid promptly upon receipt of the proceeds of such Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not have an earlier maturity and has a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt;  and (iv) and, in the case of any high yield notes constituting Credit Agreement Refinancing Indebtedness, such Indebtedness will not have mandatory prepayment provisions (other than related to customary asset sale and change of control and similar offers and AHYDO “catch up” payments) that would result in mandatory prepayment of such Indebtedness prior to the Refinanced Debt.

“Credit Extension” shall mean a Borrowing.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b)the cumulative amount of cash and Cash Equivalent proceeds from the sale of Equity Interests of the Borrower or of any direct or indirect parent of the Borrower after September 11, 2019 to the extent Not Otherwise Applied, plus

(c)the aggregate amount of Declined Proceeds at such time that have been retained by the Borrower in accordance with Section 2.13(d), plus

(d)to the extent not already included in the Cumulative Retained Excess Cash Flow Amount, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary after the Effective Date in respect of any Investments made pursuant to Section 7.02(p)(y), and provided in each case that such amount does not exceed the amount of the original Investment made pursuant to Section 7.02(p)(y); minus

(e)any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(p)(y) after September 11, 2019 and prior to such time, minus

(f)any amount of the Cumulative Credit used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(d)(ii) or Section 7.06(e)(y) after September 11, 2019 and prior to such time, minus

(g)any amount of the Cumulative Credit used to make payments or distributions in respect of Permitted Additional Debt or Junior Financing (or any Permitted Refinancing thereof) pursuant to Section 7.13(a)(vi) after September 11, 2019 and prior to such time.

Notwithstanding anything to the contrary in this Agreement, during the Specified Period, the Cumulative Credit shall be unavailable for use under this Agreement and shall be disregarded in any calculation of or reference to any other term or provision herein.

“Cumulative Retained Excess Cash Flow Amount” shall mean “Cumulative Retained Excess Cash Flow Amount” as defined in the Tranche B-2 Term Loan Credit Agreement.

“Custodial Administration Agreement” shall mean the Amended and Restated Custodial Administration Agreement, dated as of the Effective Date, by and among the Borrower, the Subsidiaries from time to time parties thereto, VINtek, Inc., as custodial administrator, the Collateral Agent, as administrative and collateral agent for the benefit of the Secured Parties, the ABL Agent, as administrative and collateral agent for the benefit of the ABL Secured Parties, the Tranche B-2 Term Agent, as administrative and collateral agent for the benefit of the Tranche B-2 Secured Parties, the UST Tranche A Term Agent, as administrative and collateral agent for the benefit of the UST Tranche A Secured Parties and the Collateral Agent, as collateral agent for the benefit of the Secured Parties, the Tranche B-2 Secured Parties, the UST Tranche A Secured Parties and the ABL Secured Parties.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Required Lenders in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Required Lenders shall establish another convention in their reasonable discretion.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(d).

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of any grace period, or both, without cure or waiver hereunder, would be an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the then Latest Maturity Date; provided that if such Equity Interests are issued pursuant to, or in accordance with a plan for the benefit of employees of the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” shall mean (i) each of those banks, financial institutions and other entities identified in writing prior to the Effective Date by the Borrower to the Administrative Agent and the Required Lenders, (ii) competitors of the Borrower or the Guarantors identified in writing from time to time by the Borrower to the Administrative Agent, and (iii) any known affiliates of the Persons identified pursuant to clause (i) or (ii); provided that a “competitor” or an affiliate of a competitor or an entity referenced in clause (i) shall not include any bona fide debt fund or investment vehicle (other than a Person which is excluded pursuant to clause (i) above) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and whose managers are not involved with any equity or equity-like investments or other investments with an equity component or characteristic managed by any Person described in clause (i) or (ii) above.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dutch Subsidiary” shall mean any Subsidiary that is organized under the Laws of the Netherlands or any state or province thereof.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)

a notification by the Required Lenders to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)

the joint election by the Required Lenders and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent, acting at the direction of the Required Lenders, of written notice of such election to the Lenders.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Article 9), which date is July 7, 2020.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, and (iv) any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed and the Borrower’s approval being deemed to have been given in the event that the Borrower does not object in writing to an assignment within three (3) Business Days after receipt of written notice of such assignment); provided that, notwithstanding the foregoing, (A) “Eligible Assignee” shall not include the Borrower or any other Controlled Affiliate of the Borrower and (B) no Borrower consent shall be required if any Lender is required to assign all or any portion of its Loans by any Governmental Authority. “Eligible Assignee” shall not include any Disqualified Lender without the prior written consent of the Borrower (which may be withheld in the Borrower’s sole discretion).  Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that the Administrative Agent (in its capacity as such) (x) shall not have any responsibility or obligation to determine whether any Lender or any potential assignee Lender is a Disqualified Lender and (y) shall not have any liability with respect to any assignment or participation made to a Disqualified Lender.

“Environmental Laws” shall mean all federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety (with respect to exposure to hazardous or toxic substances or wastes) or the presence, Release of, or exposure to, hazardous or toxic substances or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous or toxic substances or wastes.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, capital and operating costs, injunctive relief, costs associated with financial assurance, permitting or closure requirements, natural resource damages and investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding in each case any debt security that is convertible into, or exchanged for, Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person, any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is or, within the six year period immediately preceding February 13, 2014, was treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred), (c) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of notice pursuant to Section 305(b)(3)(D) of ERISA that a Multiemployer Plan is or will be in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA), or is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA); (e) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; (f) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan; (g) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (h) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (j) the incurrence by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (k) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates from the

PBGC or a plan administrator of any notice of an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (l) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability; (m) the occurrence of any event or condition that would reasonably be expected to result in the termination of a Plan or the appointment of a trustee to administer a Plan; (o) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could result in liability to a Loan Party or any Restricted Subsidiary or with respect to which a Loan Party or any Restricted Subsidiary is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 3(14) of ERISA); (p) the incurrence of any liability with respect to any Plan or Multiemployer Plan under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA); or (q) engagement in any transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate (other than the Alternate Base Rate) determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article 8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (i) any Deposit Account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Loan Parties’ salaried employees, (ii) any petty cash account to the extent the balance therein does not exceed (x) $1,000,000 in the aggregate for more than five (5) Business Days, and/or (y) $5,000,000 in the aggregate for more than one (1) Business Day, (iii) any zero-balance account, (iv) any account specifically and exclusively used to maintain cash collateral required pursuant to the ABL Credit Agreement, (v) any escrow account, (vi) the UST Tranche A Controlled Account and (vii) the UST Tranche B Controlled Account.

“Excluded CDA Proceeds” shall have the meaning assigned to such term in the definition of “Net Proceeds”.

“Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary (other than any Canadian Subsidiary or Dutch Subsidiary) of the Borrower that does not individually have total assets or revenues (for the period of four fiscal quarters most recently ended) that exceed 3.0% of the Borrower’s total assets or revenues as of the end of each fiscal quarter (in the case of revenues, for the period of four fiscal quarters ending on such date); provided that the aggregate amount of assets or revenues (for the period of four fiscal quarters most recently ended) of such Subsidiaries shall not at any time exceed 7.0% of the Borrower’s total assets or revenues as of the end of each fiscal quarter (in the case of revenues, for the period of four fiscal quarters ending on such date); provided further that if, as of the date the financial statements for any fiscal quarter of the Borrower are delivered or required to be delivered hereunder, the consolidated assets or revenues of all Excluded Foreign Subsidiaries shall have, as of the last day of such fiscal quarter, exceeded the limits set forth above, then within sixty (60) days (or such later date as agreed by the Administrative Agent and the Required Lenders in their reasonable discretion) after the date such financial statements are so delivered (or so required to be delivered), the Borrower shall cause one or more Foreign Subsidiaries to comply with Section 6.11 such that, as a result thereof, the consolidated assets and revenues of all Excluded Foreign Subsidiaries do not exceed such limits.  For the avoidance of doubt, no Canadian Subsidiary or Dutch Subsidiary shall constitute an Excluded Foreign Subsidiary.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Real Property” shall mean (a) any Real Property set forth on Schedule 1.01(a) and (b) any Pension Real Property.

“Excluded Subsidiary” shall mean (a) any bona fide joint venture formed after the Effective Date with any Person that is not an Affiliate of any Loan Party, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Law whether or not existing on the Effective Date or Contractual Obligations existing on the Effective Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Obligations or if Guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such contractual obligation is waived or otherwise removed or such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (at the direction of the Required Lenders), in consultation with the Borrower, the burden or cost or other consequences (other than adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower, the tax consequences of providing a Guarantee could be adverse in consultation the Administrative Agent (provided that the Borrower shall give notice of such determination to the Required Lenders and, at the request of the Required Lenders, shall consult with the Required Lenders), (f) any Excluded Foreign Subsidiary of the Borrower, and (g) any Securitization Subsidiary, captive insurance company or non-profit Subsidiary; provided that no Person shall be an Excluded Subsidiary to the extent it guarantees or pledges any of its assets to secure, directly or indirectly, any other Indebtedness of any Loan Party in excess of the Threshold Amount; provided, further, that in the event that any Excluded Subsidiary guarantees or otherwise becomes an obligor under any Indebtedness, the aggregate principal amount of which exceeds the Threshold Amount, then such Excluded Subsidiary shall, notwithstanding the foregoing, no longer constitute an Excluded Subsidiary, and shall become a Loan Party hereunder.  If any Guarantor becomes an Excluded Subsidiary pursuant to clause (a) of the definition of Excluded Subsidiary, such Guarantor shall only be permitted to be released from its Guarantee so long as the fair market value of any and all Investments then held by the Loan Parties in such Person are permitted as an Investment under Section 7.02(c)(iii) and Section 7.02(p) at the time such Person becomes an Excluded Subsidiary pursuant to clause (a) of the definition of “Excluded Subsidiary”.

“Existing Mortgage” shall mean, with respect to each Material Real Property as of the Effective Date, either Mortgage in favor of the Collateral Agent securing the obligations under the Tranche B-2 Term Credit Agreement or the ABL Credit Agreement (as applicable).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Extension” shall have the meaning assigned to such term in Section 2.19(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.19(c).

“Extension Offer” shall have the meaning assigned to such term in Section 2.19(a).

“Facility” shall mean the UST Tranche B Term Loans, the Extended Term Loans or the Other Term Loans, as the context may require.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall have the meaning assigned to such term in Section 2.05.

“Flood Laws” shall mean the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Foreign Disposition” shall have the meaning set forth in Section 2.13(f).

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Funding Date” shall have the meaning set forth in Section 2.01.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, subject to Section 1.11; provided, however, that if the

Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Treasury).

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(i).

“Guarantee” shall mean, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business, (ii) customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness) or (iii) product warranties.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning specified in Section 11.01.

“Guarantors” shall mean (i) each Domestic Subsidiary of the Borrower as of the Effective Date (other than an Excluded Subsidiary), (ii) each Canadian Subsidiary and Dutch Subsidiary of the Borrower that issues a Guarantee of the Obligations after the Effective Date pursuant to

Schedule 6.13(a) and (iii) each Subsidiary that issues a Guarantee of the Obligations after the Effective Date pursuant to Section 6.11 (which Section 6.11, for the avoidance of doubt, does not require that any Excluded Subsidiary provide such a Guarantee) or otherwise.  For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not (and is not required to be) a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be treated as a Guarantor hereunder for all purposes (each such Subsidiary, an “Electing Guarantor”) and may also cause the Guaranty of any such Electing Guarantor, and any Liens securing such Guaranty, to be released upon providing written notice to the Administrative Agent and the Collateral Agent that such Electing Guarantor shall be treated as an Excluded Subsidiary to the extent consistent with the definition of Excluded Subsidiary.  The Guarantors as of the Effective Date are (A) set forth on Schedule 1.01(b) and (B) not Electing Guarantors.

“Guaranty” shall mean, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” shall mean (a) any petroleum products, distillates or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“IBT” shall mean the International Brotherhood of Teamsters.

“IBT Agreement” shall mean that certain National Master Freight Agreement, effective April 1, 2019, among the IBT, YRC Inc. (formerly, Yellow Transportation, Inc. and Roadway Express, Inc.), USF Holland LLC and New Penn Motor Express LLC, as amended, restated, modified, supplemented, extended, renewed or replaced from time to time.

“IBT Extension Agreement” shall mean that certain Extension of the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies, by and among YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc., USF Reddaway and the Teamsters National Freight Industry Negotiating Committee of the IBT.

“IBT Transactions” shall mean the modification and extension through March 31, 2024 or any date thereafter, including pursuant to a subsequent modification, extension, approval and ratification, of the IBT Agreement, and the approval and ratification of the IBT Extension Agreement by the members of the IBT in accordance in all material respects with all applicable laws, rules, regulations and other requirements relating thereto.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower that does not individually have total assets or revenues (for the period of four fiscal quarters most recently ended) that exceed 1.0% of the Borrower’s total assets or revenues as of the end of each fiscal quarter (in the case of revenues, for the period of four fiscal quarters ending on such date); provided that the aggregate amount of assets or revenues (for the period of four fiscal quarters most recently ended) of such Subsidiaries shall not at any time exceed 2.5% of the Borrower’s total assets or revenues as of the end of each fiscal quarter (in the case of revenues, for the period of four fiscal quarters ending on such date); provided further that if, as of the date the financial statements for any fiscal quarter of the Borrower are delivered or required to be delivered hereunder, the consolidated assets or revenues of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” shall have, as of the last day of such fiscal quarter, exceeded the limits set forth above, then within 10 Business Days (or such later date as agreed by the Administrative Agent and the Required Lenders in their reasonable discretion) after the date such financial statements are so delivered (or so required to be delivered), the Borrower shall redesignate one or more Immaterial Subsidiaries, in each case in a written notice to the Required Lenders and Administrative Agent, such that, as a result thereof, the consolidated assets and revenues of all Restricted Subsidiaries that are still designated as “Immaterial Subsidiaries” do not exceed such limits. Upon any such Restricted Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Restricted Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 6.11, to the extent applicable.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication and without reference to what constitutes indebtedness or a liability in accordance with GAAP, all of the following:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)

the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)	net obligations of such Person under any Swap Contract;
(d)	all obligations of such Person to pay the deferred purchase price of property or services;
(e)

indebtedness (excluding prepaid interest thereon) described in clauses (a) through (d) and (f) through (h) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Attributable Indebtedness;
(g)

all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests (but solely to the extent required to occur on or prior to the Latest Maturity Date (other than as a result of a change of control, asset sale or similar event)); and

(h)	to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person (i) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly contractually limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (ii) shall exclude (A) trade accounts payable in the ordinary course of business, (B) any earn-out obligation until such earn-out obligation has become due and payable, (C) any current and undeferred pension contributions or health and welfare contributions due from such Person and/or its applicable Subsidiaries to any Pension Fund Entity, (D) liabilities accrued in the ordinary course, (E) deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (F) operating leases, (G) customary obligations under employment agreements and deferred compensation and (H) deferred tax liabilities.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) that is limited in recourse to the property encumbered thereby shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Information” shall have the meaning assigned to such term in Section 10.16.

“Initial Capex Plan” shall have the meaning assigned to such term in Section 4.02(p)

“Initial Funding Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Article 9).

“Intellectual Property Security Agreement” shall have the meaning assigned to such term “Grant of Security Interest” in the Security Agreement.

“Intercompany Note” shall mean (i) for existing promissory notes as of the Effective Date, each promissory note (or amended and restated promissory note) with subordination language reasonably acceptable to the Required Lenders and (ii) for promissory notes issued after the Effective Date, a promissory note substantially in the form of Exhibit E.

“Intercreditor Agreement” shall include all permitted intercreditor agreements (including the ABL Intercreditor Agreement and any Junior Lien Intercreditor Agreement).

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is 1, 2, 3 or 6 (or, if agreed by all applicable Lenders, 12) months thereafter (or any shorter period agreed by all applicable Lenders), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean cash resulting from operations of the Borrower and the Restricted Subsidiaries and not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests, (y) proceeds of Dispositions (other than in the ordinary course of business) and Casualty Events or (z) proceeds of the incurrence of Indebtedness.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, (i) the amount of any Investment shall equal (A) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment minus, except for purposes of calculating the Cumulative Credit, (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment) but not in excess of the original amount invested and (ii) the fair market value of any and all Investments (which for the avoidance of doubt shall include all debt, equity and other items described in the foregoing provisions of this definition) held by any Loan Party in any Guarantor that becomes an Excluded Subsidiary pursuant to clause (a) of the definition of “Excluded Subsidiary” shall be deemed to be an Investment incurred on the date such Guarantor becomes an Excluded Subsidiary pursuant to clause (a) of the definition of “Excluded Subsidiary”.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Junior Financing” shall mean any unsecured Indebtedness incurred by the Borrower or a Guarantor in the form of one or more series of unsecured notes or loans having an outstanding aggregate principal amount of not less than the Threshold Amount and any Subordinated Indebtedness (for greater certainty, not including the ABL Facility Indebtedness, the UST Tranche A Term Loan Facility Indebtedness and the Tranche B-2 Term Loan Facility Indebtedness).

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Collateral Agent and one or more Junior Lien Representatives for holders of Permitted Junior Priority Additional Debt, in form and substance reasonably satisfactory to the Required Lenders and the Borrower.

“Junior Lien Representative” shall mean, with respect to any series of Permitted Junior Priority Additional Debt, the trustee, administrative agent, collateral agent, security agent or similar agent  under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any UST Tranche B Term Loan, any Other Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, requirements, and agreements with, any Governmental Authority.

“Leasehold Property” shall mean any leasehold interest of any Loan Party as lessee under any lease of Real Property.

“Lender” shall mean each lender from time to time party hereto.  For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, as the case may be, and to the extent such Refinancing Amendment shall have become effective in accordance with the terms hereof and thereof.  As of the Effective Date, Schedule 2.01 sets forth the name of each Lender.

“Lender Indemnitees” shall have the meaning assigned to such term in Section 10.05(b).

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent by reference to the Bloomberg “LIBOR01” screen page (or any successor or replacement screen on such service) at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period for deposits in Dollars for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, and except as set forth in Section 10.24, the “LIBO Rate” shall be the LIBO Rate for the immediately preceding Interest Period.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease or financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” shall mean, as of any date of determination, the sum of (A) unrestricted cash and Cash Equivalents of the Loan Parties as of such date and (B) the aggregate amount of “Availability” under the ABL Credit Agreement (as such term is defined in the ABL Credit Agreement as in effect as of the date hereof and without giving effect to proviso in such definition) so long the conditions for utilizing have been satisfied other than with respect to the delivery of a borrowing request or similar funding notice, which the Borrower is permitted to deliver.  Liquidity shall not include cash and Cash Equivalents held in the UST Tranche A Controlled Account or the UST Tranche B Controlled Account.

“Liquidity Test Period” shall mean the period commencing on the Effective Date and ending on the first date after for which Consolidated EBITDA for a Test Period ending on the last day of a fiscal quarter ending on or after September 30, 2020 is greater than $200,000,000 and the Borrower shall have delivered a Compliance Certificate to the Administrative Agent showing such calculation in reasonable detail.

“Loan” shall mean any Term Loan.

“Loan Documents” shall mean this Agreement (including, without limitation, any amendments to this Agreement), the Collateral Documents, the Custodial Administration Agreement, the Administrative Agent Fee Letter, each Refinancing Amendment, each Extension Offer and each amendment of any Loan Document in connection therewith, and the Term Notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Agreement” shall have the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” shall mean a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent), operating results or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform their payment obligations under the Loan Documents to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders, the Administrative Agent or the Collateral Agent under any Loan Document (other than due to the action or inaction of any Agent or any Lender); provided, that with respect to the foregoing clause (a), the impacts of COVID 19 on the business, operations, assets, liabilities (actual or contingent), operating results or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, will be disregarded.

“Material Real Property” shall mean each Real Property that is (i) owned in fee by a Loan Party, (ii) located in the United States and (iii) not an Excluded Real Property.

“Maturity Date” shall mean, (i) with respect to the UST Tranche B Term Loans, September 30, 2024, (ii) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders and (iii) with respect to any Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.19(b).

“MNPI” shall mean material information concerning the Borrower, Subsidiary or Controlled Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Controlled Affiliate of any of the foregoing or any of their securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Collateral Agency Agreement” shall mean the Mortgage Collateral Agency Agreement, dated as of the date of the Mortgages, among the Collateral Agent, as mortgage collateral agent, the Collateral Agent, as UST Tranche A term loan representative, the UST Tranche B Term Agent, as UST Tranche B term loan representative and the Borrower and the other Loan Parties party thereto, as each of the same may be further amended, restated, modified, supplemented, extended, renewed, restructured or replaced.

“Mortgage Collateral Agent” shall mean The Bank of New York Mellon, as mortgage collateral agent pursuant to the Mortgage Collateral Agency Agreement.

“Mortgage Policies” shall have the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” shall have the meaning specified in the definition of “Collateral and Guarantee Requirement.”  The Mortgaged Properties as of the Effective Date are set forth on Schedule 1.01(c).

“Mortgages” shall mean, collectively, the mortgages, deeds of trust, trust deeds, hypothecs deeds to secure debt and similar instruments (including any Existing Mortgage, as amended by a

Mortgage Amendment) by the Loan Parties in favor or for the benefit of the Mortgage Collateral Agent on behalf of the Secured Parties (as defined in the Mortgage Collateral Agency Agreement) creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Required Lenders, Collateral Agent and the Borrower, and any other mortgages executed and delivered pursuant to Section 4.02, 6.11 or 6.13.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA to which a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Net Equity Proceeds” shall mean 50% of the cash proceeds from the issuance or sale by the Borrower (or contributions in respect) of any Equity Interests issued after the Effective Date, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, provided, that, if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid.

“Net Proceeds” shall mean:

(a)

100% of the cash proceeds actually received by the Borrower or any Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation and similar awards, but in each case only as and when received) from any Disposition or Casualty Event, net of the following:

(i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes,

(ii) other than with respect to a Pension Real Property Event, required debt payments and required payments (including principal amount, premium or penalty, if any, interest, fees and expenses and other amounts) of other obligations that are secured by the applicable asset or property (other than pursuant to the Loan Documents, the ABL Facility Documentation (other than in respect of ABL Priority Collateral and Non-UST Tranche B Term Priority Collateral), the Tranche B-2 Term Loan Facility Documentation (other than in respect of ABL Priority Collateral and Non-UST Tranche B Term Priority Collateral), the UST Tranche A Term Loan Facility Documentation, (other than in respect of the UST Tranche A Only Collateral) or any Permitted Junior Priority Additional Debt),

(iii)in the case of a Disposition or a Casualty Event with respect to any Pension Real Property (a “Pension Real Property Event”), to the extent the Contribution Deferral Agreement (as in effect as of the date hereof) requires the repayment or prepayment with the Net Proceeds of such Pension Real Property Event of any Specified Pension Fund Obligations which are secured on a first lien basis by such Pension Real Property (such obligations, “CDA First Lien Obligations”), the Net Proceeds of such Pension Real

Property Event shall be reduced by an amount equal to the amount of such Specified Pension Fund Obligations that are so repaid or prepaid with such proceeds and have not been declined by the holders thereof,

(iv) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof,

(v) taxes paid or reasonably estimated to be payable as a result thereof (provided, that if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid),

(vi) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (v) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries with respect to the assets subject to the Disposition or Casualty Event including, without limitation, liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction), and

(vii) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition;

provided, that if no Event of Default exists such proceeds, other than Real Property Disposition Proceeds, may be applied by the Borrower or any Restricted Subsidiary to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition permitted hereunder of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired) that in each case become Collateral (or, in the case of the acquisition of the Equity Interests of a Person, such Person becomes a Loan Party under the Loan Documents), in each case within 270 days of such receipt, and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 270 days of such receipt, so used or contractually committed with a third party to be so used (it being understood that if any portion of such proceeds are not so used within such 270 day period but within such 270 day period are contractually committed with a third party to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 270 day period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net

Proceeds if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment with a third party entered into at a time when no Specified Default was continuing); provided, further that, (i) except with respect to (I) Real Property Disposition Proceeds and (II) at any time during the Specified Period, any other Net Proceeds, no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless the aggregate net proceeds exceeds $7,500,000 in any fiscal year, commencing upon the expiration of the Specified Period (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), (ii) notwithstanding anything to the contrary in this Agreement, during the Specified Rolling Stock Prepayment Period, all Net Proceeds from any Disposition of Rolling Stock in excess of the Specified Rolling Stock Reinvestment Threshold in any fiscal year shall be applied (x) with respect to any Rolling Stock constituting UST Tranche B Priority Collateral to prepay the Term Loans in accordance with this Agreement, (y) with respect to any Rolling Stock constituting UST Tranche B Joint Collateral 67% to prepay the Term Loans in accordance with this Agreement and 33% to prepay the Tranche B-2 Term Loan Facility in accordance with the Tranche B-2 Term Loan Credit Agreement and (z) with respect to any Rolling Stock constituting Non-UST Tranche B Term Priority Collateral to prepay the Tranche B-2 Term Loan Facility in accordance with the Tranche B-2 Term Loan Credit Agreement, in each case of clauses (x), (y) and (z) above, without giving effect to any thresholds (other than such Specified Rolling Stock Reinvestment Threshold) or reinvestment rights, (iii) pending reinvestment in accordance with this proviso, (A) proceeds from the Disposition of Rolling Stock constituting (x) Non-UST Tranche B Term Priority Collateral shall, not later than the date that is five (5) Business Days after the end of the calendar month in which such Disposition is made, be deposited and maintained in a Non-UST Tranche B Priority Account (as defined in the ABL Intercreditor Agreement), (y) UST Tranche B Priority Collateral shall, not later than the date that is five (5) Business Days after the end of the calendar month in which such Disposition is made, be deposited and maintained in a UST Tranche B Priority Account (as defined in the ABL Intercreditor Agreement) and (z) UST Tranche B Joint Collateral shall, not later than the date that is five (5) Business Days after the end of the calendar month in which such Disposition is made, be deposited and maintained in a UST Tranche B Joint Account (as defined in the ABL Intercreditor Agreement) and (iv) the Borrower shall not, nor shall it permit any Restricted Subsidiary to, Dispose of Rolling Stock that does not constitute UST Tranche B Priority Collateral or UST Tranche B Joint Collateral with an aggregate fair market value in any fiscal year in excess of $5,000,000 without the prior consent of the Required Lenders.

(b)

100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, provided, that if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or the Restricted Subsidiaries shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.06(b).

“Non-UST Tranche B Term Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Not Otherwise Applied” shall mean, with reference to any amount of net proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.13(a) and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) pursuant to Section 7.02(p)(y), Section 7.03(ee), Section 7.06(e)(y) or 7.13(a)(vi).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether such interest and fees are allowed or allowable claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party to the Agents, the Lenders or other Persons under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” shall have the meaning assigned to such term in the definition of “Blocked Person”.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Survey Documentation” shall have the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Other Taxes” shall have the meaning assigned to such term in Section 3.01(b).

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment entered into after the Effective Date.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment entered into after the Effective Date.

“Participant Register” shall have the meaning assigned to such term in Section 10.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Fund Entities” shall mean those entities identified on Schedule 1.01(d) hereto.

“Pension Contribution Cap” means, as of any date of determination, (i) for any such date of determination occurring from and after September 11, 2019 and on or prior to September 11, 2020, $150,000,000, (ii) for any such date of determination occurring after September 11, 2020 but on or prior to September 11, 2021, $153,000,000, (iii) for any such date of determination occurring after September 11, 2021 but on or prior to September 11, 2022, $156,060,000, (iv) for any such date of determination occurring after September 11, 2022 but on or prior to September 11, 2023, $159,181,200 and (v) for any such date of determination occurring thereafter, $162,364,824.

“Pension Real Property” shall mean any Real Property for so long as such Real Property secures the obligations of the Borrower under the Contribution Deferral Agreement on a first lien basis on the Effective Date, as set forth on Schedule 1.01(a).

“Pension Real Property Event” shall have the meaning assigned to such term in the definition of “Net Proceeds”.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent and the Borrower, as the same shall be supplemented from time to time.

“Permits” shall mean all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents and other approvals required under applicable Laws for the operation of any Real Property.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 7.02(h).

“Permitted Acquisition Provisions” shall have the meaning assigned to such term in Section 2.17(c).

“Permitted Additional Debt” shall mean Indebtedness incurred by the Borrower or any Guarantor, which Indebtedness may be (x) in the form of one or more series of notes or in the form of bank loans and, in either case, secured by the Collateral on a junior basis to the Obligations (“Permitted Junior Priority Additional Debt”) or (y) in the form of one or more series of notes or in the form of bank loans and unsecured; provided that (i) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (ii) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms), if different from the Term Loans, are customary market terms for Indebtedness of such type but in no event shall such terms and conditions (taken as a whole) be materially more restrictive to the Borrower and its Subsidiaries than the terms and conditions hereof (provided, that the financial maintenance covenant on the then outstanding Term Loans shall be amended to provide the Lenders the benefit of any financial maintenance covenant of such Permitted

Additional Debt that is in addition to or more restrictive in any material manner than the financial maintenance covenant on the then outstanding Term Loans) (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness (or such shorter period as the Administrative Agent with the consent of the Required Lenders may agree in their sole discretion), together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (ii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent or the Required Lenders notify the Borrower within such five Business Day period (or such shorter period as the Administrative Agent with the consent of the Required Lenders may agree in its sole discretion) that the Required Lenders disagree with such determination (including a reasonable description of the basis upon which the Required Lenders disagree)), (iii) [reserved], (iv) no Default shall exist immediately prior to or after giving effect to such incurrence and (v) if such Indebtedness is Permitted Additional Debt that is secured, a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Junior Lien Intercreditor Agreement.  Permitted Additional Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior Priority Additional Debt” shall have the meaning assigned to such term in the definition of “Permitted Additional Debt”.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the original aggregate principal amount (or accreted value, if applicable) does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except (i) by an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension and (ii) by an amount equal to any existing available commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(p) or 7.03(q), or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms (taken as a whole) (x) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness (or such shorter period as the Administrative Agent with the consent of the Required Lenders may agree in its sole discretion), together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent or the Required Lenders notify the Borrower within such five Business Day period that the Required Lenders disagree with such determination (including a reasonable description of the basis upon which the Required Lenders disagree)) or (y) otherwise reasonably acceptable to the Required Lenders)), and (ii) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall not include any Person other than the obligors (including any guarantors) of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended unless otherwise permitted hereby, (e) in the case of any Permitted Refinancing in respect of the ABL Facility, such Permitted Refinancing is a revolving working capital facility and is secured only by all or any portion of the collateral securing the ABL Facility (but not by any other assets) pursuant to one or more security agreements subject, in the case of assets constituting (or required to constitute) Collateral, to the ABL Intercreditor Agreement, (f) in the case of any Credit Agreement Refinancing Indebtedness, the Permitted Refinancing shall constitute Credit Agreement Refinancing Indebtedness and (g) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension must be unsecured. When used with respect to any specified Indebtedness, “Permitted Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Refinancing of such specified Indebtedness.

“Permitted Repricing Amendment” shall have the meaning set forth in Section 10.08(b).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates is, or if such plan were terminated would under Section 4069 of ERISA be deemed to be, or within the six year period immediately preceding the date hereof was, a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA or an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.01.

“Prime Rate” shall mean, as of any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the

Required Lenders) or any similar release by the Federal Reserve Board (as reasonably determined by the Required Lenders).

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.10.

“Pro Rata Share” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities of such Lender at such time and the denominator of which is the amount of the aggregate Commitments (or, if the Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities at such time.

“Projections” shall have the meaning set forth in Section 6.01(c).

“Public Lender” shall have the meaning assigned to such term in Section 10.01.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries party to the Securitization Facility; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Disposition Proceeds” shall mean any Net Proceeds realized from a Disposition of, or Sale and Leaseback Transaction with respect to, any Real Property, including, for the avoidance of doubt, any Pension Real Property (in each case, consummated on or after the Effective Date), other than, in each case, leases of Real Property entered into in the ordinary course of business (excluding Sale and Leaseback Transactions).

“Receivables Assets” shall mean (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, in each case, of the type which would constitute ABL Priority Collateral, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement, except for Standard Securitization Undertakings, assigned or otherwise transferred or pledged by the Borrower in connection with a Receivables Facility.

“Receivables Facility” shall mean an arrangement between the Borrower or a Restricted Subsidiary and another Person pursuant to which (a) the Borrower or such Restricted Subsidiary, as applicable, sells (directly or indirectly) in the ordinary course of business to such Person accounts receivable owing by customers, together with Receivables Assets related thereto, (b) the obligations of the Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Purchase Obligations) to the Borrower and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

“Reconciliation Report” shall have the meaning specified in Section 6.02(k).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Required Lenders in their reasonable discretion and notified to the Administrative Agent.

“Refinanced Debt” shall have the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Lender that will make an Other Term Loan pursuant to such Refinancing Amendment and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.18.

“Register” shall have the meaning assigned to such term in Section 10.04(d).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.13(d).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor/manager as such Lender or by an Affiliate of such investment advisor/manager.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, within or upon any vessel, vehicle, building, structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived with respect to a Plan.

“Request for Credit Extension” shall mean a request by the Borrower in accordance with the terms of Section 2.03(a) or Section 2.10, as applicable, and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Request for Disbursement” shall mean a request by the Borrower in accordance with the terms of Section 2.03(b) and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Required Class Lenders” shall mean, as of any date of determination, Lenders of a Class having more than 50% of the sum of the outstanding Loans and unused Commitments of the applicable Class.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Term Loan Commitments at such time.

“Required Opinion State” shall mean each of the following states: Pennsylvania, California, Ohio, New York, Illinois, New Jersey, Texas, Michigan, Tennessee, North Carolina, Oregon, Georgia, Maryland, Indiana, Missouri, Wisconsin, South Carolina, Nevada, Minnesota and Utah.

“Responsible Officer” shall mean the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury or other similar officer of a Loan Party and, as to any document delivered on the Effective Date, any secretary or assistant secretary of such Loan Party; provided that with respect to the Borrower, “Responsible Officer” shall mean only the chief executive officer and chief financial officer.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed by the recipient of such document to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed by the recipient of such document to have acted on behalf of such Loan Party.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest of the Borrower or any Restricted Subsidiary, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” shall mean each Subsidiary of the Borrower.

“Rolling Stock” shall mean any vehicles, tractors, trucks, trailers, tank trailer and other trailers, or similar vehicles and trailers, railroad cars, locomotives, stacktrains and other rolling stock and accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same property.

“Scheduled Property” shall have the meaning assigned to such term in Section 7.05(l).

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority that is the successor thereto.

“Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Securities Account” as defined in the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Asset” shall mean (a) any accounts receivable or related assets and the collections and proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights in each case, of the type which would constitute ABL Priority Collateral, guaranties or other obligations in respect of such receivable or asset, lockbox accounts, books and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by any Loan Party in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) any Person that is not a Restricted Subsidiary or (b) any other Subsidiary of the Borrower (that in turn sells such Securitization Assets to a Securitization Subsidiary) or a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries; provided that, it is understood and agreed that the ABL Facility is deemed a Securitization Facility.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing or a Receivables Facility.

“Securitization Purchase Obligation” shall mean any obligation of the Borrower or a Restricted Subsidiary in respect of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to purchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such party.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets.

“Security Agreement” shall mean, except as the context may otherwise require, both (a) the Security Agreement dated on or around the Effective Date among the Borrower, the Guarantors party thereto and the Collateral Agent and (b) the Security and Collateral Agency Agreement, dated on or around the Effective Date, among the Collateral Agent, as collateral agent and term loan representative, the ABL Agent, as ABL representative, the Tranche B-2 Term Agent, as Tranche B-2 term loan representative, the UST Tranche A Term Agent, as UST Tranche A term loan representative and the Borrower and the other Loan Parties party thereto, as each of the same may be further amended, restated, modified, supplemented, extended, renewed, restructured or replaced.

“Security Agreement Supplement” shall have the meaning specified in the Security Agreement.

“Senior Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, controller or other similar officer of such Person.

“Single-Employer Plans” shall mean the Roadway LLC Pension Plan, the Yellow Corporation Pension Plan and the YRC Retiree Pension Plan or any other Plans sponsored or maintained by the Borrower or any Restricted Subsidiary.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Default” shall mean an Event of Default under Section 8.01(a), (f) or (g).

“Specified Pension Fund Obligations” shall mean the payment obligations due from the Borrower and/or its applicable Subsidiaries to the Pension Fund Entities under the terms and conditions of the Contribution Deferral Agreement.

“Specified Period” shall mean the period commencing on the Effective Date and ending on the first date after for which Consolidated EBITDA for a Test Period ending on the last day of a fiscal quarter ending on or after June 30, 2022 is greater than $200,000,000 and the Borrower shall have delivered a Compliance Certificate to the Administrative Agent and the Lenders showing such calculation in reasonable detail.

“Specified Rolling Stock Prepayment Period” means the period commencing on the Effective Date and ending on the first date after for which Consolidated EBITDA for a Test Period ending on the last day of a fiscal quarter ending on or after September 30, 2020 is greater than $200,000,000 and the Borrower shall have delivered a Compliance Certificate to the Administrative Agent and the Lenders showing such calculation in reasonable detail.

“Specified Rolling Stock Reinvestment Threshold” means, with respect to Dispositions of Rolling Stock in any fiscal year, the first $500,000 of Net Proceeds received by the Borrower and its Subsidiaries with respect to such Dispositions in such fiscal year to the extent such Net Proceeds are reinvested in accordance with the proviso to clause (a) of the definition of “Net Proceeds”.

“Specified Transaction” shall mean any Investment that results in a Person becoming a Restricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted

Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case consummated after the Effective Date and whether by merger, consolidation, amalgamation or otherwise, and any incurrence or repayment of Indebtedness or Restricted Payment, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis”.

“SPV” shall have the meaning assigned to such term in Section 10.04(i).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants, guarantees and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Securitization Facility, it being understood that any Securitization Purchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean any Indebtedness that is, or is required to be, subordinated in right of payment to the Obligations (for greater certainty, not including the ABL Facility Indebtedness, the UST Tranche A Term Loan Facility Indebtedness and the Tranche B-2 Term Loan Facility Indebtedness).

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Borrower” shall have the meaning specified in Section 7.04(d).

“Survey” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean the UST Tranche B Term Loan Commitment.

“Term Loans” shall mean the UST Tranche B Term Loans, Extended Term Loans and Other Term Loans.

“Term Note” shall mean a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit J hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” shall mean, for any date of determination under this Agreement, the most recent period as of such date of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(a) or 6.01(b), as applicable, or, prior to the first such requirement, the four fiscal quarter period ended March 31, 2020.

“Threshold Amount” shall mean $30,000,000.

“Title Company” shall mean Chicago Title Insurance Company.

“Total Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period applicable as of such date.

“tranche” shall have the meaning assigned to such term in Section 2.19(a).

“Tranche B-2 Secured Parties” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Tranche B-2 Term Agent” shall mean, as the context may require, Alter Domus Products Corp. (formerly known as Cortland Products Corp.), in its capacity as administrative agent under the Tranche B-2 Term Loan Facility Documentation, Alter Domus Products Corp. (formerly known as Cortland Products Corp.), in its capacity as collateral agent under the Tranche B-2 Term Loan Facility Documentation, such agents collectively or any permitted successor or assignee administrative agent or collateral agent under the Tranche B-2 Term Loan Facility Documentation.

“Tranche B-2 Term Loan Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of September 11, 2019, among the Borrower, the guarantors party thereto from time to time, the lenders party thereto and Alter Domus Products Corp. (formerly known as Cortland Products Corp.), as administrative agent and collateral agent, as amended by that certain Amendment No. 1 dated April 7, 2020 and Amendment No. 2 dated July 7, 2020, and as the same may be further amended, restated, modified, supplemented, extended, renewed, restructured, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents and resulting in a financing that constitutes (or that would constitute if incurred as a new financing) a Permitted Refinancing of the Tranche B-2 Term Loan Facility Indebtedness), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof), in each case as and to the extent permitted by this Agreement and, if applicable, the ABL Intercreditor Agreement and any Junior Lien Intercreditor Agreement.

“Tranche B-2 Term Loan Facility” shall mean the term loans made available to the Borrower pursuant to the Tranche B-2 Term Loan Credit Agreement.

“Tranche B-2 Term Loan Facility Documentation” shall mean the Tranche B-2 Term Loan Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Tranche B-2 Term Loan Facility Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary outstanding under the Tranche B-2 Term Loan Facility Documentation.

“Transaction Benefit” means any (i) entitlement to any change in control or transaction-related bonus, severance pay, termination benefits or any other similar employment or severance pay or benefit, (ii) acceleration of the time of payment or vesting, or increase in the amount of, any cash or equity incentive or other compensation or benefits, or (iii) increase, enhancement or funding of any benefits or amounts payable under any employee compensation or benefit arrangement (including any employee benefit plan within the meaning of Section 3(3) of ERISA), in each case for or to the benefit of any current or former employee, director or other service provider of the Borrower or any Restricted Subsidiary.

“Transaction Expenses” shall mean any costs, fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents.

“Transactions” shall mean, collectively, (a) the negotiation, execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder on each Funding Date, (b) the execution and delivery by the Borrower and the Subsidiaries party thereto of an amendment to the ABL Facility Documentation, an amendment to the Tranche B-2 Term Loan Facility Documentation, in each case in connection with the matters described in clause (a) and effecting certain other amendments in connection therewith or herewith, (c) the execution and delivery by the Loan Parties of the UST Tranche A Term Loan Facility Documentation to which they are a party, (d) the Treasury Equity Issuance and the negotiation, execution and delivery of the Treasury Equity Documents and (e) the payment of the Transaction Expenses.

“Transferred Guarantor” shall have the meaning specified in the Section 11.10.

“Treasury” means the United States Department of the Treasury.

“Treasury Equity” means the 15,943,753 shares of Common Stock of the Borrower issued and delivered pursuant to this Agreement, directly or indirectly, to the United States federal government or any Governmental Authority on behalf thereof (including, in each case, any agent, trust or Person on behalf thereof, including, for the avoidance of doubt, any voting trust and the trustee thereof created to hold the Treasury Equity for the benefit of the United States federal government or any other Governmental Authority).

“Treasury Equity Documents” means (i) the Share Issuance Agreement, dated as of June 30, 2020, between the Borrower and the Treasury, (ii) the Voting Trust Agreement, by and among the Borrower, Treasury and the trustee thereunder to be entered into on or before the Treasury Equity Issuance and having substantially the terms set forth in Annex A attached hereto and (iii) the Registration Rights Agreement, by and between the Borrower and Treasury to be entered into on or before the Treasury Equity Issuance and having substantially the terms set forth in Annex B attached hereto.

“Treasury Equity Issuance” means the issuance and delivery of the Treasury Equity to a voting trust having substantially the terms set forth in Annex A attached hereto (the “Voting Trust”) created to hold the Treasury Equity for the benefit of Treasury in connection with the Transactions, and which Treasury Equity shall be (i) issued in book entry form, registered in the name of the Voting Trust or as directed by the Treasury and (ii) equal to 42% of the Borrower’s Common Stock outstanding immediately prior to such issuance, including any shares of Common Stock issuable upon conversion, exchange or exercise of any outstanding security convertible, exchangeable or exercisable into shares of Common Stock (including any warrants, rights or options to purchase or other arrangements or rights to acquire shares of Common Stock) (“fully diluted Common Stock outstanding”) and 29.58% of fully diluted Common Stock outstanding on a pro forma basis reflecting the Treasury Equity Issuance.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” shall mean the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its consolidated Subsidiaries as at the end of and for the fiscal quarter ended March 31, 2020.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 3.01(d).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“UST Tranche A Controlled Account” shall have the meaning assigned to such term in the UST Tranche A Term Loan Credit Agreement.

“UST Tranche A Only Collateral” shall mean the UST Tranche A Controlled Account and all Money (as defined in the UCC) and all cash, checks, other negotiable instruments, funds and other evidences of loan proceeds properly held therein.

“UST Tranche A Secured Parties” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“UST Tranche A Term Agent” shall mean, as the context may require, The Bank of New York Mellon, in its capacity as administrative agent under the UST Tranche A Term Loan Facility Documentation, The Bank of New York Mellon, in its capacity as collateral agent under the UST Tranche A Term Loan Facility Documentation, such agents collectively or any permitted successor or assignee administrative agent or collateral agent under the UST Tranche A Term Loan Facility Documentation.

“UST Tranche A Term Loan Credit Agreement” shall mean that certain UST Tranche A Term Loan Credit Agreement dated as of July 7, 2020, among the Borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, and The Bank of New York Mellon, as administrative agent and collateral agent, and as the same may be further amended, restated, modified, supplemented, extended, renewed, restructured, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents and resulting in a financing that constitutes (or that would constitute if incurred as a new financing) a Permitted Refinancing of the UST Tranche A Term Loan Facility Indebtedness), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof), in each case as and to the extent permitted by this Agreement and, if applicable, the ABL Intercreditor Agreement and any Junior Lien Intercreditor Agreement.

“UST Tranche A Term Loan Facility” shall mean the commitments and term loans made available to the Borrower pursuant to the UST Tranche A Term Loan Credit Agreement.

“UST Tranche A Term Loan Facility Documentation” shall mean the UST Tranche A Term Loan Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith and including all “Loan Documents” (as defined in the UST Tranche A Term Loan Credit Agreement) or similar term.

“UST Tranche A Term Loan Facility Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary outstanding under or secured by the UST Tranche A Term Loan Facility Documentation.

“UST Tranche B Controlled Account” shall mean a blocked account at a commercial bank reasonably satisfactory to the Required Lenders and the Administrative Agent in the name of the Borrower and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders.  It is understood and agreed that any amounts on deposit in the UST Tranche B Controlled Account not disbursed and used in accordance with the terms of this Agreement shall be returned to Treasury.

“UST Tranche B Joint Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“UST Tranche B Only Collateral” shall mean the UST Tranche B Controlled Account and all Money (as defined in the UCC) and all cash, checks, other negotiable instruments, funds and other evidences of loan proceeds properly held therein.

“UST Tranche B Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“UST Tranche B Term Lender” shall mean a Lender with a UST Tranche B Term Loan Commitment or an outstanding UST Tranche B Term Loan.

“UST Tranche B Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a UST Tranche B Term Loan hereunder, expressed as an amount representing the maximum principal amount of the UST Tranche B Term Loan to be made by such Lender hereunder. The initial aggregate amount of the UST Tranche B Term Loan Commitments as of the Effective Date is $400,000,000; provided that the Lenders and the Borrower may agree to decrease the aggregate amount of the UST Tranche B Term Loan Commitments and correspondingly increase the aggregate amount of the UST Tranche A Term Loan Facility by an equal amount.

“UST Tranche B Term Loans” shall mean the term loans made by the Lenders from time to time to the Borrower pursuant to Section 2.01(b).  For the avoidance of doubt, a Term Loan shall no longer be a “UST Tranche B Term Loan” when it shall have become an “Extended Term Loan”.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced, restructured or extended (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, restructuring, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” shall mean, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.  Other Interpretive Provisions

.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)The term “including” is by way of example and not limitation.

(c)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(d)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(e)The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(f)All references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Restricted Subsidiary.

(g)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h)The word “or” is not exclusive.

(i)For purposes of determining compliance with any one of Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower (and the Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time; provided that the Borrower shall not be permitted to subsequently reclassify any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness as having been incurred under a Non-Fixed Basket if such Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness was originally incurred under a Fixed Basket or any other Basket that is not a Non-Fixed Basket.  For all purposes hereunder, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including Total Net Leverage Ratio) or based on a percentage of Consolidated EBITDA or total assets.

(j)The usage of the term “written” includes electronic messages, including e-mail.

(k)Any reference herein or in any other Loan Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

Section 1.03.  Certifications

.  All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.04.  Accounting Terms

.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein or therein.

Section 1.05.  Rounding

.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06.  References to Agreements, Laws, Etc

.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications are not prohibited by hereby; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07.  Times of Day

.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.08.  Timing of Payment or Performance

.  Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.09.  Cumulative Credit Transactions

.  If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.10.  Pro Forma Calculations

.

(a)Notwithstanding anything to the contrary herein, the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.10.

(b)For purposes of calculating the Total Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.10.

(c)Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Senior Financial Officer of the Borrower and may include, for the avoidance of doubt, Cost Savings to the extent permitted by, and subject to the requirements of, clause (a)(viii) of the definition of “Consolidated EBITDA”.  Notwithstanding the foregoing, all pro forma adjustments under this clause (c) shall not, taken together with those added pursuant to clause (a)(viii) of the definition of “Consolidated EBITDA”, increase pro forma Consolidated EBITDA by more than 5% for any Test Period (calculated prior to giving effect to any addback pursuant to this clause (c) or clause (a)(viii) of the definition of “Consolidated EBITDA”).

(d)In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes and not incurred in reliance on Section 7.03(t)), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period of the Total Leverage Ratio.  Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.

Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(e)Whenever any provision of this Agreement requires the Borrower to have a Total Leverage Ratio on a Pro Forma Basis in connection with any action to be taken by the Borrower hereunder, the Borrower shall deliver to the Administrative Agent a certificate of each Responsible Officer of the Borrower setting forth in reasonable detail the calculations demonstrating such compliance or such Total Leverage Ratio.

Section 1.11.  Certain Accounting Matters

.  Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Statement of Financial Accounting Standards 159 or Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value”, as defined therein; and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 and/or Statement of Financial Accounting Standards 150 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Furthermore, unless the Borrower elects otherwise, notwithstanding any other provision contained herein or in any other Loan Document, for all purposes under this Agreement and the other Loan Documents, including negative covenants, financials covenants and component definitions, operating leases and Capitalized Leases will be deemed to be treated in a manner consistent with their current treatment under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.  For the avoidance of doubt, the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP, except as expressly set forth in clauses (a) and (b) of this Section 1.11.

Section 1.12.  Classification of Loans and Borrowings

.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “UST Tranche B Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.13.  Currency Equivalents Generally

.

(a)For purposes of determining compliance with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13 with respect to any amount of Indebtedness, Lien, Asset Sale, Restricted Payment, Capital Expenditure, affiliate transaction, Contractual Obligation, prepayment of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder) and once incurred or made, the amount of such Indebtedness, Lien, Asset Sale, Restricted Payment, Capital Expenditure, affiliate transaction, Contractual Obligation, prepayment of Indebtedness or Investment, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

(b)For purposes of determining the Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

ARTICLE 2
The Credits

Section 2.01.  UST Tranche B Term Loan Commitments

.

(a)[Reserved].

(b)Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each UST Tranche B Term Lender agrees, severally and not jointly, to provide all or a portion of the UST Tranche B Term Loans to the Borrower from time to time during the Availability Period (each such date of funding, a “Funding Date”). The aggregate principal amount of the UST Tranche B Term Loans funded by each UST Tranche B Term Lender shall not to exceed its UST Tranche B Term Loan Commitment.  Amounts repaid or prepaid in respect of the UST Tranche B Term Loan may not be reborrowed.  All proceeds of the UST Tranche B Term Loan shall be deposited by the Administrative Agent into the UST Tranche B Controlled Account and shall only be disbursed therefrom upon instruction from the Required Lenders to the Administrative Agent following the satisfaction (or waiver pursuant to Article 9) of the conditions set forth in Section 4.03.

Section 2.02.  Loans

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(a)Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that in no event shall the Borrower request more than two Borrowings in any calendar month; provided further, however that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $25,000,000 (except, with respect to any Other Term Loans, to the extent otherwise provided in the applicable Refinancing Amendment) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)Subject to Section 3.02 each Borrowing shall be comprised entirely of Eurodollar Loans.  Borrowings of more than one Type may be outstanding at the same time; provided that the total number of such additional Interest Periods does not exceed 10 at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)Each Lender shall make each UST Tranche B Term Loan required to be made by it hereunder on each Funding Date by wire transfer of immediately available funds to the Administrative Account not later than 12:00 p.m., New York City time on such date, and upon receipt of all requested funds the Administrative Agent shall promptly credit the amounts so received to the UST Tranche B Controlled Account.

Section 2.03.  Borrowing and Disbursement Procedure

.  (a) In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 12:00 p.m., New York City time, (i) with respect to the Initial Funding Date, two (2) Business Days prior to such Borrowing and (ii) for any Borrowing following the Initial Funding Date, five (5) Business Days before such Borrowing.  Each such Request for Credit Extension shall be irrevocable and signed by each Responsible Officer of the Borrower and shall specify the following information:  (i) the Class of Loans to be borrowed; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the amount of such Borrowing; provided that the aggregate amount of such Borrowings in any fiscal quarter shall not exceed the amount of capital expenditures allocated to such fiscal quarter for the purchase of Rolling Stock with the proceeds of the Term Loans pursuant to the most recent Approved CapEx Plan; and (iv) the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Request for Credit Extension, each requested Borrowing shall comply with the requirements set forth in Section 2.02. Each requested Borrowing shall be a Eurodollar Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such Request for Credit Extension, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any Request for Credit Extension given pursuant to this Section 2.03(a) (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

(b) In order to request a disbursement from the UST Tranche B Controlled Account, the Borrower shall notify the Administrative Agent of such request in writing not later than 1:00 p.m., New York City time, (i) with respect to any disbursement on the Initial Funding Date, three (3) Business Days prior to such disbursement and (ii) for any disbursement following the Initial Funding Date, three (3) Business Days before such disbursement; provided, that any disbursement request delivered hereunder may be delivered contemporaneously with the Request for Credit Extension delivered pursuant to Section 2.03(a) above.  Each such Request for Disbursement shall be irrevocable and signed by each Responsible Officer of the Borrower and shall specify the following information:  (i) the date of such disbursement (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; (iii) the amount of such disbursement; and (iv) a certification that the proceeds of such disbursement shall be used solely for the purposes specified in Section 6.16.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03(b) (and the contents thereof).  Following the satisfaction (or waiver pursuant to Article 9) of the conditions precedent to disbursement set forth in Section 4.03, the Administrative Agent shall instruct the Account Bank to make disbursements from the UST Tranche B Controlled Account in the amounts and to the accounts specified in the Request for Disbursement.

Section 2.04.  Evidence of Debt; Repayment of Loans

.

(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11 (or, in the case of Extended Term Loans or Other Term Loans, as provided for in the applicable Extension Offer, Refinancing Amendment or other governing documentation).

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms and (ii) in the event of any conflict between the accounts set forth in paragraphs (b) and (c) above, the amounts set forth in the accounts maintained pursuant to paragraph (c) shall prevail.

(e)Any Lender may request that Loans made by it hereunder be evidenced by a Term Note.  In such event, the Borrower shall promptly execute and deliver to such Lender a Term Note payable to such Lender and its registered assigns in accordance with Section 10.04.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a Term Note, the interests represented by such Term Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns, unless such Term Note is duly cancelled.

(f)This Section 2.04 shall at all times be interpreted and administered in such a way that the Term Notes will be issued in “registered form” within the meaning of Treasury Regulation Section 5f.163-1(a).

Section 2.05.  Fees

.

(a)The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative agent fees applicable to the Facilities payable in the amounts and at the times agreed upon between the Borrower and the Administrative Agent as set forth in the Administrative Agent Fee Letter (the “Fees”).

(b)All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06.  Interest on Loans

.

(a)Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin; provided, that no Borrowings hereunder shall be made in ABR except as set forth in Section 10.24.

(b)Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d)All interest payable on each Interest Payment Date shall be payable in cash.

Section 2.07.  Default Interest

.  Automatically from and after the occurrence and during the continuance of an Event of Default under Section 8.01(a), (f) or (g) or at the election of the Required Lenders during the continuance of any other Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter, after as well as before judgment, bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on written demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans); provided that in the case of Eurodollar Term Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, if such Eurodollar Rate Loans shall become ABR Loans in accordance with Section 2.10(e), such Loans shall thereafter bear interest payable upon written demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans.

Section 2.08.  [Reserved]

.

Section 2.09.  Termination and Reduction of Commitments

.

(a)All or a portion of the Term Loan Commitment for the UST Tranche B Term Loan shall automatically terminate upon the making of the UST Tranche B Term Loans on each Funding Date in an amount equal to the amount of UST Tranche B Term Loans so funded on such Funding Date.

(b)Upon at least one Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, any Class of unfunded Term Loan Commitments; provided, however, that each partial reduction of any Class of Term Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000; provided further that, a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)Each reduction in the Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

Section 2.10.  Conversion and Continuation of Borrowings

.  The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent not later than 1:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)[reserved];

(ii)each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii)if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(b)each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(i)if any Eurodollar Borrowing is converted on a day prior to the last day of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 3.04;

(c)any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing, unless agreed by all applicable Lenders;

(d)any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(e)upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each such Request for Credit Extension shall (except as set forth herein) be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) if such Request for Credit Extension requests a conversion, the date of such conversion (which shall be a Business Day) and (iii) the Interest Period with respect thereto.  If no Interest Period is specified in any such Request for Credit Extension with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the Lenders of any Request for Credit Extension and of each Lender’s portion of any converted or continued Borrowing.  If the Borrower shall not have given a Request for Credit Extension in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued or converted into a Eurodollar Borrowing with a one month Interest Period.

Section 2.11.  Repayment of Term Borrowings

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(a)The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders on the Maturity Date for such UST Tranche B Term Loans, the aggregate principal amount of such UST Tranche B Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  Upon the conversion of UST Tranche B Term Loans to Extended Term Loans or the refinancing of UST Tranche B Term Loans with Credit Agreement Refinancing Indebtedness, all scheduled amortization payments, if any, shall be reduced ratably by the aggregate principal amount of the UST Tranche B Term Loans so converted, refinanced or replaced.  The Borrower shall repay Extended Term Loans and Other Term Loans in such amounts and on such date or dates as shall be specified therefor in the applicable Extension Offer, Refinancing Amendment or other governing documentation.

(b)To the extent not previously paid, all Term Loans (including, for avoidance of doubt, Term Loans that are not UST Tranche B Term Loans) shall be due and payable on the applicable Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)All repayments pursuant to this Section 2.11 shall be subject to Section 3.04, but shall otherwise be without premium or penalty.

Section 2.12.  Voluntary Prepayment

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(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written (email)  notice in the case of Eurodollar Loans, or written (email) notice at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000.

(b)Except as may otherwise be set forth in any Extension Offer or any Refinancing Amendment, voluntary prepayments of Term Loans pursuant to this Section 2.12 shall be applied ratably to each Class of Term Loans then outstanding.

(c)Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided, that the provisions of Section 3.04 shall apply to any prepayment that is not made as a result of the failure of such condition).  All prepayments under this Section 2.12 shall be subject to Section 2.12(d) (to the extent applicable) and Section 3.04 but otherwise without premium or penalty.  All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13.  Mandatory Prepayments

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(a)(i) Subject to Section 7.05, the Borrower shall cause to be prepaid on or prior to the date which is five (5) Business Days after the end of each calendar month an aggregate principal amount of Term Loans in an amount equal to 100% of the Net Proceeds realized or received by the Borrower or any Restricted Subsidiary during such calendar month as a result of any Disposition by the Borrower or any Restricted Subsidiary of any UST Tranche B Priority Collateral.  Each prepayment of Term Loans pursuant to this Section 2.13(a)(i) shall be applied ratably to each Class of Term Loans then outstanding.

(ii)Subject to Section 2.13(g), if (1) the Borrower or any Restricted Subsidiary Disposes of any Real Property, Rolling Stock or Disposes of any other property or assets pursuant to Section 7.05 (j), (l) or (t) or under any transaction that would be prohibited by Section 7.05 (other than (w) so long as the ABL Credit Agreement is in effect, any Disposition of ABL Priority Collateral, (x) any Disposition of UST Tranche B Priority Collateral, UST Tranche B Joint Collateral or UST Tranche B Only Collateral, (y) so long as the UST Tranche A Term Loan Credit

Agreement is in effect, any Disposition of UST Tranche A Only Collateral and (z) leases of Real Property entered into in the ordinary course of business (excluding Sale and Leaseback Transactions)), or (2) any Casualty Event occurs, which, in each case, results in the realization or receipt by the Borrower or a Restricted Subsidiary of Net Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of the Net Proceeds (or, in the case of any Disposition of, or Sale and Leaseback Transaction, with respect to Real Property, 100% of the Real Property Disposition Proceeds) realized or received.

(iii)Subject to Section 2.13(g), if the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Effective Date (other than Indebtedness permitted under Section 7.03 (other than any Credit Agreement Refinancing Indebtedness)), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after (or, in the case of Credit Agreement Refinancing Indebtedness, one Business Day after) the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(iv)Subject to Section 2.13(g), if the Borrower issues any Subordinated Indebtedness after the Effective Date, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 33% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower of such Net Proceeds.

(v)Subject to Section 2.13(g), if the Borrower issues any Equity Interests after the Effective Date (excluding the Treasury Equity Issuance), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 50% of all Net Equity Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower of such Net Equity Proceeds; provided, that the Borrower shall only be required to apply up to $30,000,000 in the aggregate of Net Equity Proceeds pursuant to this Section 2.13(a)(v).

(b)Except as may otherwise be set forth in any Extension Offer, any Refinancing Amendment, any Permitted Repricing Amendment or any other governing documentation, each prepayment of Term Loans pursuant to Section 2.13(a)(ii) through (v) shall be applied ratably to each Class of Term Loans then outstanding and the UST Tranche A Term Loan Facility; provided, that any prepayment of Term Loans pursuant to Section 2.13(a)(iii) in respect of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt.

(c)With respect to each Class of Term Loans, each prepayment pursuant to Section 2.13(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to Section 2.13(d).  For the avoidance of doubt, this Section 2.13(c) is applicable to any prepayment made with the Net Proceeds of Credit Agreement Refinancing Indebtedness.

(d)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.13 by 1:00 p.m., New York City time, least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment, provide a reasonably detailed calculation of the amount of such estimated prepayment and specify to which Loan such prepayment shall apply.  The Administrative Agent will promptly notify each applicable Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share or other applicable share of the prepayment.  Each Term Lender may reject all of its Pro Rata Share or other applicable share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 2.13 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York City time, one Business Day prior to the date of such prepayment; provided that, for the avoidance of doubt, no Lender may reject any prepayment made with proceeds of Credit Agreement Refinancing Indebtedness.  If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans unless the Borrower and the Administrative Agent, with the consent of the Required Lenders, agree to an extension of time for such failure to be corrected.  Any Declined Proceeds shall be retained by the Borrower.

(e)Funding Losses, Etc.  All prepayments under this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and shall be made together with, in the case of any such prepayment of a Eurodollar Loan on a day prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Loan pursuant to Section 3.04.  All prepayments under Section 2.13(a)(iii) shall be subject to Section 2.12(d) (to the extent applicable).  Notwithstanding any of the other provisions of Section 2.13(a), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under Section 2.13(a) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder (including accrued interest to the last day of such Interest Period) into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.13.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.13(a).

(f)Foreign Dispositions.  Notwithstanding any other provisions of this Section 2.13, (A) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) are (x) prohibited or delayed by applicable local law or (y) restricted by applicable organizational or constitutive documents or any agreement, from being repatriated to the United States, in each case the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary (the Borrower hereby agreeing to use reasonable efforts (as determined in the Borrower’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational or constitutive document impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, applicable organizational or constitutive document impediment, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than 5 Business Days after such repatriation could be made) applied (net of additional taxes, costs and expenses payable or reserved against as a result thereof) (whether or not repatriation actually occurs)  to the repayment of the Term Loans pursuant to this Section 2.13 and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition could cause adverse tax consequences to the Borrower, such Net Proceeds so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(g)Notwithstanding anything to the contrary set forth in any other clause in this Section 2.13, no mandatory prepayments of Term Loans that would have otherwise been required under Section 2.13(a)(ii) through (v) shall be required to be made until the Tranche B-2 Term Loan Facility Indebtedness (other than contingent indemnification or reimbursement obligations) shall have been paid or satisfied in full; provided that the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received from any Credit Agreement Refinancing Indebtedness.

(h)Subject to Section 7.05, the Borrower shall cause to be prepaid on or prior to the date which is five (5) Business Days after the end of each calendar month (x) so long as the Tranche B-2 Term Loan Credit Agreement is in effect, an aggregate principal amount of Term Loans in an amount equal to 67% of the Net Proceeds realized or received by the Borrower or any Restricted Subsidiary during such calendar month as a result of any Disposition by the Borrower or any Restricted Subsidiary of any UST Tranche B Joint Collateral (with the remaining 33% of such Net Proceeds to be applied to prepay the Tranche B-2 Term Loan Facility pursuant to the Tranche B-2 Term Loan Credit Agreement) and (y) otherwise, an aggregate principal amount of Term Loans in an amount equal to 100% of the Net Proceeds realized or received by the Borrower or any Restricted Subsidiary during such calendar month as a result of any Disposition by the Borrower or any Restricted Subsidiary of any UST Tranche B Joint Collateral.

(i)Notwithstanding the foregoing to the contrary, with respect to proceeds of any ABL Priority Collateral and Term Priority Collateral that is required to be applied to the ABL Facility Indebtedness pursuant to the ABL Facility Documentation, the Lenders hereby agree that such proceeds shall be applied in the manner set forth in the ABL Facility Documentation prior to application to the Obligations hereunder pursuant to this Section 2.13.

Section 2.14.  Pro Rata Treatment

.  Except as required under Section 3.02, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); provided that the provisions of this Section 2.14 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.15.  Sharing of Setoffs

.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.15 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower as to which the provisions of this Section 2.15 shall apply (provided, that if the applicable payment, assignment, sale or participation to the Borrower is expressly permitted under Section 10.04, the provisions of this Section 2.15 shall not be construed to apply).  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation. For the avoidance of doubt, neither this Section nor Section 2.14 shall limit the ability of the Borrower to pay principal, fees, premiums and interest with respect to Other Term Loans following the effectiveness of any Refinancing Amendment or any Extension Offer, as applicable, on a basis different from the Loans of such Class that will continue to be held by Lenders that were not Extending Lenders or Lenders pursuant to such Refinancing Amendment, as applicable.

Section 2.16.  Payments

.

(a)The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts due and payable) hereunder and under any other Loan Document not later than 12:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  Each such payment shall be made to the Administrative

Account.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.17.  [Reserved]

.

Section 2.18.  Refinancing Amendments

.

(a)At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness (other than Permitted Additional Debt) in respect of all or any portion of the Term Loans then outstanding under this Agreement, in the form of Other Term Loans or Other Term Loan Commitments pursuant to a Refinancing Amendment; provided that (A) such Credit Agreement Refinancing Indebtedness will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) such Credit Agreement Refinancing Indebtedness will have such pricing, fees, interest, premiums and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof (provided, that such Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment), (C) such Credit Agreement Refinancing Indebtedness will have a maturity date later than the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Refinanced Debt, (D) the covenants, events of default and guarantees of such Credit Agreement Refinancing Indebtedness, if not consistent with the terms of the UST Tranche B Term Loans, shall be on customary market terms for Indebtedness of such type (as determined by the Borrower in good faith) ((provided, that the financial maintenance covenant on the then outstanding Term Loans shall be amended to provide the Lenders the benefit of any financial maintenance covenant of such Credit Agreement Refinancing Indebtedness that is in addition to or more restrictive in any material manner than the financial maintenance covenant on the then outstanding Term Loans)), (E) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans being so refinanced and (F) other than in the case of Credit Agreement Refinancing Indebtedness the proceeds of which are applied to pay all outstanding Term Loans and other Obligations in full in cash, the Borrower shall have obtained the consent of the Required Lenders.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver) on the date thereof of each of the conditions set forth in Section 4.01 (and for purposes thereof the incurrence of the Credit Agreement Refinancing Indebtedness shall be deemed to be a Request for Credit Extension) and, to the extent reasonably requested by the Administrative Agent and the Required Lenders, receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and a solvency certification or representation, in each case materially consistent with those delivered on the Effective Date under Section 4.02 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), and customary reaffirmation agreements.   Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.18(a) shall be in an aggregate principal amount that is (x) not less than $40,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(b)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Required Lenders and the Borrower, to effect the provisions of this Section 2.18, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.  Without limiting the foregoing, in connection with any Refinancing Amendment, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date after giving effect to such Refinancing Amendment so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Required Lenders).

(c)This Section 2.18 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

Section 2.19.  Extensions of Term Loans

.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Term Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans as so extended, as well as the group of original Term Loans not so extended, being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted and a separate Class of Term Loans), so long as the following terms are satisfied (or waived):  (i) no Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, AHYDO “catch up” payments, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms and conditions that are substantially identical to, or less favorable to the lenders or investors providing such Extended Term Loans as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date and the amortization schedule, if any, applicable to Term Loans for periods prior to the then applicable Latest Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)With respect to all Extensions consummated by the Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12, 2.13 or 2.15 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable Classes be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.13, 2.14 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.

(c)Each of the parties hereto hereby (A) agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.11 with respect to any Class of Term Loans subject to an Extension to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.11), (iii) modify the prepayments set forth in Sections 2.12 and 2.13 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Required Lenders and the Borrower, to effect the provisions of this Section 2.19, and the Required Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Extension Amendment and (B) consent to the transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment). Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Required Lenders).

(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may reasonably be agreed by the Administrative Agent at the direction of the Required Lenders) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.

(e)This Section 2.19 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

ARTICLE 3
Taxes, Increased Costs Protection and Illegality

Section 3.01.  Taxes

.

(a)Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document to any Lender or Agent shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, withholdings (including backup withholding), fees or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), excluding (i) Taxes imposed on or measured by net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, (ii) Taxes attributable to the failure by the relevant Lender or Agent to deliver the documentation required to be delivered pursuant to clause (d) of this Section 3.01, (iii) Taxes imposed by a jurisdiction as a result of any connection between such Lender or Agent and such jurisdiction other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any Loan Document, (iv) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower or any Guarantor (as appropriate) is located, (v) any U.S. federal withholding tax imposed on amounts payable hereunder pursuant to a law in effect at such time the Lender or Agent becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 3.06), or designates a new lending office, except in each case to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 and (vi) any Tax imposed under FATCA (all such non-excluded Taxes imposed on such payments, being hereinafter referred to as “Indemnified Taxes”).  If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), such Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the applicable withholding agent shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b)In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) (including any Mortgage Amendment) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Acceptance, grant of a Participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)Without duplication of Section 3.01(a) or (b), the Borrower and each Guarantor agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes paid by such Agent or Lender (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and (ii) any expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides Borrower or Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(d)Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender or Agent to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents.  Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.  Notwithstanding the foregoing, a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver.  In addition, each Lender and Agent shall deliver to the Borrower and the Administrative Agent such other tax forms or other documents as shall be prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Agent is subject to backup withholding or information reporting requirements.  Without limiting the foregoing:

(i)Each Lender and Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed executed copies of Internal Revenue Service Form W-9 certifying that such Lender or Agent (as the case may be) is exempt from federal backup withholding.

(ii)Each Lender and Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) which, for the avoidance of doubt, shall not include Treasury, shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A)two properly completed and duly signed executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)two properly completed and duly signed executed copies of Internal Revenue Service Form W-8ECI (or any successor forms) and, in the case of an Agent, a withholding certificate that satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes,

(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, or

(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner).  Each Lender and Agent shall deliver to the Borrower and the Administrative Agent two further executed copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so.  Each Lender and Agent shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(iii)Notwithstanding anything else herein, Treasury shall be entitled to the benefits of this Section 3.01 and all related provisions under this Agreement without regard to whether it provides any documentation described in Sections 3.01(d) or Section 3.01(g).

(e)Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its lending office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable, good faith determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f)If any Lender or Agent determines, in its reasonable, good faith discretion, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01 (including by payment of additional amounts pursuant to this Section) it shall promptly remit such refund to the Borrower or Guarantor, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority.  This section shall not be construed to require the

Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g)If a payment made to a Lender or Agent under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For the avoidance of doubt, Treasury shall not be required to provide any documentation under this Section 3.01(g).

(h)Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)Each Lender (other than Treasury) shall indemnify each Agent, within 10 days following written demand therefor, for (i) the full amount of any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that such Agent has not already been indemnified by the Borrower and each Guarantor for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower and each Guarantor to do so), and (ii) any Taxes attributable to such Lender’s failure to comply with the provision of Section 10.04(f) relating to the maintenance of a Participant Register, in each case, that are payable or paid by such Agent in connection with any Loan Documents, and any expenses arising therefrom or with respect thereto; provided that such Agent provides such lender with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

Section 3.02.  Illegality

. If any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall promptly following written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.04.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03.  Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans

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(a)If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Effective Date, or such Lender’s compliance therewith, there shall be any material  increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Loans, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes for which additional amounts are payable pursuant to Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under exception (iii) thereof to the extent such Taxes are imposed on or measured by net income or profits or are franchise taxes (imposed in lieu of the foregoing taxes) and any Taxes excluded from the definition of Indemnified Taxes under exceptions (i), (ii), (iv), (v) and (vi) thereof or (ii) reserve requirements contemplated by Section 3.03(c) or reflected in the Adjusted LIBO Rate) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such written demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Effective Date, or compliance by such Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any entity controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such written demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or controlling entity for such reduction within fifteen (15) days after receipt of such written demand.

(c)Except to the extent already reflected in the Adjusted LIBO Rate, the Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Loans of the

Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such written notice.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another lending office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).

Section 3.04.  Funding Losses

.  Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(i)any continuation or conversion of any Eurodollar Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan, or any payment or prepayment of any Eurodollar Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan; or

(ii)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan of the Borrower on the date or in the amount notified by the Borrower;

including an amount equal to the excess, as reasonably determined by such Lender, of (1) its cost of obtaining funds for the Eurodollar Loan that is the subject of such event for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (2) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such event for such period, but excluding (a) loss of anticipated profits, and (b) any loss, cost or expense resulting from Indemnified Taxes or Other Taxes for which additional amounts are payable pursuant to Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under Section 3.01.

Section 3.05.  Matters Applicable to all Requests for Compensation

.

(a)Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable and customary averaging and attribution methods.

(b)With respect to any Lender’s claim for compensation under Section 3.02 or 3.03, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.03, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another any applicable Eurodollar Loan, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)If the obligation of any Lender to make or continue any Eurodollar Loan shall be suspended pursuant to Section 3.05(b) hereof, such Lender’s applicable Eurodollar Loans shall be automatically converted into ABR Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02 or 3.03 hereof that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Loans shall be applied instead to its ABR Loans; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as ABR Loans (if possible).

(d)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02 or 3.03 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Loans pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

(e)Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted or made after the Effective Date, regardless of the date enacted or adopted.

Section 3.06.  Replacement of Lenders under Certain Circumstances

.

(a)If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.03 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Loans as a result of any condition described in Section 3.02 or Section 3.03 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04(b) (unless otherwise agreed, with the assignment fee to be paid by the Borrower in such instance) (it being understood that any such assignment shall become effective only in accordance with Section 10.04(e)), all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender, such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii).

(b)In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each directly and adversely affected Lender, each Lender with respect to a certain Class of Loans or each directly and adversely affected Lender with respect to a certain Class of Loans, in each case in accordance with Section 10.08, and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all Lenders or all directly and adversely affected Lenders of a certain Class, the Required Class Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(c)Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Term Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Term Note executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender.

(d)Notwithstanding anything to the contrary contained above, any Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with Article 9.

Section 3.07.  Survival

.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE 4
Conditions Precedent to Credit Extensions

Section 4.01.  Effective Date

.  This Agreement shall become effective on the first date on which the following conditions precedent have been satisfied (or waived in accordance with Article 9):

(a)The Administrative Agent and the Required Lenders shall have received the following, each properly executed by a Responsible Officer of the signing Loan Party (or, in the case of the Borrower, each Responsible Officer of the Borrower), each dated as of the Effective Date:

(i)executed counterparts of this Agreement duly executed by the Borrower and each Guarantor;

(ii)the ABL Intercreditor Agreement duly executed by the parties thereto; and

(iii)the Administrative Agent Fee Letter duly executed by the respective parties thereto.

(b)Each of the ABL Credit Agreement and Tranche B-2 Term Loan Credit Agreement shall have been amended pursuant to amendment agreements, in form and substance reasonably satisfactory to the Required Lenders in their sole discretion.

Section 4.02.  Initial Funding Date

.  The obligation of each UST Tranche B Term Lender to make the UST Tranche B Term Loans on the Initial Funding Date shall be subject to the occurrence of the Effective Date and satisfaction (or waiver pursuant to Article 9) of the following conditions precedent:

(a)Each Lender that has requested a Term Note at least two Business Days in advance of the Effective Date shall have received such Term Note executed by the Borrower in favor of such Lender, properly executed by each Responsible Officer of the Borrower, dated as of the Effective Date.

(b)The Administrative Agent and the Required Lenders shall have received, on behalf of themselves, the Collateral Agent and the Lenders, an opinion of (i) Kirkland & Ellis LLP, counsel for the Loan Parties, and (ii) from each local counsel for the Loan Parties listed on Schedule 4.02(b), in each case, dated the Initial Funding Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders and in customary form and substance, and the Borrower hereby requests such counsel to deliver such opinions.

(c)The Administrative Agent and the Required Lenders shall have received (i) a copy of the certificate or articles of incorporation or organization or certificate of formation, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (to the extent applicable) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Initial Funding Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Initial Funding Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization or certificate of formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party on the Initial Funding Date, and (E) as to the absence of any proceeding for the dissolution or liquidation of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(d)(i) The Administrative Agent and the Required Lenders shall have received the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to each Loan Party in the states or other jurisdictions of formation of such Loan Party and with respect to such other locations and names listed on the Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search and (ii) each of the Intellectual Property Security Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto, together with (x) certificates, if any, representing the Equity Interests pledged by the Borrower and the Guarantors accompanied by undated stock powers executed in blank and (y) copies of documents and instruments to be recorded or filed that the Required Lenders may deem, subject to Section 6.13, reasonably necessary to satisfy the Collateral and Guarantee Requirement.

(e)Prior to or substantially concurrently with the funding of the Loans on the Initial Funding Date, the IBT Agreement shall be in full force and effect.

(f)Immediately after giving effect to the transactions contemplated hereby, the Borrower and the Subsidiaries shall have outstanding no Indebtedness for borrowed money other than (i) Indebtedness outstanding under this Agreement, (ii) the ABL Facility Indebtedness, (iii) the Tranche B-2 Term Loan Facility Indebtedness, (iv) the UST Tranche A Term Loan Facility Indebtedness and (v) Indebtedness permitted pursuant to Section 7.03.

(g)The Administrative Agent and the Required Lenders shall have received a solvency certificate, substantially in the form set forth in Exhibit H, from the chief financial officer or chief accounting officer or other officer with equivalent duties of the Borrower, or in lieu thereof at the option of the Borrower, an opinion of a nationally recognized valuation firm as to the solvency (on a consolidated basis) of the Borrower and its Subsidiaries as of the Initial Funding Date.

(h)The Administrative Agent, the Collateral Agent and the Required Lenders shall have received all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including without limitation, a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower, that has been reasonably requested in writing at least five Business Days prior to the Initial Funding Date.

(i)The Administrative Agent and the Required Lenders shall have received a certificate from an officer of the Borrower certifying that since December 31, 2019, there has not occurred any Material Adverse Effect.

(j)The Administrative Agent, the Collateral Agent and the Required Lenders shall have received all applicable fees and other amounts due and payable on or prior to the Initial Funding Date, including, to the extent invoiced at least three Business Days prior to the Initial Funding Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses (including the fees and expenses of legal counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document on or prior to the Initial Funding Date; provided, that, Borrower hereby acknowledges and agrees that any such amounts which shall be due and payable to the Administrative Agent and the Collateral Agent shall be paid to the Administrative Agent and the Collateral Agent on or prior to the Initial Funding Date regardless of the date when such amounts are invoiced to the Borrower.

(k)To the extent required by Section 6.07, the Administrative Agent shall have received evidence that the insurance required by Section 6.07 is in effect, for the benefit of the Collateral Agent, as additional insured on behalf of the Secured Parties or as loss payee thereunder.

(l)The representations and warranties set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the Initial Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the Initial Funding Date with the same effect as though made on and as of such date or such earlier date, as applicable.

(m)(x) No Default shall exist or would result from the proposed Credit Extension on the Initial Funding Date or from the application of the proceeds therefrom and (y) no “default” (or similar event) under (i) the ABL Facility Documentation or any Permitted Refinancing thereof, (ii) the Tranche B-2 Term Loan Facility Documentation or any Permitted Refinancing thereof, (iii) the UST Tranche A Term Loan Facility Documentation or any Permitted Refinancing thereof or (iv) any other Indebtedness for borrowed money, with an aggregate principal amount (in the case of this clause (iv)) in excess of the Threshold Amount, in each case of clauses (i) through (iv), shall exist or would result from the proposed Credit Extension on the Initial Funding Date or from the application of the proceeds therefrom.

(n)The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(o)The Borrower shall have established the UST Tranche B Controlled Account.

(p)The Administrative Agent and the Required Lenders shall have received a capital expenditure plan in reasonable detail describing the Borrower’s plan to borrow the full amount of the UST Tranche B Term Loan Commitments and to fully utilize the UST Tranche B Term Loans to finance the purchase of Rolling Stock, in each case within two years following the Effective Date (together with the financial information and projections delivered in connection therewith, the “Initial CapEx Plan”).

(q)The Administrative Agent and the Required Lenders shall have received the most recent Approved CapEx Plan for the quarter during which the Initial Funding Date shall occur pursuant to Section 6.02(l).

(r)The aggregate amount of the Borrowing on the Initial Funding Date shall not exceed the amount of capital expenditures allocated to the fiscal quarter in which the Initial Funding Date occurs for the purchase of Rolling Stock with the proceeds of the Term Loans pursuant to the most recent Approved CapEx Plan.

(s)The Administrative Agent and the Required Lenders shall have received the following, each properly executed by a Responsible Officer of the signing Loan Party (or, in the case of the Borrower, each Responsible Officer of the Borrower), each dated as of the Effective Date:

(i)the Security Agreement duly executed by the parties thereto; and

(ii)the Custodial Administration Agreement duly executed by the parties thereto.

The Request for Credit Extension submitted by the Borrower in connection with the making of the UST Tranche B Term Loans on the Initial Funding Date shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(e), (f), (l) and (m) have been satisfied or waived on and as of the Initial Funding Date. Unless the Administrative Agent receives notice from the Required Lenders one Business Day prior to the Funding Date, it may conclusively assume that all conditions precedent in this Section have been met.

Section 4.03.  Conditions to each Funding Date after the Initial Funding Date and each Disbursement made on or after the Initial Funding Date

.  The obligation of each UST Tranche B Term Lender to make the UST Tranche B Term Loans on each Funding Date after the Initial Funding Date and the disbursement of amounts in the UST Tranche B Controlled Account on or after the Initial Funding Date shall be subject to the satisfaction (or waiver pursuant to Article 9) of the following conditions precedent:

(a)The representations and warranties set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of such date with the same effect as though made on and as of such date or such earlier date, as applicable.

(b)(x) No Default shall exist or would result from the proposed funding or disbursement on such Funding Date or date of disbursement, as applicable, or from the application of the proceeds therefrom and (y) no “default” (or similar event) under (i) the ABL Facility Documentation or any Permitted Refinancing thereof, (ii) the Tranche B-2 Term Loan Facility Documentation or any Permitted Refinancing thereof, (iii) the UST Tranche A Term Loan Facility Documentation or any Permitted Refinancing thereof or (iv) any other Indebtedness for borrowed money, with an aggregate principal amount (in the case of this clause (iv)) in excess of the Threshold Amount, in each case of clauses (i) through (iv), shall exist or would result from such proposed funding or disbursement on such Funding Date or date of disbursement, as applicable, or from the application of the proceeds therefrom.

(c)With respect to each Funding Date, the Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)With respect to any disbursement, the Administrative Agent shall have received a Request for Disbursement in accordance with the requirements hereof and the amount of such disbursement shall be consistent with the most recent Approved Capex Plan.

(e)The consummation of the Treasury Equity Issuance pursuant to Section 6.18.

(f)The receipt by the Treasury from the Borrower of a closing opinion reasonably satisfactory to the Treasury in customary form for a primary issuance of common stock.

(g)The Administrative Agent and the Required Lenders shall have received the most recent Approved CapEx Plan for the quarter during which such Funding Date or date of disbursement shall occur pursuant to Section 6.02(l).

(h)The aggregate amount of any Borrowing on such Funding Date shall not exceed, together with the aggregate amount of all other Borrowings during the fiscal quarter in which such Funding Date occurs, the amount of capital expenditures allocated to such fiscal quarter for the purchase of Rolling Stock with the proceeds of the Term Loans pursuant to the most recent Approved CapEx Plan

Each Request for Credit Extension and each Request for Disbursement submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.03(a) and (b) have been satisfied or waived on and as of the applicable Funding Date or date of the applicable disbursement, respectively. Unless the Administrative Agent receives notice from the Required Lenders one Business Day prior to the Funding Date, it may conclusively assume that all conditions precedent in this Section have been met.

ARTICLE 5
Representations and Warranties

Each of the Borrower and each of the Guarantors party hereto represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 5.01.  Existence, Qualification and Power; Compliance with Laws

.  Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions, and (e) has all requisite franchises, licenses, authorizations, qualifications, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to any Loan Party), (c), (d) or (e), to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.  Authorization; No Contravention

.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s organizational powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Indebtedness of such Person in excess of the Threshold Amount or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (c)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.03.  Governmental Authorization; Other Consents

.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) to the extent required thereunder or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) approvals, consents, exemptions, authorizations or other actions by, or notices to, or filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens), (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.04.  Binding Effect

.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05.  Financial Statements; No Material Adverse Effect

.

(a)(i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii)The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and the absence of footnotes.

(b)The forecasts of income statements of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent and the Required Lenders prior to the Effective Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts it being understood by the Agents and the Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower and its Restricted Subsidiaries, (B) no assurance is given by the Borrower and its Restricted Subsidiaries that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

(c)Since December 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06.  Compliance With Laws

.  Neither the Borrower nor any of the Restricted Subsidiaries or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where in each case such violation or default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 5.07.  Ownership of Property; Liens

.

(a)Schedule 1.01(c) sets forth a true, complete and correct list of all Real Property owned (whether in fee or through a leasehold estate under any ground lease) by Borrower and the Restricted Subsidiaries as of the Effective Date.

(b)Each of the Borrower and the Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Property material to its business), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)As of the Effective Date, Schedule 9 to the Perfection Certificate dated the Effective Date contains a true and complete list of each Material Real Property owned by the Borrower each other Loan Party and its Restricted Subsidiaries.

(d)As of the Effective Date, except as otherwise disclosed in writing to the Collateral Agent and the Required Lenders, no Mortgage encumbers improved Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as

an area having special flood hazards within the meaning of the Flood Laws unless Evidence of Flood Insurance has been delivered to the Collateral Agent.

Section 5.08.  Environmental Matters

.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)Each Loan Party and each Restricted Subsidiary is and has been in compliance with all Environmental Laws, which includes obtaining and maintaining all Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties and the Restricted Subsidiaries;

(b)the Loan Parties and the Restricted Subsidiaries have not received notice alleging  any Environmental Liability or proposing or seeking to revoke, modify or deny the renewal of any Environmental Permit required to be held by the Loan Parties or the Restricted Subsidiaries, and neither the Loan Parties nor the Restricted Subsidiaries have become subject to any Environmental Liability;

(c)there has been no Release, discharge or disposal of Hazardous Materials (i) on, to, at, under or from any Real Property or any vehicles or facilities owned or leased by any of the Loan Parties or the Restricted Subsidiaries, or, to the knowledge of the Borrower, formerly owned, operated or leased by any Loan Party or any Restricted Subsidiary, or (ii) arising out of the conduct of the Loan Parties or the Restricted Subsidiaries that, in the case of (i) or (ii), could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by or on behalf of any Loan Party or any Restricted Subsidiary or for which any Loan Party or Restricted Subsidiary reasonably could be expected to otherwise incur any Environmental Liability; and

(d)there are no facts, circumstances or conditions arising out of or relating to, and there are no pending or reasonably anticipated requirements under Environmental Law associated with, the operations of the Loan Parties or the Restricted Subsidiaries or any Real Property, vehicles or facilities currently or, to the knowledge of the Borrower, previously owned or leased by the Loan Parties or any Restricted Subsidiary that, in such case, are known to or would reasonably be likely to require investigation, remedial activity or corrective action or cleanup by or on behalf of any Loan Party or any Restricted Subsidiary or that are known to or would reasonably be likely to result in the Borrower or any other Loan Party or Restricted Subsidiary incurring any Environmental Liability or capital expenditures to achieve or maintain compliance with Environmental Laws.

Section 5.09.  Taxes

.  Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each of the Loan Parties and their Restricted Subsidiaries have timely filed all tax returns required to be filed (taking into account any extensions), and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted if such contest shall have the effect of suspending enforcement or collection of such Taxes and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax deficiency or assessment known to any Loan Party against any Loan Party or any Restricted Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10.  ERISA Compliance

.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (and the regulations and published interpretations thereunder).

(b)The Loan Parties, their Restricted Subsidiaries and their respective ERISA Affiliates may incur liability for ordinary course contributions to (and make payments in satisfaction of such liabilities) plans listed on Schedule 5.10(b), which are Multiemployer Plans.

(c)No ERISA Event has occurred.

Section 5.11.  Subsidiaries

.  As of the Effective Date (after giving effect to the Transactions), no Loan Party has any direct or indirect Restricted Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Restricted Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable and all Equity Interests owned by a Loan Party (or a Restricted Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents or under the ABL Facility Documentation, the Tranche B-2 Term Loan Facility Documentation and the UST Tranche A Term Loan Facility Documentation (which Liens shall be subject to the ABL Intercreditor Agreement and any Junior Lien Intercreditor Agreement, as applicable) and (b) any other Lien that is permitted under Section 7.01.  As of the Effective Date, (i) Section 2(c) of the Perfection Certificate sets forth the name and jurisdiction of each Loan Party and (ii) Schedule 5 to the Perfection Certificate sets forth the direct ownership interest of the Borrower and any Loan Party thereof in each such Subsidiary, including the percentage of such ownership.

Section 5.12.  Margin Regulations; Investment Company Act

.

(a)No Loan Party or Restricted Subsidiary is engaged nor will it engage, principally, or as one of its important activities in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

(b)Neither the Borrower, nor any of the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13.  Disclosure

.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates  and information of a general economic or industry nature) to any Agent or any Lender about the Borrower and its Subsidiaries in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were or will be made, not materially misleading.  With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood and agreed by the Agents and the Lenders that such projections as to future events (i) are not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower and its Restricted Subsidiaries and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

Section 5.14.  Labor Matters

.

(a)

Except as, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:  (i) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing; (ii) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (iii) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance and pension obligations have been paid or accrued as a liability on the books of the relevant party.  Except as disclosed on Schedule 5.14, as of the Effective Date no Loan Party is a party to or bound by any collective bargaining agreement or, with respect to any Foreign Subsidiary, any similar agreement.  To the knowledge of any Loan Party, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

(b)

(i) The IBT Agreement is in full force and effect and (ii) other than as contemplated by the IBT Transactions, the IBT Agreement has not been amended, waived or otherwise modified in any respect materially adverse to the Borrower and its Subsidiaries (taken as a whole). For purposes of this Section 5.14(b), it is understood that the resolution in the ordinary course of business of an employee grievance seeking to enforce the IBT Agreement terms will not be deemed to constitute an amendment, waiver or other modification to the IBT Agreement.

Section 5.15.  Insurance

.  Each of the Borrower and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or each such Subsidiary, as applicable, operates.

Section 5.16.  Solvency

.  As of each Funding Date and each date of disbursement of proceeds from the UST Tranche B Controlled Account, immediately after giving effect to the consummation of the Transactions to occur on such Funding Date, including the making of the Loans under this Agreement, and immediately after giving effect to the application of the proceeds of such Loans on the disbursement date, as applicable, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis (on a going concern basis), exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  For purposes of this Section 5.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

Section 5.17.  No Other Borrowed Money Indebtedness

.  Immediately after giving effect to the consummation of the Transactions to occur on each Funding Date the Borrower and its Subsidiaries shall have outstanding no Indebtedness for borrowed money other than (a) Indebtedness outstanding under this Agreement, (b) the ABL Facility Indebtedness, (c) the Tranche B-2 Term Loan Facility Indebtedness, (d) the UST Tranche A Term Loan Facility Indebtedness, (e) Indebtedness set forth on Schedule 7.03(b) and (f) Indebtedness permitted pursuant to Section 7.03.

Section 5.18.  Collateral Documents

.

(a)Valid Liens.  The Collateral Documents are, or on execution and delivery thereof by the parties thereto will be, effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity and (i) when financing statements and other filings in appropriate form are filed in the offices specified in Section 2 of the Perfection Certificate (and payments of all fees) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), and (iii) upon the notating of the Lien of the Collateral Agent on all certificates of title in respect of any Collateral, the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case prior and superior in right to any other Person, other than Liens permitted by Section 7.01 (other than Liens securing Permitted Junior Priority Additional Debt or any Permitted Refinancing thereof and Liens securing ABL Facility Indebtedness, UST Tranche A Term Loan Facility Indebtedness and Tranche B-2 Term Loan Facility Indebtedness or, in each case, a Permitted Refinancing thereof, that are intended to be junior to the Liens of the Collateral Documents).

(b)PTO Filing; Copyright Office Filing.  When the Security Agreement or a short form thereof is properly filed (and payments of all fees) in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case prior and superior in right to any other Person, other than Liens permitted by Section 7.01 (other than Liens securing Permitted Junior Priority Additional Debt or any Permitted Refinancing thereof and Liens securing ABL Facility Indebtedness or Permitted Refinancing thereof, that are intended to be junior to the Liens of the Collateral Documents) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Effective Date).

(c)Mortgages.  Upon recording thereof in the appropriate recording office (and payments of all applicable fees), each Mortgage (or, if applicable, each Existing Mortgage as amended by a Mortgage Amendment) is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity) perfected Liens on, and a security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when such Mortgage (or, if applicable, Mortgage Amendment) is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13, such Mortgage (or Existing Mortgage, as amended by a Mortgage Amendment) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Party to such Mortgage (or Existing Mortgage, as amended by a Mortgage Amendment) in the Mortgaged Property described therein and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by Section 7.01.

(d)Rolling Stock.  Upon the recording thereof on the applicable certificate of title (and filing of financing statements and payment of applicable fees, which shall be for the account of the Borrower), the notation of the Administrative Agent’s lien on any rolling stock or other goods subject to a certificate of title is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity) perfected Liens on, and a security interest in, all of the Loan Parties’ right, title and interest in and to such Collateral and the proceeds thereof, subject only to Liens permitted hereunder, in each case prior and superior in right to any other Person, other than Liens permitted by Section 7.01.

Notwithstanding anything herein (including this Section 5.18 or Section 5.04) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) [reserved], (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Initial Funding Date and until required pursuant to Section 6.13, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Initial Funding Date pursuant to Section 4.02(d) or Section 4.02(o).

Section 5.19.  Compliance with Anti-Terrorism and Corruption Laws

.

(a)To the extent applicable, the Borrower and the Restricted Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(b)None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrower or any Restricted Subsidiary, (i) is a Blocked Person or (ii) is currently subject to any U.S. sanctions administered by OFAC that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and none of the Borrower or any Restricted Subsidiary will use the proceeds of the Loans for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

No part of the proceeds of the Loans will be used by the Borrower or any of the Restricted Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.20.  Real Property Permits

.  Borrower has all Permits, all of which are in full force and effect as of the date hereof required by the applicable Governmental Authorities in connection with the ownership and operation of any Material Real Property, except to the extent that the failure to have any such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.21.  Treasury Equity

. The Treasury Equity to be issued pursuant to the Treasury Equity Issuance shall (i) have been approved for listing on the NASDAQ Stock Market LLC, subject to notice of issuance and (ii) other than restrictions on transfer pursuant to applicable securities laws and the terms of the Voting Trust, be freely transferable, duly authorized, validly issued, fully paid and non-assessable, be free of any Liens, and will not be issued in violation of any options, warrants, convertible or exchangeable securities or other rights, however denominated, to subscribe for, purchase or otherwise acquire any security of any class, with or without payment of additional consideration in cash or property. The Treasury Equity Issuance (x) has been duly authorized by all necessary corporate or other organizational action of Borrower and (y) does not (i) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (a) any Indebtedness of such Person in excess of the Threshold Amount or (b) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (ii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (y)(i)(a), to the extent that such violation, conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.22.  No Transaction Benefits

.

(a)Neither the execution or delivery of the Loan Documents (or any other instrument or document furnished pursuant the Loan Documents) nor the consummation of the Transactions will, alone or together with any other event, cause or result in any Transaction Benefit.

(b)To the extent necessary, the Borrower and each Restricted Subsidiary have taken all actions required to ensure that the execution and delivery of the Loan Documents (and any other instrument or document furnished pursuant the Loan Documents) and the consummation of the Transactions shall not, alone or together with any other event, cause or result in any Transaction Benefit or provide a basis for any current or former employee, director or other service provider of the Borrower or any Restricted Subsidiary to allege entitlement to any Transaction Benefit, including, without limitation, by securing any appropriate written waivers or consents from any such current or former employees, directors or other service providers of the Borrower or any Restricted Subsidiary.

Section 5.23.  Statutory Conflicts

.  The Borrower is not a covered entity, as such term is defined in Section 4019 of the CARES Act.

ARTICLE 6

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification or reimbursement obligations) hereunder which is accrued or payable shall remain unpaid or unsatisfied, then from and after the Effective Date, the Borrower shall and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.15) cause each of the Restricted Subsidiaries to:

Section 6.01.  Financial Statements, Reports, Etc

.  In the case of the Borrower, deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2019), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP, any other independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Administrative Agent and the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed), which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards,

(ii) shall not be subject to qualifications or exceptions as to the scope of such audit, (iii) shall be without a “going concern” disclosure or like qualification or exception (other than with respect to, or disclosure or an exception or qualification solely resulting from, (x) the impending maturity of any Indebtedness, (y) any prospective or actual default under any financial covenant or (z) the impact of COVID 19 on the business of the Borrower and its Subsidiaries) and (iv) shall be accompanied with customary management discussion and analysis;

(b)within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2019), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by each Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and accompanied by customary management discussion and analysis; and

(c)within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2019) of the Borrower, a reasonably detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flows and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of each Responsible Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood by the Agents and the Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower and its Restricted Subsidiaries, (B) no assurance is given by the Borrower and its Restricted Subsidiaries that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 or Section 6.02(b) may be satisfied with respect to information of the Borrower and the Subsidiaries by furnishing within the time period specified in the applicable paragraph (A) the applicable financial statements of the Borrower or (B) the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of KPMG LLP, any other independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed), which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards, (ii) shall not be subject to qualifications or exceptions as to the scope of such audit and (iii) shall be without a “going concern” disclosure or like qualification or exception (other than with respect to, or disclosure or an exception or qualification solely resulting from, (A) the impending maturity of any Indebtedness, (B) any prospective or actual default under any financial covenant or (C) the impact of COVID 19 on the business of the Borrower and its Subsidiaries).

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) and (d) or Section 6.02(b) or (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet and provides notice thereof to the Administrative Agent; (ii) such documents are posted on Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that:  (i) promptly following written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a).

Section 6.02.  Certificates; Other Information

.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (or the date on which such delivery is required), commencing with the first full fiscal quarter completed after the Effective Date, a duly completed Compliance Certificate signed by each Responsible Officer of the Borrower; it being understood that , if applicable for such period of delivery, such Compliance Certificate shall include (i) information about Net Proceeds received in the period for individual amounts greater than $5,000,000 and set forth statements of the Borrower’s intention regarding the use of any portion of such Net Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition permitted hereunder of all or substantially all the assets of, or all the Equity Interests (other than directors qualifying shares) in a Person, division or line of business previously acquired) and (ii) calculations setting forth in reasonable detail the amount of any Cumulative Credit available at the beginning of the applicable period and at the end of such period and the amount and application of any Cumulative Credit during such period (it being understood that the Borrower has the right to reallocate usage of the Cumulative Credit in accordance with Section 1.02(i) from time to time);

(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)(i) promptly after the furnishing thereof, copies of any material notices of default received by any Loan Party or Restricted Subsidiary (other than in the ordinary course of business) or furnished to any holder of Indebtedness or debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the ABL Facility Documentation, the Tranche B-2 Term Loan Facility Documentation, the UST Tranche A Term Loan Facility Documentation, any Junior Financing Documentation, any Permitted Additional Debt or any Permitted Refinancing of any thereof, in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02 and (ii) promptly after the execution thereof, copies of any amendments, modifications or waivers to the ABL Facility Documentation and the Tranche B-2 Term Loan Facility Documentation;

(d)together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections of the Perfection Certificate describing the legal name and the jurisdiction of organization or formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Effective Date or the date of the last such report, (ii) a description of each (x) event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.13(a) and (y) Disposition of owned Real Property on which sits a trucking terminal and adjacent/vacant land located nearby and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Loan Party or a non-Loan Party as of the date of delivery of such Compliance Certificate;

(e)promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, including the business performance and tax and collateral due diligence of the Borrower and its Restricted Subsidiaries, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(f)promptly after the written request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g)promptly after the receipt thereof by the Borrower or any of the Restricted Subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(h)promptly following any request therefor by the Administrative Agent or any Lender, copies of (i) any material documents described in Section 101(k) of ERISA that any Loan Party may request with respect to any Multiemployer Plan and (ii) any material notices described in Section 101(l) of ERISA that any Loan Party may request with respect to any Plan or Multiemployer Plan, provided that if any Loan Party has not requested such material documents or material notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, such Loan Party shall make a request for such material documents or material notices from the such administrator or sponsor at the earliest date on which such Loan Party determines that it is commercially reasonable to so request in order to avoid the occurrence of an event that could reasonably be expected to result in a material liability, and shall provide copies of such material documents and material notices promptly after receipt thereof;

(i)commencing as of the Effective Date and promptly after the written request by the Administrative Agent or any Lender, (i) such reasonably available information with respect to purchases of Rolling Stock exceeding $5,000,000 after the Effective Date as the Administrative Agent or such Lender shall request, (ii) all invoices, receipts, agreements or other information detailing or otherwise relating to any Disposition by any Loan Party of Rolling Stock of such Loan Party, which Disposition or series of Dispositions, in each case, results in at least $250,000 of aggregate Net Proceeds during any 12-month period,

(j)during the Specified Period, prior to 5:00 p.m. New York time on the third Business Day of every second week after the Effective Date (i.e., the first delivery date hereunder will be Wednesday July 15, 2020), deliver to the Lenders a liquidity report (each, a “Liquidity Report”) setting forth the aggregate amount of Liquidity of the Loan Parties as of the end of the immediately preceding week (ending on the Sunday immediately preceding the applicable third Business Day reporting deadline; i.e. with respect to the reporting deadline occurring on Wednesday July 15, 2020, the week ending Sunday July 12, 2020) and a comparison of the amount set forth on the prior delivered Liquidity Report;

(k)within fifteen (15) calendar days following the end of each fiscal quarter, a (x) report reconciling (each, a “Reconciliation Report”) the disbursements from the UST Tranche B Controlled Account during such fiscal quarter and the amount expended (in respect of the UST Tranche B Term Loans and otherwise) in connection with the acquisition of Rolling Stock during such fiscal quarter and (y) schedule setting forth a list of the Rolling Stock acquired during such fiscal quarter and the Vehicle Identification Numbers and acquisition cost (including source of funds) for each such Rolling Stock acquired;

(l)on or prior to the date that is thirty (30) calendar days prior to the first day of each fiscal quarter (or, in the case of the Initial Funding Date if the Initial Funding Date occurs during the fiscal quarter ending September 30, 2020, ten (10) Business Days before the Initial Funding Date), a capital expenditure plan setting forth in reasonable detail the amount of Rolling Stock (which for the avoidance of doubt, shall be limited to Rolling Stock constituting tractors and trailers) intended to be acquired by the Borrower and its Restricted Subsidiaries during such fiscal quarter and the amount of disbursements from the UST Tranche B Controlled Account intended to be requested during such fiscal quarter (each such capital expenditure plan, if in form and substance acceptable to the Required Lenders, an “Approved CapEx Plan”);

(m)together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), the Borrower shall promptly deliver to the Administrative Agent or such Lender a list of its Rolling Stock specifying whether such Rolling Stock is (A) Non-UST Tranche B Term Priority Collateral, (B) UST Tranche B Joint Collateral or (C) UST Tranche B Priority Collateral and shall provide such information as the Administrative Agent or any Lender may request to verify such designation of Rolling Stock;

(n)promptly after the furnishing thereof (and in no event later than three Business Days after the delivery thereof), a copy of each borrowing base certificate delivered under the ABL Credit Agreement; and

(o)promptly after the furnishing thereof (and in no event later than three Business Days after the delivery thereof), a copy of each Cash Flow Forecast and Variance Report (each as defined in the Tranche B-2 Term Loan Credit Agreement) delivered under the Tranche B-2 Term Loan Credit Agreement.

Notwithstanding anything to the contrary, neither the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law or any binding agreement, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.03.  Notices

.  Promptly after the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent (which shall provide notice to the Lenders):

(a)of the occurrence of any Default;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)of the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against the Borrower or any of its Restricted Subsidiaries that has a reasonable likelihood of adverse determination and such determination could reasonably be expected to result in a Material Adverse Effect; and

(d)of the occurrence of any ERISA Event following the Effective Date that, alone or together with any other ERISA Events that have occurred following the Effective Date, could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of each Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), or (d) (as applicable) and (y) setting forth details of the occurrence referred to in

Section 6.03(a), (b), (c), or (d), as applicable, and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04.  Payment of Taxes

.  Promptly pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such Taxes or, where the failure to pay, discharge or otherwise satisfy the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05.  Preservation of Existence, Etc

.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 and (b) obtain, maintain, renew, extend and keep in full force and effect all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to the Borrower) or (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06.  Maintenance of Properties

.  Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in satisfactory working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07.  Maintenance of Insurance

.

Generally.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business consistent in all material respects with the insurance maintained by Borrower and/or such Restricted Subsidiaries (as applicable) as of the Effective Date, which insurance shall insure against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, and which insurance shall be of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons in such similar or same locations.

(a)Requirements of Insurance.  (A) Use commercially reasonable efforts to cause, not later than 30 days after the Effective Date (or such longer period as the Required Lenders may agree in writing in their reasonable discretion), all insurance required pursuant to Section 6.07(a) and (d) (x) to provide (and to continue to provide at all times thereafter) that it shall not be canceled, materially modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the

Collateral Agent or (ii) for any other reason upon not less than 20 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent and (y) subject to the terms, conditions and provisions of the ABL Intercreditor Agreement and any Junior Lien Intercreditor Agreement, to name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable (and to continue to so name the Collateral Agent at all times thereafter), (B) use commercially reasonable efforts to deliver, not later than 30 days after the Effective Date (or such longer period as the Required Lenders may agree in writing in their reasonable discretion), a copy of the policy (and to the extent any such policy is cancelled or not renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto, and (C) in the case of all property insurance policies located in the United States, not later than 30 days after the Effective Date (or such longer period as the Required Lenders may agree in writing in their reasonable discretion) cause such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Required Lenders, which endorsement shall provide that, from and after such date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent during the continuance of such Event of Default.

(b)Flood Insurance.  Following the Effective Date, the Borrower shall deliver to the Collateral Agent and the Required Lenders annual renewals of the flood insurance policy under the property policy or annual renewals of a force-placed flood insurance policy.

(c)Environmental Insurance.  Maintain with financially sound and reputable insurance companies, a premises pollution  liability portfolio insurance and storage tank third-party liability, corrective and clean-up insurance policy with respect to its properties and business for an initial three year policy period commencing on the date hereof and with limits not less than, and with terms and conditions comparable to, the limits, terms and conditions in such policies that are in effect as of the date hereof, and subject to annual renewals after such initial three year policy period, which insurance shall be reasonably satisfactory to the Required Lenders.  The Borrower shall purchase such insurance required under this Section 6.07(d) within 30 days following the Effective Date and provide evidence thereof to the Administrative Agent.

(d)Notify the Administrative Agent (for distribution to the Lenders) and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of material loss with that required to be maintained under this Section 6.07 is taken out by the Borrower or another Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto once available.

Section 6.08.  Compliance with Laws

.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09.  Books and Records

.  Maintain proper books of record and account, in which entries are made that are full, true and correct in all material respects and are in conformity with GAAP (except as noted therein) and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be.

Section 6.10.  Inspection Rights

.  Permit representatives and independent contractors of the Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and subject to bona fide confidentiality obligations, limitations imposed by law and attorney-client privilege and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Required Lenders shall not exercise such rights more often than one time during any calendar year; provided further that when an Event of Default exists, any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.11.  Additional Collateral; Additional Guarantors

.  Subject to the terms, conditions and provisions of each Intercreditor Agreement, at the Borrower’s expense, the Borrower shall take all reasonable actions which are necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)Upon (x) the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower or (y) any Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary:

(i)within 60 days after such formation, acquisition, designation or other event, or such longer period as the Required Lenders may agree in writing in their reasonable discretion (not to be unreasonably withheld, delayed, conditioned or denied):

(A)

causing each such Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Intercompany Note and other security agreements (including Mortgages) and documents (including, (I) with respect to any Foreign Subsidiary, local law security agreements and documents in each case consistent with market practice, and (II) with respect to such Mortgages, the documents described in the definition of Collateral and Guarantee Requirement, as reasonably requested by the Required Lenders and in form and substance reasonably satisfactory to the Required Lenders and the Borrower (consistent with the Mortgages (or Existing Mortgage, as amended), Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Effective Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)

causing each such Subsidiary (and the parent of each such Subsidiary that is a Loan Party) to deliver to the Collateral Agent any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C)

taking and causing each such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and the delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Required Lenders to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)if reasonably requested by the Required Lenders, Administrative Agent or the Collateral Agent, within 45 days after such request (or such longer period as the Required Lenders may agree in writing in their reasonable discretion), delivering to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties as to such matters set forth in this Section 6.11(a) as the Administrative Agent and the Required Lenders may reasonably request; and

(iii)promptly after the reasonable request therefor by the Administrative Agent or Collateral Agent, delivering to the Collateral Agent with respect to each Material Real Property, any existing surveys, title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Collateral Agent any existing environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, and where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained.

(b)if reasonably requested by the Required Lenders, Administrative Agent or the Collateral Agent, within 60 days after such request (or such longer period as the Required Lenders may agree in writing in their reasonable discretion), delivering to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to the validity, perfection, existence and priority of security interests with respect to property of any Guarantor acquired after the Effective Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (c) below.

(c)not later than 120 days after (i) the acquisition by any Loan Party of Material Real Property or (ii) the release of any first lien security interest on any Real Property securing the obligations under the Contribution Deferral Agreement, in each case, that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement (or such longer period as the Required Lenders may agree in writing in their reasonable discretion), which Material Real Property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, causing such property to be subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and taking, or causing the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Required Lenders, Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

Section 6.12.  Compliance with Environmental Laws

.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent the Loan Parties or the Restricted Subsidiaries are required to do so by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13.  Further Assurances and Post-Closing Conditions

.

(a)Within the time periods after the Effective Date set forth in Schedule 6.13(a), deliver each Collateral Document set forth on Schedule 6.13(a), duly executed by each Loan Party party thereto, together with all documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder, to the extent required pursuant to the Collateral and Guarantee Requirement.

(b)Promptly upon reasonable request by the Required Lenders, Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral (including, without limitation, any defect or error related to certificates of title for vehicles and other rolling stock) as to which the Borrower reasonably agrees is a defect or error, and (ii) subject to the terms of the Collateral Documents, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied.  If the Required Lenders, Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of any Material Real Property of any Loan Party subject to a Mortgage (or Existing Mortgage, as amended by a Mortgage Amendment), the Borrower shall cooperate with the Required Lenders, Administrative Agent and/or Collateral Agent, as applicable, in obtaining such appraisals and shall pay all reasonable out-of-pocket costs and expenses relating thereto.

Section 6.14.  [Reserved]

.

Section 6.15.  Maintenance of Ratings

.  In the case of the Borrower, use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.

Section 6.16.  Use of Proceeds

.  The Borrower shall use the proceeds of the Term Loans borrowed on each Funding Date solely to fund the UST Tranche B Controlled Account on such Funding Date, the disbursements from which shall be used solely to finance the purchase of Rolling Stock constituting tractors and trailers substantially consistent with the most recent Approved Capex Plan.

Section 6.17.  Compliance with Regulations

.  The Borrower shall comply with the provisions of 31 U.S.C. 1352, as amended, and with the regulations at 31 CFR Part 21.

Section 6.18.  Equity Issuance

.  (a) Prior to any disbursement of amounts in the UST Tranche B Controlled Account, the Borrower shall (i) consummate the Treasury Equity Issuance, (ii) enter into a Voting Trust Agreement with the trustee thereunder and Treasury having substantially the terms set forth in Annex A attached hereto and (iii) enter into a Registration Rights Agreement with the Treasury with respect to the Treasury Equity having substantially the terms set forth in Annex B attached hereto.

(b) The Borrower shall cooperate with, and perform all acts necessary in connection with, any transfer of Treasury Equity made in accordance with the Voting Trust, including the issuance of instructions to the transfer agent for the shares of Common Stock.

Section 6.19.  Treasury Access

.  Provide Treasury, the Treasury Inspector General, and such other entities as authorized by Treasury timely and unrestricted access to all documents, papers, or other records, including electronic records, of the Borrower related to the Loans, to enable Treasury and the Treasury Inspector General to make audits, examinations, and otherwise evaluate the Borrower’s compliance with the terms of this Agreement. This right also includes timely and reasonable access to the Lender’s and its Affiliates’ personnel for the purpose of interview and discussion related to such documents.

Section 6.20.  Reconciliation Top-Up

.  Following the delivery of each Reconciliation Report, if the disbursements from the UST Tranche B Controlled Account during the fiscal quarter in respect of such Reconciliation Report is greater than the amount of the UST Tranche B Term Loans utilized to purchase Rolling Stock during such fiscal quarter, the Borrower shall, within five (5) Business Days following the delivery of such Reconciliation Report, deposit cash in the UST Tranche B Controlled Account in an amount equal to such excess.

ARTICLE 7
Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification or reimbursement obligations) hereunder which is accrued or payable shall remain unpaid or unsatisfied, then from and after the Effective Date:

Section 7.01.  Liens

.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens created pursuant to any Loan Document;

(b)Liens existing or contemplated on the Effective Date and listed on Schedule 7.01(b); provided that, (i) the Lien does not extend to any additional property other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, or asset of the Borrower or any Restricted Subsidiary and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender), and (ii) such Lien does not secure any obligation (including unused commitments) other than those it secured on the Effective Date or, to the extent constituting Indebtedness, any Permitted Refinancing of the Indebtedness secured thereby on the Effective Date and any extensions, renewals, restructurings, refinancings and replacements thereof;

(c)Liens for unpaid utilities, taxes, assessments or governmental charges that are (i) not overdue for a period of more than thirty (30) days and are not otherwise delinquent, securing obligations in an amount not to exceed $500,000, or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) otherwise not required to be paid pursuant to Section 6.04;

(d)Statutory, lease or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, in each case arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, that either secure obligations in an amount not to exceed $1,000,000 or are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)(i) Liens in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) Liens in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries; provided that this Section 7.01(e) shall not permit liens securing letters of credit;

(f)Liens to secure the performance of bids, trade contracts, governmental contracts and leases (in the case of each of the foregoing, other than for Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business; provided that this Section 7.01(f) shall not permit liens securing letters of credit;

(g)(i) easements, rights-of-way, restrictions (including zoning restrictions and other land use regulations), encroachments, protrusions, reservations and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (ii) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located; provided in the case of this clause (ii) that such ground leases do not confer rights on the counter-party(ies) thereto superior to those of the Collateral Agent in the relevant property;

(h)Liens securing judgments not constituting an Event of Default under Section 8.01(h);

(i)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(j)Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(k)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) arising in the ordinary course of business in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to the general terms and conditions of such banking institutions;

(l)Liens (i) on cash earnest money deposits or other cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(e), (h), (l), (p), (r) or (v), in each case to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03 and (ii) in favor of the Borrower or any Guarantor;

(n)any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business; provided, that no such lease or sublease shall constitute a Capitalized Lease;

(o)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02(a);

(p)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q)Liens (including any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor under Capitalized Leases) securing Indebtedness constituting Capital Leases and purchase money security interests permitted under Section 7.03(e) or Section 7.03(ff); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement, as applicable, of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits, and (iii) such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(r)Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary that is not a Loan Party permitted under Section 7.03;

(s)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03;

(t)Liens arising from precautionary Uniform Commercial Code financing statements or similar filings;

(u)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;

(v)Liens on the Collateral (other than the UST Tranche B Only Collateral) securing Indebtedness permitted under Section 7.03(o) or other obligations otherwise secured pursuant to or in connection with the documents governing such Indebtedness; provided that (A) in the case of Indebtedness permitted pursuant to Section 7.03(o)(x) and all other obligations otherwise secured pursuant to or in connection with the documents governing such Indebtedness, the representative in respect thereof shall have entered into the ABL Intercreditor Agreement as the ABL Agent, on behalf of the holders of such Indebtedness, and such Indebtedness and other obligations shall at all times be subject to the ABL Intercreditor Agreement as “ABL Obligations”; (B) in the case of Indebtedness and all other obligations permitted pursuant to Section 7.03(o)(y) or other obligations otherwise secured pursuant to or in connection with the documents governing such Indebtedness, the representative in respect thereof shall have entered into the ABL Intercreditor Agreement as the Tranche B-2 Term Agent, on behalf of the holders of such Indebtedness, and such Indebtedness and other obligations shall at all times be subject to the ABL Intercreditor Agreement as “Tranche B-2 Obligations”; and (C) in the case of Indebtedness or other obligations permitted pursuant to Section 7.03(o)(z) and all other obligations otherwise secured pursuant to or in connection with the documents governing such Indebtedness, the representative in respect thereof shall have entered into the ABL Intercreditor Agreement as the UST Tranche A Term Agent, on behalf of the holders of such Indebtedness, and such Indebtedness and other obligations shall at all times be subject to the ABL Intercreditor Agreement as “UST Tranche A Obligations”;

(w)Liens on the Collateral securing Credit Agreement Refinancing Indebtedness that is Permitted Junior Priority Additional Debt and any Permitted Refinancing of the foregoing; provided, that any such Liens are secured on a junior lien basis to the Liens securing the Obligations pursuant to, and subject at all times to, the Junior Lien Intercreditor Agreement;

(x)Liens on the Equity Interests of any joint venture entity of the Borrower consisting of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;

(y)[reserved];

(z)[reserved];

(aa)Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(bb)Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or (ii) encumbering deposits made to secure obligations arising from contractual or warranty requirements;

(cc)Utility and similar deposits in the ordinary course of business;

(dd)[reserved];

(ee)Liens related to Sale and Leaseback Transactions in an aggregate amount of $25,000,000; provided that, during the Specified Period (and during the continuance of an Event of Default at any time after the end of the Specified Period), this clause (ee) shall be unavailable for use under this Agreement and the dollar amount specified in this clause (ee) shall be $0;

(ff)other Liens with respect to property or assets securing obligations of the Borrower or any Restricted Subsidiary in an aggregate principal amount outstanding at any time not to exceed $5,000,000; provided that such Liens do not secure Indebtedness for borrowed money and are not incurred in respect of any pension obligations of the Borrower or any of its Restricted Subsidiaries; and

(gg)Liens on Pension Real Property related to or arising on account of Indebtedness in respect of Specified Pension Fund Obligations permitted pursuant to Section 7.03(u); provided that the aggregate amount of Indebtedness in respect of Specified Pension Fund Obligations permitted to be secured by such Liens on Pension Real Property under this Section 7.01(gg) shall not at any time exceed (x) the aggregate amount of Specified Pension Fund Obligations that are secured by such Liens on Pension Real Property on the Effective Date less (y) payments of Specified Pension Fund Obligations after the Effective Date.

Section 7.02.  Investments

.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make or hold any Investments, except:

(a)Investments by the Borrower or any of the Restricted Subsidiaries in cash or Cash Equivalents;

(b)loans or advances to officers, directors and employees of any Loan Party or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, in each case, consistent with past practice (including pursuant to use of any credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services) and (ii) for any other corporate purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount of loans and advances outstanding at any time under this Section 7.02(b)(ii) and (iii) shall not exceed $2,000,000;

(c)Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party (or any newly formed wholly owned Restricted Subsidiary that is not an Excluded Subsidiary and is to become a Loan Party in accordance with Section 6.11), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iii) by any Loan Party in a Restricted Subsidiary that is not a Loan Party; provided, that the aggregate amount of Investments at any time outstanding under this clause (iii) shall not exceed (x) during the Specified Period, $5,000,000, and (y) after the Specified Period shall have ended, $15,000,000, provided that, if after the end of the Specified Period an Event or Default shall occur and be continuing, such dollar amount in this clause (y) shall be reduced to $5,000,000;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or other credits to suppliers in the ordinary course of business;

(e)Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 7.02(e) (including unused commitments) and any modification, replacement, renewal or extension thereof and (ii) existing on the Effective Date by the Borrower or any other Restricted Subsidiary in any Restricted Subsidiary and any modification, replacement, renewal or extension thereof; provided, that in the case of clause (i) and clause (ii) the amount of the original Investment is not increased except by the terms of such original Investment as set forth on Schedule 7.02(e) or as otherwise permitted by this Section 7.02 (and in such case made in reliance on the other paragraph of this Section 7.02 so permitting such modification, replacement, renewal or extension thereof);

(f)Investments in Swap Contracts permitted under Section 7.03;

(g)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(h)any acquisition by the Borrower or any Restricted Subsidiary of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares, shares issued to foreign nationals as required by applicable law or any options for Equity Interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) in, a Person or division, business unit or line of business of a Person (or any subsequent investment made in a Person, division, business unit or line of business previously acquired in a Permitted Acquisition), in each case in a single transaction or series of related transactions, if (i) no Event of Default shall have occurred and be continuing or would result therefrom at the time of entering in the agreement to consummate such acquisition; (ii) all transactions related thereto shall be consummated in all material respects in accordance with applicable Laws; (iii) as of the most recently ended fiscal quarter for which financial statements of the Borrower and the target are available, (A) the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.10 and (B) the Total Leverage Ratio, on a Pro Forma Basis, for the Test Period most recently ended shall not be greater than 3.00:1.00, in each case, after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; (v) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case, to the extent required by and in accordance with Section 6.11; (vi) the businesses acquired in such purchase or other acquisition shall be in compliance with Section 7.07; and (vii) the Borrower shall have delivered to the Administrative Agent a certificate of each Responsible Officer of the Borrower certifying that the conditions set forth in the preceding clauses (i) through (v) have been satisfied (any such acquisition, a “Permitted Acquisition”); provided that the aggregate amount of Investments made by Loan Parties pursuant to this Section 7.02(h) in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such Permitted Acquisition shall not exceed

$15,000,000 at any time outstanding; provided, further, that notwithstanding anything to the contrary, during the Specified Period, this clause (h) shall be unavailable under this Agreement and no Permitted Acquisitions may be made (and Permitted Acquisitions shall be disregarded in any reference in any other term or provision herein);

(i)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(j)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers;

(k)advances of payroll payments to employees in the ordinary course of business;

(l)Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Equity Interests) of the Borrower or the Net Proceeds received from the issuance thereof;

(m)Investments of a Restricted Subsidiary acquired after the Effective Date pursuant to a Permitted Acquisition or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with this Section 7.02 and Section 7.04 after the Effective Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 7.02(c)(iii) or Section 7.02(p);

(o)Guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case, which leases or other obligations are entered into by the Borrower or any Guarantor in the ordinary course of business;

(p)other Investments (including after the Specified Period for Permitted Acquisitions) in an aggregate amount outstanding pursuant to this clause (p) at any time not to exceed (x) together with (I) the aggregate amount of Restricted Payments made under sub-clause (x) of Section 7.06(e) and (II) the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments made pursuant to sub-clause (x) of Section 7.13(a)(vi), (A) during the Specified Period, $20,000,000, and (B) after the Specified Period shall have ended, $30,000,000 plus, (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this subclause (y); provided, that with respect to any Investment made pursuant to this Section 7.02(p), (A) no Event of Default shall have occurred and be continuing or would result from the making of any such Investment and (B) with respect to Investments made in reliance on this subclause (y) (i) other than Investments made in Restricted Subsidiaries organized under the laws of Canada or Mexico or, in each case, any political subdivision thereof, on a Pro Forma Basis after giving effect thereto the Total Leverage Ratio is equal to or less than 2.00:1.00 or (ii) with respect to Investments in Restricted Subsidiaries organized under the laws of Canada or Mexico or, in each case, any political subdivision thereof, on a Pro Forma Basis after giving effect thereto the Total Leverage Ratio is equal to or less than 4.00:1.00;

(q)(i) make lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement in the ordinary course of business or (ii) make prepayments and deposits to suppliers in the ordinary course of business;

(r)to the extent constituting Investments, capital expenditures otherwise permitted under this Agreement;

(s)Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(t)repurchase, retirement or repayment of any Indebtedness to the extent not otherwise prohibited by this Agreement, including, without limitation, acquisitions of Tranche B-2 Term Loan Facility Indebtedness in accordance with the Tranche B-2 Term Loan Credit Agreement;

(u)(a) Investments (including by consideration in the form of cash, Cash Equivalents, contributing receivables and through subordinated notes) in any Receivables Facility or any Securitization Subsidiary or other Subsidiary that in turn then transfers Securitization Assets to a Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Equity Interests in such Securitization Subsidiary and (b) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Purchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility;

(v)Investments consisting of or resulting from (i) Indebtedness permitted under Section 7.03, (ii) Liens permitted under Section 7.01, (iii) Restricted Payments permitted under Section 7.06, (iv) Dispositions permitted by Section 7.05 and (v) fundamental changes permitted by Section 7.04;

(w)Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 7.02;

(x)loans and advances to Borrower in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in accordance with Section 7.06 (other than Section 7.06(i)); and

(y)Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States.

Section 7.03.  Indebtedness

.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness of any Loan Party under the Loan Documents;

(b)(i) Indebtedness outstanding on the Effective Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Effective Date and any Permitted Refinancing thereof; provided, that (x) any intercompany Indebtedness shall be evidenced by an Intercompany Note and (y) any intercompany Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions reasonably acceptable to the Required Lenders;

(c)Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower otherwise permitted hereunder; provided that (i) no Guarantee by any Restricted Subsidiary of any ABL Facility Indebtedness, any Tranche B-2 Term Loan Facility Indebtedness, any UST Tranche A Term Loan Facility Indebtedness, any Junior Financing, any Permitted Additional Debt or any Permitted Refinancing of any of the foregoing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein (provided further that, clause (i) shall not apply in the case of a Guarantee by any Foreign Subsidiary that is not a Loan Party of any Indebtedness of another Foreign Subsidiary that is not a Loan Party), and (ii) if the Indebtedness being Guaranteed is Junior Financing that is, or is required by this Agreement to be, Subordinated Indebtedness, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the subordination of such Junior Financing;

(d)Indebtedness (other than Indebtedness permitted under Section 7.03(b)) of the Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or consisting of a Guaranty on behalf of any Loan Party or any other Restricted Subsidiary) to the extent constituting an Investment permitted by Section 7.02 (other than clause (v) thereof); provided that (x) all such Indebtedness shall be evidenced by an Intercompany Note and (y) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions reasonably acceptable to the Required Lenders;

(e)Attributable Indebtedness and other Indebtedness of the Borrower or any Restricted Subsidiary (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred prior to or within 270 days after the acquisition, lease or improvement of the applicable asset in an aggregate amount (together with any Permitted Refinancings thereof) not to exceed $25,000,000 at any time outstanding;

(f)Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities (including fuel) pricing risks incurred not for speculative purposes;

(g)Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition or other Investment permitted hereunder, provided, that (w) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or Investment, and any Permitted Refinancing thereof, (x) such Indebtedness and all Indebtedness resulting from a Permitted Refinancing thereof is unsecured (except for Liens permitted by Section 7.01(s)), and (y) both immediately prior and after giving effect thereto, (1) no Event of Default shall exist or result therefrom, and (2) immediately after giving effect to the related Permitted Acquisition or Investment and the assumption of Indebtedness, the Total Leverage Ratio, on a Pro Forma Basis, for the Test Period most recently ended shall not be greater than 3.00:1.00;

(h)Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business and other obligations and liabilities arising under employee benefit plans in the ordinary course of business;

(i)[reserved];

(j)Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition expressly permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts and holdbacks) or other similar adjustments;

(k)Indebtedness in respect of treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds, overdraft or any similar services incurred in the ordinary course of business or any similar cash management services relating or secured pursuant to the ABL Facility and any hedges related to the ABL Facility;

(l)Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, in the ordinary course of business;

(m)Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business and not in connection with the borrowing of money, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness incurred in the ordinary course of business with respect to reimbursement-type obligations regarding workers compensation claims;

(n)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money or Swap Contracts;

(o)(x) (i) ABL Facility Indebtedness and (ii) any Permitted Refinancing thereof, in each case, of the Loan Parties; provided that the aggregate principal amount outstanding at any time of all such Indebtedness under clauses (i) and (ii) of this Section 7.03(o)(x) and Section

7.03(z) shall not exceed $500,000,000, (y) (i) Tranche B-2 Term Loan Facility Indebtedness and (ii) any Permitted Refinancing thereof, in each case, of the Loan Parties; provided that the aggregate principal amount (excluding interest paid-in-kind or otherwise capitalized to principal) outstanding at any time of all such Indebtedness under clauses (i) and (ii) of this Section 7.03(o)(y) shall not exceed $615,000,000 and (z) (i) UST Tranche A Term Loan Facility Indebtedness and (ii) any Permitted Refinancing thereof, in each case, of the Loan Parties;

(p)[reserved];

(q)(i) Credit Agreement Refinancing Indebtedness (other than any Credit Agreement Refinancing Indebtedness incurred pursuant to a Refinancing Amendment) and (ii) any Permitted Refinancing thereof;

(r)[reserved];

(s)[reserved];

(t)all premiums (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above and (u) through (ff) below;

(u)(i) Indebtedness in respect of the Specified Pension Fund Obligations and Guarantees thereof, to the extent existing on the Effective Date, in an aggregate principal amount at any time outstanding not to exceed the amount outstanding as of the Effective Date (and as adjusted from time to time pursuant to any audits), plus any interest paid in kind thereon and any accrued but unpaid interest thereon, and (ii) any Permitted Refinancing (disregarding clauses (b) and (c) of the definition of such term) thereof;

(v)[reserved];

(w)[reserved];

(x)Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;

(y)[reserved];

(z)Indebtedness of (i) any Securitization Subsidiary arising under any Securitization Facility or (ii) the Borrower or any Restricted Subsidiary arising under any Receivables Facility or Qualified Securitization Financing; provided that the aggregate principal amount of Indebtedness permitted under this Section 7.03(z), together with the aggregate principal amount of Indebtedness permitted under Section 7.03(o)(x), shall not exceed $500,000,000 at any one time outstanding;

(aa)Indebtedness in respect of Sale and Leaseback Transactions in an amount not to exceed $25,000,000 at any time outstanding; provided that, during the Specified Period, this clause (aa) shall be unavailable for use under this Agreement and the dollar amount specified in this clause (aa) shall be $0;

(bb)Indebtedness in respect of Investments not prohibited by Section 7.02 (other than clause (v) thereof);

(cc)[reserved];

(dd)Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business consistent with past practice;

(ee)[reserved];

(ff)other Indebtedness of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding not to exceed $30,000,000; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors permitted under this Section 7.03(ff) at any time outstanding shall not exceed $5,000,000; and

(gg)obligations, charges or liabilities incurred in the ordinary course of business (and not representing Indebtedness for borrowed money) outstanding as of the Effective Date and in an aggregate amount not to exceed $185,000,000.

Section 7.04.  Fundamental Changes

.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (w) no Event of Default exists or would result therefrom, (x) the Borrower shall be the continuing or surviving Person, (y) such transaction does not result in the Borrower ceasing to be organized under the laws of the United States, any State thereof or the District of Columbia and (z) such transaction does not have an adverse effect in any material respect on the perfection or priority of the Liens granted under the Collateral Documents or (ii) one or more other Restricted Subsidiaries; provided, in the case of this clause (ii), that when such transaction involves a Loan Party, a Loan Party shall be the continuing or surviving Person except to the extent otherwise constituting an Investment permitted by Section 7.02;

(b)(i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and the Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that (other than a transaction constituting a permitted Investment under Section 7.02 or involving an Excluded Subsidiary) in the case of any liquidation or dissolution of a Guarantor, such Guarantor shall transfer its assets to a Loan Party, and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents);

(c)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)so long as no Event of Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia and such transaction shall not have an adverse effect in any material respect on the perfection or priority of the Liens granted under the Collateral Documents, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that the collateral granted by it to secure its obligations thereunder shall apply to secure its and the Successor Borrower’s obligations under the Loan Documents, (E) if reasonably requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that the collateral granted by it to secure its obligations thereunder shall apply to secure its and the Successor Borrower’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided further, that if the foregoing are satisfied (or waived), the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement; provided further that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent that is required by regulatory authorities or under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(e)any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person (other than the Borrower) in order to effect an Investment permitted pursuant to Section 7.02; provided that either (x) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement or (y) the transaction shall otherwise constitute a permitted Investment;

(f)any Restricted Subsidiary may effect a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

(g)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the extent that such Disposition (or series of related Dispositions) is not prohibited under Section 7.05.

Section 7.05.  Dispositions

.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make any Disposition, except:

(a)(i) Dispositions (including abandonment) of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) Dispositions (including abandonment) in the ordinary course of business of surplus property or property no longer used or useful in the conduct of the business of the Borrower or any of the Restricted Subsidiaries, (iii) Dispositions of immaterial assets (considered in the aggregate) in the ordinary course of business and (iv) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b)Dispositions of property to the extent that (i) such property or an interest therein is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, or (iii) such property is swapped in exchange for services or other assets of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as  whole, as determined in good faith by the management of the Borrower;

(c)Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party and if such property constitutes Collateral, it shall continue to constitute Collateral after such Disposition or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(d)Dispositions of cash and Cash Equivalents;

(e)leases, subleases, licenses, sublicenses (including the provision of software under an open source license) or any abandonment thereof, in each case (i) in the ordinary course of business and (ii) without interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(f)transfers of property subject to Casualty Events upon the receipt (where practical) of the Net Proceeds of such Casualty Event;

(g)Dispositions (including write-offs, discounts, and compromises in clause (b) above) or discounts without recourse of accounts receivable and related assets in connection with the compromise or collection thereof in the ordinary course of business;

(h)[reserved];

(i)[reserved];

(j)Dispositions of Investments in joint ventures or other non-wholly owned Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)the unwinding of any Swap Contract or cash management agreement;

(l)Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) any prepayment required to be made in connection with the receipt of Net Proceeds in respect of such Disposition pursuant to Section 2.13 shall be made in accordance therewith, (iii) the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of the consideration for such Disposition in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), (c), (d), (f), (i), (j), (k), (l), (o), (p), (v), (w), (z), (aa), (bb), (cc) and (ee), (iv) any portion of the consideration for such Disposition that is not in the form of cash or Cash Equivalents shall become Collateral, (v) this Section 7.05(l) shall not permit the Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole), and (vi) during the Specified Period, (A) no Dispositions shall be permitted under this Section 7.05(l) except for (1) Dispositions of Real Property specified in Schedule 7.05(l)(i) (such Real Property, “Scheduled Property”) to the extent (x) such Real Property is subject to a bone fide sale agreement with a third party purchaser entered into prior to March 23, 2020 and (y) the Disposition of such Real Property shall be made for gross consideration not less than the amount specified for such Scheduled Property identified to the Lenders as of the Effective Date (subject to customary purchase price adjustments and working capital adjustments), (2) Dispositions of property (other than Real Property), provided that the aggregate fair market value of property Disposed of pursuant to this clause (vi)(A)(2) shall not exceed $10,000,000 in the aggregate during the Specified Period, and (3) Dispositions of Pension Real Property set forth on Schedule 7.05(l)(ii) and (B) the Net Proceeds of each Disposition permitted under the foregoing clause (vi)(A) shall be applied to the prepayment of the Term Loans in accordance with Section 2.13(a)(ii) without giving effect to any thresholds or reinvestment rights;

(m) (i) any Disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, in the case of this clause (i) to the extent permitted under Section 7.03(z), or (ii) the Disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(n)[reserved];

(o)dispositions from and after the Effective Date of non-core or obsolete assets acquired in connection with any Permitted Acquisition or other permitted Investments; provided that, during the Specified Period, no Dispositions shall be permitted under this clause (o);

(p)the incurrence of Liens permitted hereunder;

(q)sales or dispositions of Equity Interests of any Subsidiary (other than the Borrower) in order to qualify members of the governing body of such Subsidiary if required by applicable law;

(r)[reserved];

(s)Restricted Payments made pursuant to Section 7.06; and

(t)Sale and Leaseback Transactions in an aggregate principal amount not to exceed $25,000,000 during the term of this Agreement; provided that, during the Specified Period, this clause (t) shall be unavailable for use under this Agreement and the dollar-amount specified in the clause (t) shall be $0.

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (c), (e), (f), (g), (i), (j), (k), (m), (n), (o), (p), (q), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be automatically sold free and clear of the Liens created by the Loan Documents, and, if requested by the Borrower, upon the certification delivered to the Administrative Agent by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take, and shall take, any actions reasonably requested by the Borrower in order to effect the foregoing (at the Borrower’s expense) and/or to expressly subordinate any Lien in favor of the Collateral Agent on such Collateral that is disposed of.

Notwithstanding anything herein to the contrary in this Agreement, (i) during the Specified Period, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make any Disposition of Real Property (other than (a) Dispositions of Scheduled Property pursuant to Section 7.05(l), (b) leases of Real Property entered into in the ordinary course of business (excluding Sale and Leaseback Transactions), (c) transfers of property subject to condemnation and Casualty Events) and (d) Dispositions of Pension Real Property set forth on Schedule 7.05(l)(ii) so long as the proceeds thereof are applied to repay CDA First Lien Obligations (or, if the CDA First Lien Obligations shall have been paid in full, to prepay the Term Loans in accordance with Section 2.13(a)(ii) without giving effect to any thresholds or reinvestment rights), (ii) notwithstanding anything to the contrary in this Agreement, during the Specified Rolling Stock Prepayment Period, all Net Proceeds from any Disposition of Rolling Stock in excess of the Specified Rolling Stock Reinvestment Threshold in any fiscal year shall be applied (x) with respect to any Rolling Stock constituting UST Tranche B Priority Collateral to prepay the Term Loans in accordance with this Agreement, (y) with respect to any Rolling Stock constituting UST Tranche B Joint Collateral 67% to prepay the Term Loans in accordance with this Agreement and 33% to prepay the Tranche B-2 Term Loan Facility in accordance with the Tranche B-2 Term Loan Credit Agreement and (z) with respect to any Rolling Stock constituting Non-UST Tranche B Term Priority Collateral to prepay the Tranche B-2 Term Loan Facility in accordance with the Tranche B-2 Term Loan Credit Agreement, in each case of clauses (x), (y) and (z) above, without giving effect to any thresholds (other than such Specified Rolling Stock Reinvestment Threshold) or reinvestment rights, (iii) pending reinvestment in accordance with this proviso, (A) proceeds from the Disposition of Rolling Stock constituting (x) Non-UST Tranche B Term Priority Collateral shall, not later than the date that is five (5) Business Days after the end of the calendar month in which such Disposition is made, be deposited and maintained in a Non-UST Tranche B Priority Account (as defined in the ABL Intercreditor Agreement), (y) UST Tranche B Priority Collateral shall, not later than the date that is five (5) Business Days after the end of the calendar month in which such Disposition is made, be deposited and maintained in a UST Tranche B Priority Account (as defined in the ABL Intercreditor Agreement) and (z) UST Tranche B Joint Collateral shall, not later than the date that is five (5) Business Days after the end of the calendar month in which such Disposition is made, be deposited and maintained in a UST Tranche B Joint Account (as defined in the ABL Intercreditor Agreement), (iv) the Borrower shall not, nor shall it permit any Restricted Subsidiary to, Dispose of Rolling Stock that does not constitute UST Tranche B Priority Collateral or UST Tranche B Joint Collateral with an aggregate fair market value in any fiscal year in excess of $5,000,000 without the prior consent of the Required Lenders and (v) any Dispositions of Rolling Stock shall be for no less than the fair market value of such property at the time of such Disposition.

Section 7.06.  Restricted Payments

.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a)each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)the Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests unless such Disqualified Equity Interests would be permitted by Section 7.03) of such Person;

(c)(i) repurchases of Equity Interests in the Borrower deemed to occur upon the exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants,  (ii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests of the Borrower or (iii) Restricted Payments made in respect of any other transaction involving fractional shares; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement;

(d)the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower held by any present or former employee, officer, director or consultant of the Borrower or any Restricted Subsidiary or equity based awards held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Borrower or any Restricted Subsidiary; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (d) shall not exceed (i) $7,500,000 in any fiscal year plus (ii) the then applicable Cumulative Credit plus (iii) the proceeds of any key man insurance policies; provided, further, that to the extent that the aggregate amount of Restricted Payments made by the Borrower and the Restricted Subsidiaries pursuant to this clause (d) in any fiscal year is less than the amount set forth above, 100% of the amount of such difference may be carried forward and used to make such Restricted Payments pursuant to this clause (d) in the next two succeeding fiscal years (provided, that any such amount carried forward shall be deemed to be used to make such Restricted Payments in any fiscal year after the amount set forth above for such fiscal year shall be deemed to be used to make such Restricted Payments for such fiscal year);

(e)the Borrower may make Restricted Payments in an aggregate amount not to exceed (x) together with (I) the aggregate amount of Investments made under sub-clause (x) of Section 7.02(p) and (II) the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments made pursuant to sub-clause (x) of Section 7.13(a)(vi), $30,000,000, plus (y) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this subclause (y); provided that (A) with respect to any Restricted Payment made pursuant to this Section 7.06(e), (1) no Event of Default has occurred and is continuing or would result therefrom and (2) on a Pro Forma Basis after giving effect thereto the Total Leverage Ratio is equal to or less than 2.00:1.00, and (B) no Restricted Payments shall be permitted under this clause (e) until the Specified Period shall have ended;

(f)distributions or payments of Securitization Fees, sales, contributions and other transfers of Securitization Assets  or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Purchase Obligations, in each case in connection with a Qualified Securitization Financing or a Receivables Facility;

(g)[reserved];

(h)the Restricted Subsidiaries may make a Restricted Payment in connection with the acquisition of additional Equity Interests in any Restricted Subsidiary from minority shareholders (in accordance with Section 7.08, if applicable);

(i)Restricted Payments made (i) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments (other than pursuant to Section 7.02(x)) and (ii) to satisfy indemnity and other similar obligations under the Permitted Acquisitions or other permitted Investments; provided that no Restricted Payments shall be permitted under this clause (i) during (x) the Specified Period and (y) during the continuance of an Event of Default at any time after the end of the Specified Period;

(j)[reserved]; and

(k)Restricted Payments in respect of transactions related to (i) fundamental changes permitted under Section 7.04 and (ii) Investments permitted under Section 7.02 (other than clause (v) thereof).

Section 7.07.  Change in Nature of Business; Organization Documents

.

(a)The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Effective Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

(b)The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, amend, restate, supplement or otherwise modify to, or waive of any of its rights under, its Organization Documents to the extent any of the foregoing could reasonably be expected to be material and adverse to the Lenders (in their capacities as such).

Section 7.08.  Transactions with Affiliates

.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than (a) transactions between or among Loan Parties or any entity that becomes a Loan Party as a result of such transaction and transactions between or among Restricted Subsidiaries that are not Loan Parties, (b) on terms (taken as a whole) substantially not less favorable to the Borrower in any material respect or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions, (d) the issuance of Equity Interests or equity based awards to any officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (e) Investments made pursuant to Section 7.02, Indebtedness incurred pursuant to Section 7.03 and Restricted Payments permitted under Section 7.06, (f) customary employment, consulting and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and similar arrangements in the ordinary course of business, (h) the payment of customary fees and reasonable out of pocket costs to, and customary indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries in the ordinary course of business, (i) any customary transaction with a Receivables Facility or a Securitization Subsidiary effected as part of a Qualified Securitization Financing, (j) transactions pursuant to registration rights agreements and similar arrangements, (k) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent and the Required Lenders a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08 and (l)  transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment (taken as a whole) is not adverse to the Lenders in any material respect.

Section 7.09.  Burdensome Agreements

.  The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any Contractual Obligation (other than (i) this Agreement or any other Loan Document, (ii) any ABL Facility Documentation, (iii) any Tranche B-2 Term Loan Facility Documentation, (iv) any UST Tranche A Term Loan Facility Documentation, (v) any documents governing Credit Agreement

Refinancing Indebtedness, or a Permitted Refinancing of (ii)-(v) or (vi) any Treasury Equity Documents or documents governing Treasury Equity) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Borrower or any Restricted Subsidiary that is a Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation in any material respect (as determined in good faith by the Borrower), (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or other non-wholly owned Subsidiaries permitted under Section 7.02 and applicable solely to such joint venture or other non-wholly owned Subsidiaries and are entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness (other than any Junior Financing) permitted under Section 7.03(e) or (g) but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (viii) comprise restrictions imposed by any agreement governing secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are customary restrictions contained in the ABL Facility Documentation, any Qualified Securitization Financing, the Tranche B-2 Term Loan Facility Documentation and the UST Tranche A Term Loan Facility Documentation, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit or (xiii) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 7.03 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower) or (b) either (I) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments required hereunder or (II) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument.

Section 7.10.  Financial Covenant

.  The Borrower shall not permit Consolidated EBITDA for any Test Period, commencing with the Test Period ending as of the end of the fiscal quarter ending December 31, 2021, to be less than the amount set forth for such Test Period, below:

Test Period Ending	Minimum EBITDA
December 31, 2021	$100,000,000
March 31, 2022	$150,000,000
June 30, 2022 and the last day of each Fiscal Quarter thereafter	$200,000,000

Section 7.11.  Minimum Liquidity

.  During the Liquidity Test Period, the Borrower shall not permit Liquidity to be less than $125,000,000 on Tuesday and Friday of each week (or if any such day is not a Business Day, then the next succeeding Business Day) during the Liquidity Test Period.

Section 7.12.  Fiscal Year

.  The Borrower shall not make any change in its fiscal year or fiscal quarters (it being understood that the Borrower’s fiscal year ends on December 31 of each year, and that each of the first three fiscal quarters of each fiscal year of the Borrower ends on the March 31, June 30 and September 30, respectively); provided, however, that the Borrower may, upon written notice to the Administrative Agent and the Required Lenders, change its fiscal year and fiscal quarters to any other fiscal year (and any other fiscal quarters) reasonably acceptable to the Administrative Agent and the Required Lenders, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

Section 7.13.  Prepayments, Etc. of Indebtedness

.

(a)The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted unless such payments violate any subordination terms of any Junior Financing Documentation) (x) any Permitted Additional Debt (or any Permitted Refinancing thereof) or (y) any Junior Financing that constitutes Subordinated Indebtedness (or any Permitted Refinancing thereof), or make any payment in violation of any subordination terms of any Junior Financing Documentation, if any, except (i) any Permitted Refinancing permitted in respect thereof (including any Permitted Refinancing set forth in Section 7.03(u) hereof), (ii) the conversion of any Permitted Additional Debt (or any Permitted Refinancing thereof) or Junior Financing that constitutes Subordinated Indebtedness (or any Permitted Refinancing thereof) to Equity Interests (other than Disqualified Equity Interests) of the Borrower, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent not prohibited by applicable subordination provisions, (iv) prepayments, redemptions, purchases, defeasances and other payments or satisfaction from the proceeds of equity issuances by the Borrower, (v) AHYDO “catch up” payments, and (vi) prepayments, redemptions, purchases, defeasances and other payments in respect of Permitted Additional Debt (or any Permitted Refinancing thereof) and Junior Financings that constitutes Subordinated Indebtedness (or any Permitted Refinancing thereof) prior to their scheduled maturity in an aggregate amount not to exceed (x) together with (I) the aggregate amount of Investments made under sub-clause (x) of Section 7.02(p) and (II) the aggregate amount of Restricted Payments made pursuant to sub-clause (x) of Section 7.06(e), $15,000,000, plus (y) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this subclause (y); provided that (A) no prepayment, redemption, purchase, defeasance or other payment shall be made pursuant to this clause (vi) if an Event of Default has occurred and is continuing or would result therefrom and (B) no prepayments, redemptions, purchases, defeasances and other payments in respect of Permitted Additional Debt shall be permitted under this clause (vi) until the Specified Period shall have ended.  For greater certainty, nothing in this Section 7.13(a) or elsewhere in this Agreement shall limit or restrict the ability of the Borrower or any Restricted Subsidiary to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (x) any ABL Facility Indebtedness or other obligations also secured pursuant to the ABL Credit Agreement, (y) any Tranche B-2 Term Loan Facility Indebtedness or other obligations also secured pursuant to the Tranche B-2 Term Loan Credit Agreement or (z) any UST Tranche A Term Loan Facility Indebtedness or other obligations also secured pursuant to the UST Tranche A Term Loan Credit Agreement.

(b)The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, amend, modify, change, terminate or release in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation or the documentation governing any Permitted Additional Debt (or any Permitted Refinancing thereof) if the effect thereof would be to cause such Junior Financing or Permitted Additional Debt to no longer constitute Junior Financing or Permitted Additional Debt, as the case may be, without the consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that none of the ABL Facility Indebtedness, the Tranche B-2 Term Loan Facility Indebtedness or the UST Tranche A Term Loan Facility Indebtedness shall be subject to this clause (b) unless expressly designated as Permitted Junior Priority Additional Debt.

Section 7.14.   Prepayments, Etc. of Single-Employer Plans.  The Borrower shall not, except to the extent required by ERISA or other applicable Law, make any early lump sum payment to satisfy any liability under any Single-Employer Plan, in each case, directly from the cash or Cash Equivalents of the Borrower or the Restricted Subsidiaries (including, for the avoidance of doubt, the proceeds of any borrowing under the ABL Facility).

ARTICLE 8
Events of Default and Remedies

Section 8.01.  Events of Default

.  Any of the following from and after the Effective Date shall constitute an event of default (an “Event of Default”):

(a)Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or (iii) within ten (10) days after the same becomes due, any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) (provided that the delivery of a notice of Default or Event of Default at any time will cure an Event of Default under Section 6.03(a) arising from the failure of the Borrower to timely deliver such notice of Default or Event of Default), 6.05(a) (solely with respect to the Borrower), 6.18 (and, in the case of Section 6.18(b), such failure continues for five (5) Business Days after receipt by the Borrower of written notice thereof from the Administrative Agent or the Required Lenders), 6.20, Article 7 or Article 12; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent or the Required Lenders; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any Compliance Certificate or other document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)Cross-Default.  Any Loan Party or any Restricted Subsidiary (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (x) any other Indebtedness (other than Indebtedness hereunder ) having an outstanding aggregate principal amount of not less than the Threshold Amount, (y) the Tranche B-2 Term Loan Facility Indebtedness or (z) the UST Tranche A Term Loan Facility Indebtedness or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by any Loan Party), after all grace periods having expired and all required notices having been given, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after all grace periods having expired and all required notices having been given, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that any such failure or the occurrence of any such other event referred to in subclause (ii) relating to Indebtedness under the ABL Credit Agreement or the Tranche B-2 Term Loan Credit Agreement, or, in each case, any Permitted Refinancing thereof shall not constitute an Event of Default under this Section 8.01(e) until the earlier of (x) thirty days after the expiration of all grace periods relating to such failure or occurrence thereunder and (y) any acceleration of the ABL Obligations (as defined in the ABL Intercreditor Agreement) outstanding under the ABL Credit Agreement or the Tranche B-2 Obligations (as defined in the ABL Intercreditor Agreement) outstanding under the Tranche B-2 Term Loan Credit Agreement, as applicable, whether automatic or otherwise; provided further that this clause (e)(ii) shall not apply to (I) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (II) Indebtedness which is convertible into Equity Interest and converts to Equity Interests in accordance with its terms or (III) any breach or default that (X) is remedied by the Borrower or the applicable Restricted Subsidiary or (Y) waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 8.01; or

(f)Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any voluntary or involuntary proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  Any Loan Party or any Restricted Subsidiary becomes generally unable or admits in writing its general inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) consecutive days after its issue or levy; or

(h)Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or indemnity as to which the insurer or third party indemnitor has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)Invalidity of Loan Documents.  Any material provision of the Loan Documents, at any time after their execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations (other than other than contingent obligations), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(j)Change of Control.  There occurs any Change of Control; or

(k)Collateral Documents.  The Collateral Documents after delivery thereof pursuant to Sections 4.02, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or shall be asserted by any Loan Party not to create, a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in Collateral purported to be covered thereby with an aggregate value equal to or greater than $25,000,000, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent to maintain possession or control of certificates representing securities, other collateral requiring possession or control, or motor vehicle certificates of title (or notation thereon) pledged under the Collateral Documents, in each case actually delivered to it and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)ERISA.  (i) An ERISA Event that occurs after the Effective Date that, alone or together with any other ERISA Events that have occurred after the Effective Date, has resulted or could reasonably be expected to result in liability of a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates in an aggregate amount at any particular time that would reasonably be expected to have a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount, that, alone or together with any other such failures to pay, has resulted or would reasonably be expected to result in a Material Adverse Effect; or (iii) as of any date, a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates (x) shall have made contributions to any Multiemployer Plan during the immediately preceding twelve month period ending on such date that exceed in value in the aggregate among all such Persons the Pension Contribution Cap for such period or (y) is projected or reasonably expected (in each case by the Borrower in good faith) to make contributions to any Multiemployer Plan in the next twelve month period that exceed in the aggregate among all such Persons the Pension Contribution Cap for such period (provided that such Pension Contribution Cap may be exceeded solely to facilitate a compromise, settlement, rearrangement or other restructuring of liabilities under such Multiemployer Plan with the consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned or denied)); provided that this clause (iii) shall not apply if on the applicable date of determination Consolidated EBITDA for the most recent Test Period ending prior to such date of determination as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) on or prior to such date of determination exceeds $400,000,000; or

(m)Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be, or shall be asserted by any Loan Party not to be, “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation in respect of any Junior Financing that is, or is required by this Agreement to be, Subordinated Indebtedness or (ii) the subordination provisions set forth in any Junior Financing Documentation in respect of any Junior Financing that is, or is required by this Agreement to be, Subordinated Indebtedness shall, in whole or in part, cease to be, or shall be asserted by any Loan Party not to be, effective or legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable (other than as a result of acts or omissions by the Administrative Agent or Collateral Agent or the satisfaction in full of all the Obligations (other than contingent obligations)); or

(n)IBT Agreement.  The IBT Agreement shall be declared invalid or illegal, shall be terminated, or shall no longer be in full force and effect.

Section 8.02.  Remedies Upon Event of Default

.  If any Event of Default occurs and is continuing the Administrative Agent, at the request of the Required Lenders shall, take any or all of the following actions:

(i)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, premium and all other amounts owing or payable or accrued hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived  (to the extent permitted by applicable law) by the Borrower and each other Loan Party; and

(iii)subject to the terms, conditions and provisions of any Intercreditor Agreement, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest, premium and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender, and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived (to the extent permitted by applicable law) by the Borrower and each other Loan Party.

Section 8.03.  Exclusion of Immaterial Subsidiaries

.  Solely for the purpose of determining whether a Default or an Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that was, as of the last day of the most recent completed fiscal quarter of the Borrower, an Immaterial Subsidiary.

Section 8.04.  Application of Funds

.  Subject to the terms, conditions and provisions of each Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.05 and amounts payable under Article 3) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, premium and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations (other than contingent obligations) have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9
The Administrative Agent and the Collateral Agent

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 9, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental or related thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents (including, for the avoidance of doubt, (x) the ABL Intercreditor Agreement, including any amendment or supplement expressly contemplated thereby and (y) upon the incurrence of any Permitted Junior Priority Additional Debt, a Junior Lien Intercreditor Agreement) and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender, if it is a Lender, as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the

Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.  The Agents shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated or obtained by the Person serving as Administrative Agent or Collateral Agent, as applicable, or any of their Affiliates in any capacity.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, except that The Bank of New York Mellon shall always have a fiduciary duty to the Department of the Treasury while serving as its Agent, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.  Neither Agent shall be required to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or under any other Loan Document or in the exercise of any of its rights or powers. Notwithstanding anything in any Loan Document to the contrary, prior to taking any action under this Agreement or any other Loan Document, each Agent shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses in connection with taking such action. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, no  action nor any omission to act, taken by either Agent at the direction of the Required Lenders (or such other number of percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) shall constitute gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof, conspicuously labeled as a “notice of default” and specifically describing such Default, is given to an Agent Responsible Officer by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Notwithstanding anything to the contrary in any Loan Document, the Agent shall not be responsible for the existence, genuineness or value of any of the Collateral; for filing any financing or continuation statements or recording any documents or instruments in any public office or otherwise perfecting or maintaining the perfection of any security interest in the Collateral; for the validity, perfection, priority or enforceability of the Liens in any of the Collateral; for the validity or sufficiency of the Collateral or any agreement or assignment contained therein; for the validity of the title of any grantor to the Collateral; for insuring the Collateral; or for the payment of taxes, charges or assessments on the Collateral.

In no event shall either Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder or under any other Loan Document arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, epidemics, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that such Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, opinion, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper Person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon.  Delivery of reports, information and documents to an Agent is for informational purposes only and an Agent’s receipt of the foregoing will not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agents shall not be liable for any errors of judgment made in good faith by an Agent Responsible Officer, unless it shall be proved that the Agent Responsible Officer was grossly negligent in ascertaining the pertinent facts. Any funds held by an Agent shall, unless otherwise agreed in writing with the Borrower, be held uninvested in a non-interest bearing account.

The calculation of any ratio, including the Total Leverage Ratio, shall not be a duty or obligation of either Agent.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents or attorneys appointed by it and will not be responsible for the misconduct or negligence of any agent appointed with due care.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties (other than Disqualified Lenders).  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties (other than Disqualified Lenders) of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the arrangement of the Facilities as well as activities as Agent.

Either Agent may resign at any time by notifying the Lenders and the Borrower in writing, and either Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and such Agent and signed by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be required during the continuance of an Event of Default under Sections 8.01(a), (f) or (g)), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders (with the consent of the Borrower (which consent shall not be required during the continuance of an Event of Default under Sections 8.01(a), (f) or (g))) and shall have accepted such appointment within 30 days after (i) the retiring Agent gives notice of its resignation or (ii) the Required Lenders delivers removal instructions, then the retiring or removed Agent may, on behalf of the Lenders (with the consent of the Borrower (which consent shall not be required during the continuance of an Event of Default under Sections 8.01(a), (f) or (g))), appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no successor Agent has been appointed pursuant to the immediately preceding sentence, such Agent’s resignation or removal shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders (with the consent of the Borrower (which consent shall not be required during the continuance of an Event of Default under Sections 8.01(a), (f) or (g))) appoint a successor Administrative Agent and/or Collateral Agent, as the case may be.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of its predecessor Agent, and its predecessor Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties (other than Disqualified Lenders) in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Each Lender acknowledges and agrees that The Bank of New York Mellon or one or more of its Affiliates may (but is not obligated to) act as collateral agent or representative for the holders of ABL Facility Indebtedness, Tranche B-2 Term Loan Facility Indebtedness, UST Tranche A Term Loan Facility Indebtedness, Permitted Junior Priority Additional Debt, any Extended Term Loan or any Permitted Refinancing thereof under the collateral agreements with respect thereto and/or under the ABL Intercreditor Agreement or any Junior Lien Intercreditor Agreement.  Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against The Bank of New York Mellon or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

In case of the pendency of any case or proceeding under any insolvency or other similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Agents under Section 2.05, Section 3.01, and Section 10.05) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Agents under Section 2.05 and Section 10.05.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any amounts owed to the Agents shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for the Administrative Agent or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the each Lenders pro rata and the stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for the Administrative Agent or any acquisition vehicle to take any further action.

ARTICLE 10
Miscellaneous

Section 10.01.  Notices; Electronic Communications

.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or fax, as follows:

(a)	if to the Borrower or any other Loan Party, to it at:

YRC Worldwide Inc.

Attention of Chief Financial Officer and General Counsel

10990 Roe Avenue

Overland Park, Kansas 66211

Fax No. 913-696-6116

Tel. No. 913-696-6529 or 913-696-6132

Email: stephanie.fisher@yrcw.com and jim.fry@yrcw.com

With copy to:

Kirkland & Ellis LLP

Attention of Michelle Kilkenney, P.C., Esq.

300 North LaSalle

Chicago, Illinois 60654

Fax No. 312-862-2200

Tel. No. 312-862-2487

Email: michelle.kilkenney@kirkland.com

(b)	if to the Administrative Agent or the Collateral Agent, to:

The Bank of New York Mellon

240 Greenwich Street 7th Floor

New York, NY 10286

Attention: Joanna Shapiro, Managing Director

Tel. No: 212-815-4949

joanna.g.shapiro@bnymellon.com with a copy to

UST.Cares.Program@bnymellon.com

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP

390 Madison Avenue

New York, New York 10017

Fax No.: 212-918 3100

Tel. No.: 212-909 0616

Attention: Robert A. Ripin

Email: Robert.ripin@hoganlovells.com

With a copy to (which shall not constitute notice):

United States Department of the Treasury

1500 Pennsylvania Ave., NW,

Washington, D.C. 20220

Attention: Eric Froman

Assistant General Counsel (Banking & Finance)

e-mail: Eric.Froman@treasury.gov

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: James A. Florack

e-mail: james.florack@davispolk.com

(c)if to a Lender, to it at its address (email address or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance or Refinancing Amendment pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.  As agreed to among the Borrower, the Administrative Agent, the Collateral Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Required Lenders, the Administrative Agent, the Collateral Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent or the Collateral Agent to the Borrower, that it will, or will cause its Restricted Subsidiaries to, provide to the Administrative Agent, the

Collateral Agent and/or the Required Lenders all information, documents and other materials that it is obligated to furnish to the Administrative Agent, the Collateral Agent and/or the Required Lenders pursuant to the Loan Documents or to the Lenders under Article 6, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Request for Credit Extension or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent, the Collateral Agent and/or the Required Lenders to an electronic mail address as directed by the Administrative Agent, the Collateral Agent and/or the Required Lenders.  In addition, the Borrower agrees, and agrees to cause its Restricted Subsidiaries, to continue to provide the Communications to the Administrative Agent, the Collateral Agent, the Required Lenders or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Restricted Subsidiaries or any of their respective securities) (each, a “Public Lender”).  The Borrower hereby agrees (w) to use commercially reasonable effort to make all Borrower Materials that are to be made available to Public Lenders clearly and conspicuously “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or any of its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) financial statements and related documentation, in each case, provided pursuant to Section 6.01(a) or 6.01(b) and (3) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, its Restricted Subsidiaries or any of their respective securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY, ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH, IN EACH CASE, AS DETERMINED BY THE FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION AND SHALL HAVE NO LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE).

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.02.  Survival of Agreement

.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf or that any

Agent or Lender may have had notice of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 3.01, 3.03, 3.04 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 10.03.  Binding Effect

.  This Agreement shall become effective when it shall have been executed and delivered by the Borrower, each other Loan Party party hereto on the Effective Date, the Collateral Agent and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 10.04.  Successors and Assigns

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(a)Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b)Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, however, that (i) if the approval of the Borrower is required for any such assignment pursuant to the definition of “Eligible Assignee”, then the Borrower must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, conditioned or delayed), and the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within three (3) Business Days after the Borrower having received written notice thereof, (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class) unless the Administrative Agent otherwise agrees; provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that (x) simultaneous assignments by two or more Related Funds shall require the payment of a single processing and recordation fee of $3,500 and (y) such processing and recordation fee may be waived or reduced in the sole discretion of the Administrative Agent and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all Lender-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including Federal and state securities laws), all documentation and other information reasonably determined by the Administrative Agent or the Collateral Agent to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and all applicable tax forms (including such documentation required under Section 3.01(d)).  Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B)  the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04 and 10.05).  Upon request and the surrender by the assigning Lender of its Term Note (if any), the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender.

(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the outstanding balances of its Term Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof or thereof, together with such powers as are reasonably incidental or related thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and the interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Upon reasonable request by a Lender, the Administrative Agent shall make available to such Lender a schedule of Disqualified Lenders, to the extent the Borrower has provided such a schedule to the Administrative Agent.  This Section 10.04(d) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e)Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment, and “know your customer” information requested by the Administrative Agent and the Collateral Agent, and any applicable tax forms (including such documentation required under Section 3.01(d)), the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than Disqualified Lenders) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 3.01, 3.03 and 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.01(d) (it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating Lender)) to the same extent as if they were Lenders (but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and only if such participant has complied with the requirements of such provisions as if it were a Lender) and (iv) the Borrower, the Administrative Agent, the Collateral

Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of (or consent under) any provision of this Agreement or any other Loan Document (provided that the agreement or instrument pursuant to which such Lender has sold a participation may provide that such Lender shall not agree to the following amendments without the consent of such participating bank or Person hereunder: amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank has an interest; extending any scheduled principal payment date or scheduled date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest; increasing or extending the Commitments in which such participating bank or Person has an interest; releasing all or substantially all of the Guarantors (other than in connection with the sale of any such Guarantor in a transaction permitted by Section 7.05) releasing all or substantially all of the Collateral or the Term Priority Collateral or reductions in the voting thresholds; or modifying the pro rata requirements of Section 2.13(b), Section 2.13(c) or Section 2.14, in each case, which directly and adversely affects such participants; provided, further, that, notwithstanding the foregoing, only the consent of the Required Lenders shall be required in respect of any amendment, modification or waiver of (i) the payment of default interest, (ii) the occurrence of a default or an Event of Default, (iii) the mandatory prepayment requirements of Section 2.13 or (iv) the payment or receipt of the fee or premium pursuant to Section 2.12(d)).  To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.15 as though it were a Lender.  Each Lender that sells a participation or exercises its option under section 10.04(i) with respect to an SPV shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and SPV (other than any SPV that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) and the principal amounts (and interest thereon) of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or SPV or any information relating to a Participant’s or a SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and proposed United States Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and each Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(g)Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that (except during the arrangement by the Required Lenders when customary confidentiality arrangements shall apply), prior to any such disclosure of Information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree  to preserve the confidentiality of such confidential information on terms no less restrictive in any material respect than those applicable to the Lenders pursuant to Section 10.16 for the benefit of (and enforceable by) the Borrower.

(h)Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and (iii) the Granting Lender shall for all purposes remain the Lender hereunder.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans, and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)The Borrower (except as expressly permitted by clause (ii) of Section 7.04(d)) shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 10.05.  Expenses; Indemnity

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(a)The Borrower agrees (i) promptly following (and in any event within thirty (30) days of) written demand (including documentation reasonably supporting such request) therefor, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders for all

reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including Attorney Costs which shall be limited to Attorney Costs of one counsel to the Agents, and one counsel to the Lenders (and one local counsel in each applicable jurisdiction for each group and, in the event of any actual or reasonably perceived conflict of interest, one additional counsel of each type to similarly situated parties)) and (ii) from and after the Effective Date, promptly following (and in any event within thirty (30) days of) written demand (including documentation reasonably supporting such request) therefor, to pay or reimburse the Administrative Agent and the Collateral Agent and each Lender promptly following written demand for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Agents and one counsel to the Lenders (and one local counsel  in each applicable jurisdiction for each group and, in the event of any actual or reasonably perceived conflict of interest, one additional counsel of each type to similarly situated parties)).  To the extent otherwise reimbursable by the foregoing sentence of this section, the foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance, survey, environmental, property condition report and zoning report charges and fees related thereto, and other reasonable and documented out of pocket expenses incurred by any Agent. The foregoing costs and expenses shall also include all mortgage recording, recording and filing fees charged by governmental authorities to record and/or file Collateral Documents.

(b)Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall, jointly and severally, indemnify and hold harmless the Administrative Agent, the Collateral Agent and their respective Affiliates, successors and permitted assigns (or the directors, officers, employees, agents, advisors and members of each of the foregoing) (each an “Agent Indemnitee” and collectively, the “Agent Indemnitees”) and each Lender and their respective Affiliates, successors and permitted assigns (or the directors, officers, employees, agents, advisors and members of each of the foregoing) (each a “Lender Indemnitee” and collectively, the “Lender Indemnitees”; together with, the Agent Indemnitees, collectively the “Indemnitees”) from and against any and all actual losses, damages, claims, liabilities and reasonable documented out-of-pocket costs and expenses (including Attorney Costs which shall be limited to Attorney Costs of one outside counsel for the Agent Indemnitees and Attorney Costs of one outside counsel for the Lender Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and, in the event of any actual or reasonably perceived conflict of interest, one additional counsel in each jurisdiction for each type of similarly situated affected Indemnitees)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Agent Indemnitee or Lender Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the Transactions or the other transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property, vehicle or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any other Environmental Liability related in any way to any Loan Parties or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Agent Indemnitee or Lender Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates or equityholders in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any such Agent Indemnitee or Lender Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, damages, claims, liabilities and expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction or (y) any dispute solely among the Indemnitees other than (1) any claim against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent or similar role and (2) any claim arising out of any act or omission of the Borrower or any of its Affiliates, as determined by the final non-appealable judgment of a court of competent jurisdiction.  No Indemnitee or any other party hereto shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damages resulted from the (A) gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction or (B) the material breach by such Indemnitee of its or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee’s obligations under the Loan Documents, as determined by the final non-appealable judgment of a court of competent jurisdiction.  In the case of a claim, investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such claim, investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or other Affiliates or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  For the avoidance of doubt, this paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Each Lender (other than Treasury) shall indemnify and hold harmless the Agent Indemnitees (to the extent not indefeasibly and timely indemnified by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), based on and to the extent of such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented or invoiced out-of-pocket fees and expenses of a primary counsel for the Agent Indemnitees, taken as a whole (and, if necessary, one local counsel in each applicable jurisdiction) and, in the event of any actual or reasonably perceived conflict of interest, one additional counsel in each jurisdiction for the conflicted Agent Indemnitees, and excluding any allocated costs of in-house legal counsel and any other third parties and consultants) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Agent Indemnitee in any way relating to or arising out of or in connection with this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent Indemnitee (solely to the extent, in each case, that the Borrower is required to so indemnify and hold harmless the Administrative Agent Indemnitees pursuant to (and subject to the limitations of) this Section 10.05). Without limiting the foregoing, each Lender (other than Treasury) shall promptly following written demand therefor, pay or reimburse the Administrative Agent based on and to the extent of such Lender’s pro rata share of all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective fees, charges and disbursements of a primary counsel and local counsel for the Agent Indemnitees, to the extent that the Agent Indemnitees are not timely reimbursed for such expenses by or on behalf of the Borrower. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans and unused Commitments at such time (or, if such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments are terminated, in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full and the Commitments are terminated). Each Lender (other than Treasury) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this paragraph (c).

(d)To the extent permitted by applicable Law, (i) no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee and (ii) no Indemnitee shall assert, and each hereby waives, any claim against any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof (whether before or after the Effective Date); provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above.

(e)The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender or the resignation or removal of any Agent.  All amounts due under this Section 10.05 shall be payable within 30 days after written demand therefor (including documentation reasonably supporting such request).

Section 10.06.  Right of Setoff

.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Agents, in respect of any unpaid fees, costs, expenses, indemnities and other amounts payable hereunder) is authorized at any time and from time to time (with the prior consent of the Administrative Agent), without prior notice to any Loan Party, any such notice being waived by each Loan Party (on its own behalf and on behalf of each of its

Subsidiaries), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll accounts, trust accounts, escrow accounts, employee benefits accounts or petty cash accounts) at any time held by, and other indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent or Collateral Agent to or for the credit or the account of the respective Loan Parties against any and all matured Obligations owing to such Lender and its Affiliates or the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

Section 10.07.  Applicable Law

.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE FEDERAL LAW OF THE UNITED STATES.  INSOFAR AS THERE MAY BE NO APPLICABLE FEDERAL LAW, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.08.  Waivers; Amendment

.

(a)No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)Except as provided in Section 2.18, with respect to any Refinancing Amendment, in Section 2.19 with respect to an Extension Offer or as otherwise provided herein or in a Loan Document, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto with the consent of the Required Lenders  (provided, that amendments to the ABL Intercreditor Agreement or any Junior Lien Intercreditor Agreement shall require the agreement of the Loan Parties (or any of them) only to the extent required pursuant to the terms thereof); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any fee or any interest on any Loan, or waive or excuse any such payment or any part thereof (other than with respect to any default interest), or decrease the amount of any fee or the rate of interest on any Loan (other than with respect to any default interest), without the prior written consent of each Lender directly and adversely affected thereby (it being understood that (x) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (y) any change to the definition of “Consolidated EBITDA” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest pursuant to this clause (i), (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (iii) amend or modify the pro rata requirements of Section 2.13(b), Section 2.13(c) or Section 2.14, the provisions of Section 10.04(j) or the provisions of this Section or release all or substantially all of the Guarantors (other than in connection with the sale of such Guarantors in a transaction permitted by Sections 7.04 or 7.05) or all or substantially all of the Collateral (other than as permitted hereby), without the prior written consent of each Lender directly and adversely affected thereby (or, in the case of Section 10.04(j), each Lender), (iv) change the provisions of any Loan Document in a manner that by its terms materially and adversely affects the rights of Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of the Required Class Lenders with respect to each materially and adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 10.04(i) without the written consent of such SPV (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the Effective Date) or (vii) modify the definition of “Required Class Lenders” without the consent of the Required Class Lenders with respect to each Class of Loans or Commitments; provided further that (w) no Lender consent is required to effect a Refinancing Amendment or an Extension (except as expressly provided in 2.18 or 2.19, as applicable) or to effect any amendment expressly contemplated by Section 7.12, (x) [reserved], (y) modifications to Section 2.14, 2.15 or any other provision requiring pro rata payments or sharing of payments in connection with (I) [reserved], (II) [reserved] or (III) any Extension, shall only require approval (to the extent any such approval is otherwise required) of the Lenders participating and (z) no Lender consent other than the consent of the Required Lenders is required to effect any amendment or supplement to the ABL Intercreditor Agreement or any Junior Lien Intercreditor Agreement (I) that the Administrative Agent is otherwise authorized to enter into with only the consent of the Required Lenders by Section 10.23, (II) that is for the purpose of adding the holders of Permitted Junior Priority Additional Debt, (or a Junior Representative with respect thereto) as parties thereto, as expressly contemplated by the Junior Lien Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (III) that is expressly contemplated by Section 5.2(c) or the second paragraph of Section 7.4 of the ABL Intercreditor Agreement (or the comparable provisions, if any, of any Junior Lien Intercreditor Agreement); provided further that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Required Lenders, Administrative Agent or the Collateral Agent, as applicable.

Notwithstanding any other language to the contrary contained herein, with respect to any amendment, waiver or modification to which the Administrative Agent’s consent is not required, the parties agree to deliver to the Administrative Agent and the Collateral Agent a copy of each such amendment, waiver or modification; provided that, (i) no party shall be liable for its failure to comply with this sentence and (ii) each of the Administrative Agent and the Collateral Agent shall not be bound by any such amendment unless and until it has received a copy thereof.

(c)Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent, the Required Lenders and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document. This Agreement, guarantees, collateral documents, security documents, intercreditor agreements,  and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Loan Documents.  The Borrower, the Required Lenders and the Administrative Agent may, without the consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower, the Required Lenders and the Administrative Agent to effect the provisions of Section 2.05, Section 2.17, Section 2.18 and Section 2.19.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

Section 10.09.  Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable Law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.10.  Entire Agreement

.  This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Required Lenders, Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11.  WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12.  Severability

.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13.  Counterparts; Electronic Signatures

.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03.  Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. For all purposes of this Agreement and any document to be signed or delivered in connection with or pursuant to this Agreement, the words "execution," "signed," "signature," "delivery," and words of like import shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, as the case may be, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be.

Section 10.14.  Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15.  Jurisdiction; Consent to Service of Process

.

(a)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the District of Columbia or the United States Court of Federal Claims, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any such Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16.  Confidentiality

.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, financing sources, legal counsel and other advisors involved in the Transaction on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations (including in connection with any reporting obligations under the CARES Act or Congressional inquiries, as determined in the sole discretion of the Secretary of the Treasury) or by any subpoena or similar legal process, or if otherwise consistent with the purposes of the CARES Act, as determined in the sole discretion of the Secretary of the Treasury (and in each such case, such Person shall promptly notify the Borrower of such disclosure), (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents  or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the prior written consent of the Borrower, (g) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16 or other confidentiality obligation owed to the Borrower or any of its Subsidiaries.  For the purposes of this Article, “Information” shall mean all information received from the Borrower and related to the Borrower, its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower not in violation of any confidentiality or obligation owed to the Borrower and the Subsidiaries.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 10.17.  Lender Action

.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent (which shall be given at the direction of the Required Lenders).

Section 10.18.  USA PATRIOT Act Notice

.  Each Lender and the Agents (for themselves and not on behalf of any Lender) hereby notifies the Borrower and, in the case of the Agents, the Lenders, that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, and, in the case of the Agents, the Lenders, which information includes the name and address of the Borrower and, in the case of the Agents, the Lenders and other information that will allow such Lender or the Agents, as applicable, to identify the Borrower and, in the case of the Agents, the Lenders, in accordance with the USA PATRIOT Act.

Section 10.19.  Collateral And Guaranty Matters

.  The Lenders irrevocably agree:

(a)that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of all Commitments hereunder and payment in full of all Obligations (other than contingent obligations not yet accrued or payable), (ii) at the time the property subject to such Lien is disposed as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.08, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 11.10, (v) any such property constitutes Excluded Property or (vi) in accordance with any Intercreditor Agreement;

(b)to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(b), 7.01(g), 7.01(q) or 7.01(s) (in the case of Section 7.01(s), to the extent required by the terms of the obligations secured by such Liens); and

(c)that any Guarantor shall be automatically released from its obligations under the Guaranty as provided in Section 11.10.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.19.  In each case as specified in this Section 10.19, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.19.

Section 10.20.  Limitation on Liability

. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS: (A) NO INDEMNITEE SHALL BE LIABLE TO ANY PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THEIR RESPECTIVE ACTIVITIES RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, THE TERM LOANS, OR OTHERWISE IN CONNECTION WITH THE FOREGOING; (B) WITHOUT LIMITING THE FOREGOING, NO INDEMNITEE SHALL BE SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING SPECIFIC PERFORMANCE OR INJUNCTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY; (C) NO INDEMNITEE SHALL HAVE

ANY LIABILITY TO THE LOAN PARTIES, FOR DAMAGES OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY UNTIL THE EFFECTIVE DATE HAS OCCURRED; AND (D) IN NO EVENT SHALL ANY INDEMNITEE’S LIABILITY TO THE LOAN PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY EXCEED ACTUAL DIRECT DAMAGES INCURRED BY THE LOAN PARTIES OF UP TO $10,000,000 IN THE AGGREGATE; provided that the foregoing shall in no event limit the Lenders’ indemnification obligations TO THE AGENT INDEMNITEES UNDER SECTION 10.05 OF THIS AGREEMENT; PROVIDED FURTHER THAT SUCH LIMITATION OF LIABILITY IN CLAUSE (D) SHALL NOT APPLY TO LIABILITY RESULTING FROM FRAUD BY THE INDEMNITEES.

Section 10.21.  Payments Set Aside

.  To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

Section 10.22.  No Advisory or Fiduciary Responsibility

.

(a)In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Subsidiaries, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower and its Subsidiaries are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship, and (iii) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)Each Loan Party acknowledges and agrees that each Lender and any of its affiliates may lend money to, invest in, and generally engage in any kind of business with, the Borrower, any of its Affiliates or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Borrower or any Affiliate of the foregoing. Each Lender and any of its Affiliates may accept fees and other consideration from the Borrower or any of its Affiliates for services in connection with this Agreement, the Facilities, the commitment letter or otherwise without having to account for the same to any other Lender, the Borrower or any Affiliate of the foregoing.

Section 10.23.  Intercreditor Agreements

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(a)The Administrative Agent and the Collateral Agent are authorized and directed to become a party to the ABL Intercreditor Agreement (and enter into the ABL Intercreditor Agreement in respect of any Permitted Refinancing of ABL Facility Indebtedness), and each of the parties hereto acknowledges that it has received a copy of the ABL Intercreditor Agreement and that the ABL Intercreditor Agreement is binding upon it.  Each Lender (a) hereby consents to the subordination of the Liens on the ABL Priority Collateral securing the Obligations on the terms set forth in the ABL Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the ABL Intercreditor Agreement and any amendments or supplements expressly contemplated thereby, and to subject the Liens on the ABL Priority Collateral securing the Obligations to the provisions of the ABL Intercreditor Agreement.  The foregoing provisions are intended as an inducement to the ABL Secured Parties to extend credit to the borrowers under the ABL Credit Agreement and such ABL Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.

(b)The Administrative Agent and the Collateral Agent are authorized and directed to enter into the Junior Lien Intercreditor Agreement, and each of the parties hereto acknowledges that such agreement shall be binding upon it.  Each Lender (a) hereby consents to the intercreditor agreements in respect of the Collateral securing the Obligations on the terms set forth in the Junior Lien Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Junior Lien Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Junior Lien Intercreditor Agreement and, without the further consent, direction or other action of any Lender, to enter into any amendments or supplements thereto, in each case solely if the form of the agreement as so amended or supplemented would constitute the Junior Lien Intercreditor Agreement, as applicable, if being entered into as an original agreement.  The foregoing provisions are intended as an inducement to the parties providing any Permitted Junior Priority Additional Debt to extend credit to the borrowers thereof and such parties are intended third-party beneficiaries of such provisions and the provisions of the Junior Lien Intercreditor Agreement.

(c)The extent of any conflict between the Loan Documents, on the one hand, and the ABL Intercreditor Agreement or other intercreditor agreement contemplated by this Section 10.23, on the other hand, such intercreditor agreement shall control.

Section 10.24.  Alternative Interest Rates

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(a)If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Required Lenders reasonably determine that for any reason, adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period of such Eurodollar Loan, the Required Lenders shall notify the Administrative Agent in writing, and thereafter the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted LIBO Rate component of the Alternate Base Rate, the utilization of the Adjusted LIBO Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (upon the written instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (determined without reference to the Adjusted LIBO Rate component thereof) in the amount specified therein; provided, that such ABR Loans will be deemed “Eurodollar Loans” for purposes of Article 2 hereof.

(b)If the Required Lenders and the Borrower shall reasonably agree that either (i) the circumstances set forth in clause (a) of this Section 10.24 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) of this Section 10.24 have not arisen but the supervisor for the administrator of the LIBO Rate (or any component thereof) or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate (or any component thereof) shall no longer be published for use in determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), then then the LIBO Rate, for any day, shall mean the rate per annum equal to the Federal Funds Rate in effect on such day plus one half of one percent (0.50%) (subject at all times to the requirement that such rate per annum shall not be less than one percent (1.00%) per annum).

(c)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(d) In connection with the implementation of a Benchmark Replacement, the Required Lenders will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)The Required Lenders will promptly notify the Administrative Agent of, and the Administrative Agent will, following receipt of such notice, promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Required Lenders or, if applicable, any Lender (or group of Lenders) pursuant to this Section 10.24(e) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.24(e). Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will promptly inform the Required Lenders if any change to be made is not administratively feasible. If the Required Lenders are so notified, such change will not be implemented and the Required Lenders shall substitute such change with a change that is administratively feasible.

(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Lenders in their reasonable discretion (and is available to the Administrative Agent) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Required Lenders may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) that is available to the Administrative Agent or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Required Lenders may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 10.25.  Investment Purpose

. Treasury acknowledges that the Treasury Equity has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. Treasury (a) is acquiring the Treasury Equity pursuant to an exemption from registration under the Securities Act solely for investment without a view to sell and with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws; (b) will not sell or otherwise dispose of any of the Treasury Equity, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws; and (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Treasury Equity and of making an informed investment decision.

ARTICLE 11
Guarantee

Section 11.01.  The Guarantee

.  Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws, whether or not such items are allowed or allowable as a claim in any applicable proceeding) on the Loans made by the Lenders to, and the Term Notes (if any) issued hereunder and held by each Lender of, the Borrower, and all other Obligations  from time to time owing to the Secured Parties by any Loan Party under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02.  Obligations Unconditional

.  The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or any other Guarantor under this Agreement, any Term Notes issued under this Agreement, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or the Term Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)any Lien or security interest granted to, or in favor of, any Secured Party or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)the release of any other Guarantor pursuant to Section 11.10.

Section 11.03.  Certain Waivers

. Etc.  The Guarantors hereby expressly waive (to the extent permitted by applicable Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Term Notes issued hereunder, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.  Each Guarantor waives (to the extent permitted by Law) any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.  As provided in Section 10.07, the provisions of this Article 11 shall be governed by, and construed in accordance with, the laws of the State of New York.  The foregoing waivers and the provisions hereinafter set forth in this Article 11 which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Article 11, to any other provision of this Agreement or to the Obligations.

Section 11.04.  Reinstatement

.  The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.05.  Subrogation; Subordination

.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent obligations) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party to any Person that is not a Loan Party permitted pursuant to Section 7.03(b) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in an manner reasonably acceptable to the Required Lenders.

Section 11.06.  Remedies

.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Term Notes issued hereunder, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.07.  Instrument for the Payment of Money

.  Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.08.  Continuing Guarantee

.  The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.09.  General Limitation on Guarantee Obligations

.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.10.  Release of Guarantors

.  If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party or (ii) any Guarantor becomes an Excluded Subsidiary (any such Guarantor, and any Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon (x) the consummation of such sale or transfer or other transaction or (y) becoming an Excluded Subsidiary pursuant to clause (e) of the definition thereof, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, the Collateral Agent shall, at the cost and direction of the Borrower, take such actions as are reasonably necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided, that no Guarantor shall be released as provided in this paragraph if such Guarantor continues to be a guarantor in respect of any Indebtedness incurred pursuant to Section 7.03(o), any Permitted Additional Debt, any Junior Financing, any Tranche B-2 Term Loan Facility Indebtedness, UST Tranche A Term Loan Facility Indebtedness or any Permitted Refinancing of any of the foregoing.  Notwithstanding anything herein to the contrary, if any Guarantor becomes an Excluded Subsidiary pursuant to clause (a) of the definition of Excluded Subsidiary, such Guarantor shall only be permitted to be released from its Guarantee so long as the fair market value of any and all Investments then held by the Loan Parties in such Person are permitted as an Investment under Section 7.02(c)(iii) and Section 7.02(p) at the time such Person becomes an Excluded Subsidiary pursuant to clause (a) of the definition of “Excluded Subsidiary”.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, this Agreement and the Guarantees made herein shall automatically terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.11.  Right of Contribution

.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.05.  The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the Secured Parties, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 11.12.  Additional Guarantor Waivers and Agreements

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(a)Each Guarantor understands and acknowledges that if the Collateral Agent or any other Secured Party forecloses judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under the Guaranty.  Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968).  By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally:  (i) waives (to the extent permitted by Law) and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though the Collateral Agent or any other Secured Party may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Administrative Agent, the Collateral Agent or any other Secured Party may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b)Each Guarantor waives (to the extent permitted by Law) all rights and defenses that such Guarantor may have because any of the Obligations is secured by real property.  This means, among other things:  (i) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor without first foreclosing on any real or personal property Collateral pledged by the other Loan Parties; and (ii) if the Collateral Agent or any other Secured Party forecloses on any real property Collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Administrative

Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor even if the Secured Parties, by foreclosing on the real property Collateral, have destroyed any right such Guarantor may have to collect from the Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses such Guarantor may have because any of the Obligations is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c)Each Guarantor waives (to the extent permitted by Law) any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

Section 11.13.  Parallel Debt

.  In this Section 11.13, (x) “Corresponding Liabilities” means the Obligations of a Loan Party, but excluding its Parallel Liability and (y) “Parallel Liability” means a Loan Party’s undertaking pursuant to this Section 11.13.  Each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).  For purposes of this Section 11.13:  (a) a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities; (b) a Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged; (c) a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Loan Party to the Collateral Agent (even though that Loan Party may owe more than one Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and (d) for purposes of this Section 11.13, the Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Lien securing a Parallel Liability on trust.

ARTICLE 12
cares act requirements

Section 12.01.  CARES Act Compliance

.  The Borrower hereby represents, warrants and covenants that the Borrower and each of its Affiliates are in compliance, and will at all times comply, with all applicable requirements under Title IV of the CARES Act, including any applicable requirements pertaining to the Borrower’s eligibility to receive the Loan.  The Borrower will provide any information requested by the Lenders or Agents to assess the compliance by the Borrower and its Affiliates with the applicable requirements under Title IV of the CARES Act or the Borrower’s eligibility to receive the Loan under the CARES Act.

Section 12.02.  Dividends and Buybacks

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(a)Until the date that is 12 months after the date on which the Loan is no longer outstanding, neither the Borrower nor any of its Affiliates (other than an Affiliate that is a natural person) shall, in any transaction, purchase an equity security of the Borrower or of any direct or indirect parent company of the Borrower or of any Subsidiary of the Borrower, in each case, that is listed on a national securities exchange, except to the extent required under a contractual obligation in effect as of the date of enactment of the CARES Act.

(b)Until the date that is 12 months after the date on which the Loan is no longer outstanding, the Borrower shall not pay dividends, or make any other capital distributions, with respect to the common stock of the Borrower.

Section 12.03.  Maintenance of Employment Levels

.  Until the date that is 12 months after the Initial Funding Date, the Borrower shall maintain its employment levels as of March 24, 2020, to the extent practicable, and in any case shall not reduce its employment levels by more than ten (10) percent from the levels on March 24, 2020.

Section 12.04.  United States Business

.   The Borrower hereby represents that it is created or organized in the United States or under the laws of the United States and has significant operations in and a majority of its employees based in the United States.

Section 12.05.  Limitations on Certain Compensation

.

(a)Beginning on the Effective Date and ending on the date that is one year after the date on which the Loan is no longer outstanding, the Borrower and its Affiliates shall not pay any of the Borrower’s Corporate Officers or Employees whose Total Compensation exceeded $425,000 in calendar year 2019 or the Subsequent Reference Period (other than an Employee whose compensation is determined through an existing collective bargaining agreement entered into before March 1, 2020):

(i)Total Compensation which exceeds, during any 12 consecutive months of the period beginning on the Effective Date, and ending on the date that is one year after the date on which the Loan is no longer outstanding, the Total Compensation the Corporate Officer or Employee received in calendar year 2019 or the Subsequent Reference Period; or

(ii)Severance Pay or Other Benefits in connection with a termination of employment with the Borrower which exceed twice the maximum Total Compensation received by such Corporate Officer or Employee in calendar year 2019 or the Subsequent Reference Period.

(b)Beginning on the Effective Date, and ending on the date that is one year after the date on which the Loan is no longer outstanding, the Borrower and its Affiliates shall not pay any of the Borrower’s Corporate Officers or Employees whose Total Compensation exceeded $3,000,000 in calendar year 2019 or the Subsequent Reference Period Total Compensation in excess of the sum of:

(i)$3,000,000; and

(ii)50 percent of the excess over $3,000,000 of the Total Compensation received by such Corporate Officer or Employee in calendar year 2019 or the Subsequent Reference Period.

(c)For purposes of determining applicable amounts under this Section 12.05 with respect to any Corporate Officer or Employee who was employed by the Borrower or any of its Affiliates for less than all of calendar year 2019, the amount of Total Compensation in calendar year 2019 shall mean such Corporate Officer’s or Employee’s Total Compensation on an annualized basis.

Section 12.06.  Additional Defined Terms

.  As used in this Article 12, the following terms have the meanings specified below:

“Benefits” means, without duplication of any amounts counted as Salary or Wages, pension expenses (including company retirement or 401(k) plan contributions and direct annuity payments) in respect of Employees, all expenses for accident, sickness, hospital, and death benefits to Employees, and the cost of insurance (or self-insured costs) to provide such benefits; any Severance Pay or Other Benefits payable to Employees pursuant to a bona fide voluntary early retirement program or voluntary furlough; and any other similar expenses paid by the Borrower for the benefit of Employees, including other fringe benefit expenses (such as those relating to travel, meals, lodging, trade memberships, dues and registrations, tools or uniforms, moving and relocation costs, education, medical and recreational programs, and company contributions for group accident, health or life insurance) but excluding any Federal, state, or local payroll taxes paid by the Borrower.

“Corporate Officer” means, with respect to the Borrower, its president; any vice president in charge of a principal business unit, division, or function (such as sales, administration or finance); any other officer who performs a policy-making function; or any other person who performs similar policy making functions for the Borrower.  Executive officers of subsidiaries or parents of the Borrower may be deemed Corporate Officers of the Borrower if they perform such policy-making functions for the Borrower.

“Employee” has the meaning given to the term in section 2 of the National Labor Relations Act (29 U.S.C. 152 and includes any individual employed by an employer subject to the Railway Labor Act (45 U.S.C. 151 et seq.), and for the avoidance of doubt includes all individuals who are employed by the Borrower who are not Corporate Officers.

“Salary” means, without duplication of any amounts counted as Benefits, a predetermined regular payment, typically paid on a weekly or less frequent basis but which may be expressed as an hourly, weekly, annual or other rate, as well as cost-of-living differentials, vacation time, paid time off, sick leave, and overtime pay, paid by the Borrower to its Employees, but excluding any Federal, state, or local payroll taxes paid by the Borrower.

“Severance Pay or Other Benefits” means any severance payment or other similar benefits, including cash payments, health care benefits, perquisites, the enhancement or acceleration of the payment or vesting of any payment or benefit or any other in-kind benefit payable (whether in lump sum or over time, including after March 24, 2022) by the Borrower to a Corporate Officer or Employee in connection with any termination of such Corporate Officer’s or Employee’s employment (including, without limitation, resignation, severance, retirement, or constructive termination), which shall be determined and calculated in respect of any Employee or Corporate Officer of the Borrower in the manner prescribed in 17 CFR 229.402(j) (without regard to its limitation to the five most highly compensated executives and using the actual date of termination of employment rather than the last business day of the Borrower’s last completed fiscal year as the trigger event).

“Subsequent Reference Period” means (i) for a Corporate Officer or Employee whose employment with the Borrower or an Affiliate started during 2019 or later, the 12-month period starting from the end of the month in which the officer or employee commenced employment, if such officer’s or employee’s total compensation exceeds $425,000 (or $3,000,000) during such period and (ii) for a Corporate Officer or Employee whose Total Compensation first exceeds $425,000 during a 12-month period ending after 2019, the 12-month period starting from the end of the month in which the Corporate Officer’s or Employee’s Total Compensation first exceeded $425,000 (or $3,000,000).

“Total Compensation” means Salary, bonuses, awards of stock and other financial benefits provided by the Borrower to a Corporate Officer or Employee of the Borrower.

“Wage” means, without duplication of any amounts counted as Benefits, a payment, typically paid on an hourly, daily, or piecework basis, including cost-of-living differentials, vacation, paid time off, sick leave, and overtime pay, paid by the Borrower to its Employees, but excluding any Federal, state, or local payroll taxes paid by the Borrower.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

YRC WORLDWIDE INC.

By: /s Darren D. Hawkins

Name: Darren D. Hawkins

Title:   Chief Executive Officer

By: /s Jamie G. Pierson

Name: Jamie G. Pierson

Title:   Chief Financial Officer

Express Lane Service, Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
New Penn Motor Express llc (f/k/a New Penn Motor Express Inc.) By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
Roadway Express International, Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
Roadway LLC By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer

Roadway Next Day Corporation By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
HNRY Logistics, Inc. By: /s/ Jason W. Bergman Name: Jason W. Bergman Title: President

USF Bestway Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
USF Dugan Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
USF Glen Moore Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
usf holland llc (f/k/a USF Holland Inc.) By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
USF RedStar LLC By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer

USF Reddaway Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President

YRC Association Solutions, Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
YRC Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President
YRC International Investments, Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President
YRC Logistics Services, Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President
YRC Mortgages, LLC By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President
YRC ENTERPRISE SERVICES, Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President
YRC Regional Transportation, Inc. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President

REIMER HOLDING B.V. By: /s M.F.A. van Schijndel Name: M.F.A. van Schijndel Title: Director A By: /s Terry Gerrond Name: Terry Gerrond Title: Director B

1105481 ONTARIO INC. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
YRC LOGISTICS INC. By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer
USF HOLLAND INTERNATIONAL SALES CORPORATION By: /s Thomas J. O’Connor Name: Thomas J. O’Connor Title: President
YRC FREIGHT CANADA COMPANY By: /s Mark Boehmer Name: Mark Boehmer Title: Vice President and Treasurer

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK

MELLON, as Administrative Agent and Collateral Agent

By:   /s/ Bret S. Derman

Name: Bret S. Derman Title: Vice President

UNITED STATES DEPARTMENT OF THE TREASURY, as Lender

By:   /s/ Brent J. McIntosh

Name: Brent J. McIntosh

Title: Under Secretary for International Affairs
United States Department of the Treasury